UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
METRIS COMPANIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐     No fee required.
☑     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.01 per share, and Series C Perpetual Convertible Preferred Stock, par value $.01 per share, of Metris Companies Inc.

(2)	Aggregate number of securities to which transaction applies:
61,965,290 shares of Metris Companies Inc. Common Stock (consisting of 58,490,051 shares of Common Stock outstanding on August 12, 2005; 1,154,082 shares of Common Stock issuable upon vesting of restricted stock unit agreements and approximately 2,321,157 shares of Common Stock issuable upon exercise of in-the-money options); and 1,444,186 shares of Metris Companies Inc. Series C Perpetual Convertible Preferred Stock outstanding on August 12, 2005.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was based upon the sum of (A) $877,350,765 (58,490,051 shares of Metris Companies Inc. Common Stock multiplied by $15.00 per share), (B) $682,561,140 (the aggregate amount to be paid to the holders of the shares of Metris Companies Inc. Series C Perpetual Convertible Preferred Stock in cash), (C) $17,311,230 (1,154,082 shares of Common Stock issuable upon vesting of restricted stock unit agreements multiplied by $15.00 per share) and (D) $15,760,424 (2,321,157 shares of Common Stock issuable upon the exercise of in-the-money options multiplied by $6.7899 per share, which is the difference between $15.00 and $8.2101, the weighted average exercise price per share of in-the-money options)).

(4)	Proposed maximum aggregate value of transaction:
$1,592,983,559

(5)	Total fee paid:
$187,494 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00011770, in accordance with Section 14(g) of the Exchange Act).

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

[Date]
Dear Stockholder:
      You are cordially invited to attend the special meeting of stockholders of Metris Companies Inc., to be held on [                    ], 2005, at [                    ], at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402. At the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of August 4, 2005, pursuant to which a subsidiary of HSBC Finance Corporation will be merged with and into Metris, with Metris surviving as a wholly owned subsidiary of HSBC Finance.
      If the merger agreement is approved and the merger is completed on or before December 9, 2005, each outstanding share of Metris common stock will be converted into the right to receive $15.00 in cash, and all of the shares of Metris Series C Perpetual Convertible Preferred Stock will be converted into the right to receive in the aggregate $682,561,140 in cash. If the merger is completed after December 9, 2005, the per share consideration to be received by Metris common stockholders in the merger will decrease based on the amount of pay-in-kind dividends that accumulate on the Series C preferred stock from December 10, 2005 to the closing date of the merger, and the aggregate consideration payable to the holders of the Series C preferred stock will increase. The cash you receive in the merger in exchange for your shares of Metris stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws.
      The Metris board of directors has determined that the merger is advisable and in the best interests of Metris and its stockholders, has approved the merger agreement and unanimously recommends that you vote “FOR” adoption of the merger agreement.
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Metris common stock and Series C preferred stock, voting together as a single class. Each share of Metris common stock is entitled to one vote on all matters to come before the special meeting. Each share of Series C preferred stock is entitled to the number of votes to which the holder thereof would be entitled if that share was converted into common stock on the record date.
      All holders of Series C preferred stock have executed a stockholder agreement to vote their Metris capital stock in favor of adoption of the merger agreement and against any other acquisition proposal and have provided HSBC Finance with an irrevocable proxy to vote their stock. These stockholders own approximately [43.5%] of the voting power of the capital stock of Metris entitled to vote at the special meeting. The accompanying Notice of Special Meeting and Proxy Statement provides you with detailed information about the special meeting and the proposed merger. Please give this material your careful attention and consideration.
      Your vote is important regardless of the number of shares of Metris stock you own. A failure to vote will count as a vote against adoption of the merger agreement. Accordingly, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend. You may also vote your shares by using a toll-free number or via the Internet. Your proxy card contains instructions for using these convenient services.
      Thank you for your cooperation.

Very truly yours,

David D. Wesselink
Chairman and Chief Executive Officer
This Proxy Statement is dated [                    ], 2005, and is
first being mailed to stockholders on or about [                    ], 2005.

METRIS COMPANIES INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ], 2005

TO THE STOCKHOLDERS OF METRIS COMPANIES INC.:
      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Metris Companies Inc., a Delaware corporation, will be held on [                    ], 2005, at [                    ] at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2005, by and among HSBC Finance Corporation, HSBC Corporation I and Metris Companies Inc. pursuant to which HSBC Corporation I will merge with and into Metris Companies Inc.

2. To transact such other business as is properly presented at the special meeting or any adjournment or postponement of the special meeting.
      Only stockholders of record at the close of business on [                    ], 2005, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting in case you cannot attend, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. You may also vote your shares by using a toll-free number or via the Internet. Your proxy card contains instructions for using these convenient services. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.
      The Metris board of directors has determined that the merger is in the best interests of Metris and its stockholders, has unanimously approved the merger agreement and recommends that Metris’ stockholders vote “FOR” adoption of the merger agreement. The adoption of the merger agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of Metris common stock and Series C preferred stock, voting together as a single class.
      Metris stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their Metris stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on adoption of the merger agreement at the special meeting, must not vote in favor of adoption of the merger agreement and must comply with the other applicable provisions of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex E to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

By Order of the Board of Directors

Richard G. Evans
Secretary
[                    ], 2005

      Please do not send in your stock certificates at this time. If the merger agreement is approved, you will be sent instructions regarding the surrender of your stock certificates.

10900 Wayzata Boulevard
Minnetonka, Minnesota 55305-1534
(952) 525-5020

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ], 2005

i

Effective Time and Timing of Closing	36
Consideration to be Received in the Merger	37
Treatment of Stock Options and Stock Units	37
Conversion of Shares; Exchange of Certificates	38
Representations and Warranties	39
Conduct of Business Pending the Merger	41
Stockholder Approval and Duty to Recommend	43
No Solicitation	44
Employee Matters	45
Fees and Expenses	46
Indemnification and Insurance	46
Conditions to Completion of the Merger	47
Termination and Effects of Termination	48
Termination Fee	49
Amendment and Waiver	49
THE STOCKHOLDER AGREEMENT	50
MARKET PRICE FOR METRIS COMMON STOCK	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
Persons Owning More than 5% of Metris Common Stock	52
Metris Common Stock Owned by Officers and Directors	56
DISSENTERS’ RIGHTS OF APPRAISAL	59
OTHER MATTERS	61
WHERE YOU CAN FIND MORE INFORMATION	62
ANNEX A: Agreement and Plan of Merger, dated as of August 4, 2005, by and among HSBC Finance Corporation, HSBC Corporation I, a wholly owned subsidiary of HSBC, and Metris Companies, Inc.
ANNEX B: Stockholder Agreement, dated as of August 4, 2005, among HSBC Finance Corporation and the Stockholders listed therein
ANNEX C: Opinion of Goldman, Sachs & Co.
ANNEX D: Opinion of UBS Securities LLC
ANNEX E: Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

1.	Why did you send me this proxy statement?
      The Metris board of directors seeks your proxy for use at a special meeting at which Metris’ stockholders will vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of August 4, 2005, pursuant to which HSBC Corporation I, a newly formed Delaware corporation and a wholly owned subsidiary of HSBC Finance Corporation, will be merged with and into Metris. Metris will be the surviving entity in the merger and will become a wholly owned subsidiary of HSBC Finance.

2.	When and where will the special meeting be held?
      The special meeting will be held on [                    ], 2005 at [                    ], at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402.

3.	What will I receive for my Metris common stock in the merger?
      If the merger agreement is approved and the merger is subsequently completed on or before December 9, 2005, each outstanding share of Metris common stock will be cancelled and converted automatically into the right to receive $15.00 in cash, and all of the shares of Metris Series C Perpetual Convertible Preferred Stock will be cancelled and converted automatically into the right to receive in the aggregate $682,561,140 in cash.
      If the merger is completed after December 9, 2005, the per share consideration to be received by the common stockholders in the merger will decrease based on the amount of pay-in-kind dividends that accumulate on the Series C preferred stock, in accordance with its terms, from December 10, 2005 to the closing date of the merger.
      For illustrative purposes only, if the closing was on March 31, 2006 (the date after which either party may terminate the merger agreement if the merger is not yet closed), the common stockholders would receive approximately $14.82 per share, and the Series C preferred stockholders would receive in the aggregate $693,455,779. Regardless of when the merger occurs, holders of the Series C preferred stock will receive an amount equal to 101% of the aggregate merger consideration that they would have received had they converted all of their Series C preferred stock into common stock immediately prior to the merger, which is the same amount Metris would pay to redeem the Series C preferred stock pursuant to the change in control provisions of the Series C preferred stock terms.

4.	What vote is required for Metris stockholders to adopt the merger agreement?
      In order for the merger agreement to be adopted, holders of a majority of the voting power of the shares of Metris common stock and Series C preferred stock outstanding at the close of business on [                    ], 2005, the record date for the special meeting, voting together as a single class, must vote “FOR” adoption of the merger agreement. Each share of common stock entitles its holder to cast one vote. Each share of Series C preferred stock entitles its holder to cast the same number of votes as that holder would have been able to cast if the share of Series C preferred stock was converted into common stock on the record date. At the close of business on the record date, [                    ] shares of Metris common stock were outstanding and entitled to vote and [                    ] shares of Series C preferred stock, representing [                    ] shares of Metris common stock on an as converted basis, were outstanding and entitled to vote.
      All of the holders of the Series C preferred stock have executed a stockholder agreement to vote their Metris capital stock in favor of adoption of the merger agreement and against any other acquisition proposal and have provided HSBC Finance with an irrevocable proxy to vote their stock. These stockholders own approximately [43.5%] of the voting power of the capital stock of Metris entitled to vote at the special meeting. A copy of the stockholder agreement is attached as Annex B to this proxy statement.

5.	What do I need to do now?
      After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible by telephone or by the Internet, as described in the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card.

6.	What happens if I do not vote?
      If you fail to vote, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. Proxies returned to Metris but not marked to indicate your voting preference will be counted as votes “FOR” adoption of the merger agreement.

7.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
      Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement.

8.	Can I change my vote after I have mailed my proxy card or voted by telephone or Internet?
      Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Metris in writing or by submitting a new proxy dated after the date of the proxy being revoked or by submitting a new proxy by telephone or by the Internet. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you submitted prior to the special meeting. If you have instructed a broker to vote your shares, you must follow the instructions received from that broker to change your vote.

9.	Do I need to attend the Metris special meeting in person?
      No. It is not necessary for you to attend the special meeting to vote your shares if Metris has previously received your proxy, although you are welcome to attend.

10.	When will holders of Metris common stock receive the merger consideration?
      Metris and HSBC Finance are working to complete the merger as soon as possible. Although we expect to complete the merger by the end of the fourth quarter of 2005, the merger is subject to receipt of stockholder and regulatory approvals and other conditions, and Metris cannot predict the exact time of the merger’s completion. Following closing of the merger, you will receive instructions on how to receive your cash payment in exchange for your shares of Metris stock.

11.	Who will own Metris after the merger?
      After the merger, Metris will be a wholly owned subsidiary of HSBC Finance. Upon completion of the merger, stockholders of Metris will no longer have any equity or ownership interest in Metris.

12.	Should I send in my Metris stock certificates now?
      No. After the merger is completed, the paying agent appointed by HSBC Finance will send you written instructions for surrendering your Metris stock certificates.

13.	Will I owe taxes as a result of the merger?
      The merger will be a taxable transaction to you for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. The receipt of cash as a result of exercising your dissenter’s rights will also be a taxable transaction. In general, for United States federal income tax purposes, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Metris common stock and/or Series C preferred stock surrendered. We recommend that you read the section titled “Material United States Federal Income Tax Considerations” in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

14.	Who can help answer my questions?
      If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

Metris Companies Inc.
Attention: Investor Relations
10900 Wayzata Boulevard
Minnetonka, Minnesota 55305-1534
Phone: (952) 525-5074

SUMMARY

      This summary does not contain all of the information that is important to you. We urge you to read the entire proxy statement carefully to fully understand the merger. We also encourage you to read the merger agreement attached as Annex A to this proxy statement, as it is the legal document that governs the merger.
Parties (see page 10)
          Metris Companies Inc.
      Metris Companies Inc. is a Delaware corporation that is referred to in this proxy statement, along with its subsidiaries, as “Metris,” “we,” “us,” and “our.” Metris’ principal executive offices are located at 10900 Wayzata Boulevard, Minnetonka, Minnesota 55305-1534. The telephone number of the principal executive offices is (952) 525-5020. Shares of Metris common stock are listed on the New York Stock Exchange under the symbol MXT. Metris, together with its subsidiaries, sells consumer lending products, primarily unsecured credit cards, and other consumer lending related products and services to middle-market customers.
          HSBC Finance Corporation
      HSBC Finance Corporation is a Delaware corporation referred to in this proxy statement as HSBC Finance. HSBC Finance’s principal executive offices are located at 2700 Sanders Road, Prospect Heights, Illinois 60070. The telephone number of the principal executive offices is (847) 564-5000. HSBC Finance is an indirect wholly owned subsidiary of HSBC Holdings plc, one of the largest banking and financial services organizations in the world. HSBC Finance, together with its subsidiaries, provides middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary.
          HSBC Corporation I
      HSBC Corporation I is a Delaware corporation with its principal executive offices located at 2700 Sanders Road, Prospect Heights, Illinois 60070. The telephone number of the principal executive offices is (847) 564-5000. HSBC Corporation I is a wholly owned subsidiary of HSBC Finance formed solely for the purpose of engaging in the merger. HSBC I Corporation has not engaged in any prior activities other than in connection with and as contemplated by the merger agreement.
Proposed Acquisition (see pages 11, 32 and 37)

•	Stockholder Vote. You are being asked to vote to adopt a merger agreement whereby Metris Companies Inc. will be acquired by HSBC Finance through a merger of HSBC Corporation I with and into Metris. Metris will be the surviving entity in the merger and will become a wholly owned subsidiary of HSBC Finance.

•	Consideration for Your Stock. If the merger agreement is approved and the merger is subsequently completed on or before December 9, 2005, each outstanding share of Metris common stock will be cancelled and converted automatically into the right to receive $15.00 in cash, and all of the shares of Metris Series C preferred stock will be cancelled and converted automatically into the right to receive in the aggregate $682,561,140 in cash. If the merger is completed after December 9, 2005, the per share consideration to be received by the common stockholders in the merger will decrease based on the amount of pay-in-kind dividends that accumulate on the Series C preferred stock, in accordance with its terms, from December 10, 2005 to the closing date of the merger and the aggregate consideration payable to the holders of the Series C preferred stock will increase. For illustrative purposes only, if the closing was on March 31, 2006 (the date after which either party may terminate the merger agreement if the merger is not yet closed), the common stockholders would receive approximately $14.82 per share, and the Series C preferred stockholders would receive in the aggregate $693,455,779. Regardless of when the merger occurs, holders of the Series C preferred stock will receive an amount equal to 101% of the aggregate merger consideration that they would have received had they converted all of their Series C preferred stock into common stock immediately prior to the merger, which is the same amount Metris would pay to redeem the Series C preferred stock pursuant to the change in control provisions of the Series C preferred stock terms.

•	Consideration for Stock Options and Other Equity-Based Awards. If the merger agreement is approved, as of the effective time of the merger, each outstanding option to acquire Metris common stock granted under Metris’ stock incentive plans, whether or not exercisable, will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of (i) the product of the consideration to be received by the common stockholders per share of common stock in the merger and the number of shares of Metris common stock subject to such stock option over (ii) the product of the exercise price per share with respect to each share of Metris common stock subject to such stock option and the number of shares of Metris common stock subject to such stock option. If the exercise price per share of any such stock option is equal to or greater than the price per share paid for each share of common stock, such stock option will be cancelled without any cash payment. Each right to be issued shares of Metris common stock pursuant to a Metris restricted stock unit agreement that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of (i) the consideration to be received by the common stockholders per share of common stock in the merger and (ii) the number of shares of Metris common stock subject to issuance upon settlement of such restricted stock unit agreement. Each participant in Metris’ management stock purchase plan will have all company match amounts under that plan vest and receive a cash payment in an amount equal to the number of shares of common stock then credited to that participant under the plan multiplied by the price per share to be received by the common stockholders in the merger.

Metris Stock Price (see page 51)
      Shares of Metris common stock are traded on the New York Stock Exchange under the symbol “MXT.” On August 3, 2005, which was the last trading day before we announced the merger, the closing price per share of Metris common stock was $14.84. On [                    ], 2005, the closing price per share of Metris common stock was $[          ].
Unanimous Board Recommendation (see page 16)
      After careful consideration, the Metris board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Metris and its stockholders. Accordingly, the Metris board of directors has unanimously approved the merger agreement and unanimously recommends that Metris stockholders vote “FOR” adoption of the merger agreement.
Reasons for the Merger (see page 16)
      The Metris board of directors has determined that the merger is fair to, and in the best interests of, Metris and its stockholders. In arriving at its determination, the Metris board of directors considered a number of factors, including the material factors described under “The Merger — Metris’ Reasons for the Merger” below.

Opinions of Metris’ Financial Advisors

Opinion of Goldman, Sachs & Co. (see page 18)
      Goldman, Sachs & Co., referred to as Goldman Sachs, delivered its opinion to the Metris board of directors that, as of August 4, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of Metris common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Goldman Sachs, dated August 4, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Metris board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder of Metris should vote with respect to the merger. Pursuant to an engagement letter between Metris and Goldman Sachs, Metris has agreed to pay Goldman Sachs a transaction fee, the principal portion of which is payable upon consummation of the transaction.

Opinion of UBS Securities LLC (see page 24)
      In connection with the merger, the Metris board of directors received a written opinion from UBS Securities LLC, referred to as UBS, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Metris common stock. The full text of UBS’ written opinion, dated August 4, 2005, is attached to this proxy statement as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to the Metris board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger.
The Special Meeting of Stockholders (see page 11)

•	Place, Date and Time. The special meeting will be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402 at [ ] on [ ], 2005.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Metris common stock and Series C preferred stock you own of record as of [ ], 2005, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on [ ], 2005, there were [ ] shares of Metris common stock outstanding held by approximately [ ] stockholders, and [ ] shares of Metris Series C preferred stock outstanding held by approximately [ ] stockholders.

•	What Vote is Required for Adoption of the Merger Agreement. The adoption of the merger agreement requires the affirmative vote of a majority of the voting power of the outstanding shares of Metris common stock and Series C preferred stock, voting together as a single class. Each share of Series C preferred stock is entitled to the number of votes to which the holder thereof would be entitled if that share was converted into common stock on the record date. One share of Series C preferred stock was convertible into [ ] shares of common stock as of the record date. The failure to vote has the same effect as a vote against adoption of the merger agreement.

•	Stockholder Agreement. All of the holders of the Series C preferred stock have executed a stockholder agreement to vote their Metris capital stock in favor of the adoption of the merger agreement and against any other acquisition proposal and have provided HSBC Finance with an irrevocable proxy to vote their stock. These stockholders own approximately [43.5%] of the voting power of the capital stock of Metris entitled to vote at the special meeting. A copy of the stockholder agreement is attached as Annex B to this proxy statement.

•	Procedure for Voting. You can vote your shares by: (1) signing and dating the enclosed proxy card and mailing it, (2) voting by telephone or by the Internet in accordance with the instructions provided to you in your proxy card, or (3) attending the special meeting and voting in person. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of Metris in writing, or deliver a new proxy, dated after the date of the proxy being revoked, before your common stock has been voted at the special meeting, or you must attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of a proxy submitted prior to the special meeting.

Shares Held by Directors and Executive Officers (see page 56)
      As of [                    ], 2005, approximately [          ]% of the voting power of the outstanding shares of Metris common stock and Metris Series C preferred stock were beneficially owned by directors and executive officers of Metris and their affiliates. Metris expects all of these shares to be voted in favor of the proposal to adopt the merger agreement. The shares beneficially owned by directors Thomas H. Lee, David H. Harkins, C. Hunter Boll and Thomas M. Hagerty, which represent approximately [43.0]% of the voting power of the outstanding shares of Metris common stock and Series C preferred stock, are subject to the stockholder agreement with HSBC Finance.
Dissenters’ Rights of Appraisal (see page 59)
      Delaware law provides you with appraisal rights in connection with the merger. This means that if you are not satisfied with the amount of cash you will receive in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. In order to properly perfect and exercise your appraisal rights, you must give written demand for appraisal of your shares before the taking of the vote on the merger at the special meeting, you must not vote in favor of adoption of the merger agreement, and you must comply with the other applicable provisions of Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the applicable Delaware statutory provision is included as Annex E to this proxy statement.
Material United States Federal Income Tax Consequences (see page 33)
      The merger will be a taxable transaction to you. In general, for United States federal income tax purposes, you will recognize a gain or loss as a result of the merger equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Metris stock. You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.
Required Regulatory Approvals (see page 34)
      Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals or consents, including approval from the Office of the Comptroller of the Currency, referred to as the OCC. Metris and HSBC Finance have completed or will complete the filing of applications and notifications with various regulatory authorities to obtain the required regulatory approvals. Although neither Metris nor HSBC Finance knows of any reason why these required approvals cannot be obtained in a timely manner, there can be no assurance when or if they will be obtained.

When the Merger Will Be Completed (see page 36)
      We are working to complete the merger as soon as possible. Although we expect to complete the merger by the end of the fourth quarter of 2005, the merger is subject to receipt of stockholder and regulatory approvals and satisfaction of other conditions, including the conditions described immediately below. We cannot predict the exact time of the merger’s completion.
Conditions to Completing the Merger (see page 47)
      The completion of the merger depends on a number of conditions being satisfied, including the following:

•	adoption of the merger agreement by the requisite vote of Metris stockholders;

•	the receipt of all regulatory approvals which are necessary for the consummation of the merger and the subsequent merger of Direct Merchants Credit Card Bank, National Association, a wholly owned subsidiary of Metris, with and into HSBC Bank Nevada, N.A., which is referred to in this proxy statement as the bank merger; and

•	the receipt by Metris of a notice from the Staff of the SEC that it will not recommend that charges be brought against Metris and its subsidiaries with respect to the allegations against Metris set forth in the “Wells Notices” dated as of July 12, 2005 with respect to Metris and one or more of its subsidiaries or, if such notice is not obtained by September 30, 2005 and is not reasonably likely to be obtained in Metris’ good faith determination after consultation with its outside legal counsel, the receipt by Metris of a final court or administrative order as to it and its subsidiaries with respect to the SEC’s investigation, which order may include fines, penalties or settlement if the aggregate amount is not substantial in relation to the consolidated financial condition, assets or stockholders’ equity of Metris and which order may not impose adverse restrictions or limitations on the business or operations of Metris or any of its subsidiaries.
      If the law permits, either Metris or HSBC Finance could choose to waive certain conditions to its obligation to complete the merger.
Interests of Directors and Officers in the Merger that Differ From Your Interests (see page 30)
      Some of Metris’ directors and executive officers have interests in the merger that are different from, or are in addition to, those of Metris stockholders generally. These interests include the beneficial ownership of Series C preferred stock (which receives different consideration than the common stock), vesting of equity compensation awards, rights under change of control severance agreements, full vesting of and crediting of certain amounts to accounts under Metris’ supplemental executive retirement plan, vesting and cash payouts of vested amounts under Metris’ management stock purchase plan, and rights to continued indemnification and insurance coverage. The Metris board of directors was aware of these interests and considered them in reaching its decision to approve the merger agreement and to recommend that Metris stockholders vote to adopt the merger agreement.
Procedure for Receiving Merger Consideration (see page 38)
      Prior to the effective time, HSBC Finance will appoint a paying agent reasonably acceptable to Metris to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger.
No Solicitation (see page 44)
      In the merger agreement, Metris has agreed, subject to limited exceptions, that it will not, nor will it permit any of its officers and directors or its subsidiaries to, and that it will use its best efforts to cause its and its subsidiaries’ employees, agents and representatives not to, directly or indirectly, take certain actions with respect to any “Acquisition Proposal,” as that term is defined in the merger agreement.
Termination and Effects of Termination (see page 48)
      Metris and HSBC Finance can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Metris have approved it. Also, under certain circumstances, either Metris or HSBC Finance can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Metris have approved the merger agreement.
Termination Fee (see page 49)
      Metris is required to pay a termination fee of $57.4 million to HSBC Finance if (1) HSBC Finance terminates the merger agreement because the Metris board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation, modifies or changes its recommendation in a manner adverse to the interests of HSBC Finance or fails to call a stockholders’ meeting to adopt the merger agreement, and, in each case, within twelve months after the termination, Metris or one of its subsidiaries consummates another acquisition transaction, or (2) Metris terminates the merger agreement because the Metris board of directors withdraws its recommendation of the merger in favor of a superior proposal, and within twelve months after termination, Metris or one of its subsidiaries consummates another acquisition transaction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are included in this proxy statement. The words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions identify forward-looking statements in this proxy statement and in our future filings with the SEC, in our press releases, in our presentations to securities analysts or investors, and in oral statements made by or approved by an executive officer of Metris. Forward-looking statements involve risks and uncertainties that may materially and adversely affect our business, results of operation, financial condition or prospects, and may cause our actual results to differ materially from historical results or the results discussed in the forward-looking statements.
      You should consider carefully the following cautionary statements as you consider whether to adopt the merger agreement. We intend to take advantage of the “safe harbor” provisions of the PSLRA by providing this discussion. We are not undertaking to address or update each factor in future filings or communications regarding our business or results except to the extent required by law.
      In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the fact that completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	financial performance of each of HSBC Finance and Metris through completion of the merger;

•	changes in the capital markets;

•	the occurrence of any circumstance or event that would constitute a material adverse effect with respect to Metris for purposes of the merger agreement;

•	adverse governmental or regulatory policies;

•	failure to resolve Metris’ pending SEC investigation in the manner contemplated by the terms of the merger agreement;

•	competition from other financial services companies in Metris’ and HSBC Finance’s markets;

•	the loss of key employees; and

•	general economic conditions, including movements in interest rates, that could adversely affect credit quality and loan originations and the costs or availability of funding.

THE PARTIES TO THE MERGER

Metris Companies Inc.
      Metris was incorporated in Delaware on August 20, 1996, and completed an initial public offering in October 1996. We are listed on the New York Stock Exchange under the symbol MXT. Metris’ principal subsidiaries are Direct Merchants Credit Card Bank, National Association, referred to as Direct Merchants Bank; Metris Direct, Inc.; and Metris Receivables, Inc., referred to as MRI.
      Our consumer lending products are primarily unsecured credit cards, including Direct Merchants Bank MasterCard® and Visa® credit cards. We also offer agent bank and co-branded credit cards through partnerships with other companies. Our credit cards generate consumer loans through Direct Merchants Bank. We also sell other consumer lending related products and services, such as credit protection products. We utilize our various legal entities as follows:

•	Direct Merchants Bank owns all credit card accounts and sells receivables on accounts assigned to the Metris Master Trust to Metris on a daily basis.

•	Metris sells receivables on a daily basis to MRI, which then sells them to our off balance sheet entity, the Metris Master Trust.

•	The Metris Master Trust owns the receivables and finances them with borrowings under our conduit and asset-backed term securitizations.
      Direct Merchants Bank engages only in credit card operations. It does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others; it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit; it maintains only one office that accepts deposits; and it does not engage in the business of making commercial loans. Therefore, it is not subject to regulation under the Bank Holding Company Act of 1956, as amended.
      In addition to consumer credit cards, we sell credit protection products through Direct Merchants Bank and insurance products through a third party provider. These products are sold to Direct Merchants Bank credit cardholders.
      Metris’ world corporate headquarters are located at 10900 Wayzata Boulevard, Minnetonka, Minnesota 55305-1534, and its telephone number is (952) 525-5020. The address of Metris’ web site is www.metriscompanies.com.
HSBC Finance Corporation
      HSBC Finance Corporation is an indirect wholly owned subsidiary of HSBC Holdings plc, one of the largest banking and financial services organizations in the world. HSBC Finance’s subsidiaries primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary. HSBC Finance’s subsidiaries offer real estate secured loans, auto finance loans, MasterCard® and Visa® credit card loans, private label credit card loans and personal non-credit card loans. HSBC Finance’s subsidiaries also initiate tax refund anticipation loans in the United States and offer specialty insurance products in the United States, United Kingdom and Canada. HSBC Finance generates cash to fund its business primarily by collecting receivable balances; issuing commercial paper and medium and long term debt; borrowing from HSBC Holdings plc subsidiaries and customers; securitizing and selling consumer receivables; and borrowing under secured financing facilities. HSBC Finance uses the cash generated to invest in and support receivable growth, to service its debt obligations and to pay dividends to its parent. At December 31, 2004, HSBC Finance had approximately 31,500 employees and over 58 million customers.

      HSBC Finance generally serves non-conforming and nonprime consumers. Such customers are individuals who have limited credit histories, modest incomes, high debt-to-income ratios, high loan-to-value ratios (for real estate secured products) or have experienced credit problems caused by occasional delinquencies, prior charge-offs, bankruptcy or other credit related actions. These customers generally have higher delinquency and credit loss probabilities and are charged a higher interest rate to compensate for the additional risk of loss (where the loan is not adequately collateralized to mitigate such additional risk of loss) and the anticipated additional collection initiatives that may have to be undertaken over the life of the loan. HSBC Finance’s subsidiaries also originate and purchase near-prime real estate secured and auto loans. In its MasterCard and Visa, retail services and international businesses, it also serves prime consumers either through co-branding or merchant relationships.
      HSBC Finance’s U.S. corporate headquarters are located at 2700 Sanders Road, Prospect Heights, Illinois 60070, and its telephone number is (847) 564-5000. The address of HSBC Finance’s web site is www.hsbcusa.com.
HSBC Corporation I
      HSBC Corporation I is a Delaware corporation and a wholly owned subsidiary of HSBC Finance formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, HSBC Corporation I will be merged with and into Metris. Metris will be the surviving entity in the merger and will become a wholly owned subsidiary of HSBC Finance.

THE SPECIAL MEETING OF METRIS STOCKHOLDERS

Place, Date, Time and Purpose of the Special Meeting
      The special meeting will be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402 on [                    ], 2005 at [                    ]. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.
      The Metris board of directors has determined that the merger is in the best interests of Metris and its stockholders, has unanimously approved the merger agreement and recommends that Metris stockholders vote “FOR” adoption of the merger agreement.
Who Can Vote at the Special Meeting
      The holders of record of Metris common stock and Series C preferred stock as of the close of business on [                    ], 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [          ] shares of Metris common stock outstanding held of record by approximately [                    ] stockholders and [          ] shares of Metris Series C preferred stock outstanding held of record by approximately [                    ] stockholders.
Vote Required; Quorum
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Metris common stock and Series C preferred stock, voting together as a single class. Each share of common stock is entitled to one vote. Each share of Series C preferred stock is entitled to the number of votes to which the holder thereof would be entitled if that share was converted into common stock on the record date. One share of Series C preferred stock was convertible into [          ] shares of common stock on the record date. Failure to vote your proxy by telephone or by the Internet, to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

      Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against adoption of the merger agreement.
      The holders of one-third of the voting power of the shares of Metris common stock and Series C preferred stock outstanding, as of the record date, voting together as a single class, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.
Voting by Proxy
      This proxy statement is being sent to you on behalf of the Metris board of directors for the purpose of requesting that you direct your shares of Metris common stock and/or Series C preferred stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Metris common stock and/or Series C preferred stock represented at the special meeting by proxies voted by telephone or the Internet or by properly executed proxies will be voted in accordance with the instructions indicated on that proxy. If you vote by telephone or by the Internet or you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Metris board of directors. The Metris board of directors unanimously recommends a vote “FOR” adoption of the merger agreement.
      The persons named in the proxy card will use their own judgment to determine how to vote regarding any matters not described in this proxy statement that are properly presented at the special meeting. Metris does not know of any matter to be presented at the special meeting other than the proposal to adopt the merger agreement.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of Metris in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a new proxy by telephone or by the Internet or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your proxy.
      If your Metris common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement.
      Metris will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Metris may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Metris will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

      The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.
Background of the Merger
      The Metris board of directors has periodically reviewed with Metris management, Metris’ outside financial advisor, Goldman Sachs, and Metris’ legal advisors, the potential strategic direction for Metris in light of the Company’s financial performance and market, economic, competitive, regulatory and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving Metris and other financial institutions, particularly in view of the increasing competition and ongoing consolidation in the financial services industry, as well as the requirements of Metris’ regulatory agreements entered into in 2002-2003. In connection with those discussions, Metris management and Goldman Sachs had periodic contacts and discussions with other financial institutions regarding their respective companies, industry trends and developments, and potential business combinations or other strategic initiatives.
      In early November 2004, the Metris board of directors met with Metris management, Goldman Sachs and Metris’ outside legal advisors, Dorsey & Whitney LLP, referred to as Dorsey & Whitney, and Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden Arps, to discuss Metris’ recent financial performance and prospects, consolidation activity in the financial services industry generally and in the credit card industry in particular, the general economic environment, regulatory developments in the financial services industry generally and in the credit card industry in particular, and other trends and developments in the markets in which Metris conducts business. Possible strategic alternatives were reviewed, including hypothetical scenarios involving a business combination. During the meeting, several major financial institutions were discussed as possible acquirors. The Metris board of directors determined that a strategic combination with another financial institution could have benefits for Metris and its stockholders if a transaction could be arranged on satisfactory terms. The Metris board of directors requested that Metris management and Goldman Sachs commence a confidential process to contact a number of potential acquirors to determine their level of interest in a possible business combination with Metris.
      In November and December 2004 and January 2005, Metris management and Goldman Sachs contacted 10 financial institutions, including HSBC Finance, identified at the Metris board meeting in November 2004 as potentially having interest in a possible business combination. Seven of those financial institutions, including HSBC Finance, met with executive officers of Metris, representatives of Goldman Sachs, or both, to have exploratory discussions regarding a business combination with Metris. Four of those financial institutions, including HSBC Finance’s parent, subsequently entered into confidentiality agreements with Metris, and Metris provided those financial institutions with business and financial information concerning Metris. Two of those financial institutions, including HSBC Finance, expressed interest in performing preliminary due diligence for a potential business combination with Metris.
      At a meeting of the Metris board of directors in early February 2005, David D. Wesselink, the Chairman and Chief Executive Officer of Metris, other members of Metris management and representatives of Goldman Sachs summarized for the Metris board of directors the events that had occurred since the November 2004 board meeting, and the interest expressed by HSBC Finance and another financial institution in performing preliminary due diligence. The Metris board of directors authorized Metris management and Goldman Sachs to proceed with the preliminary due diligence meetings.
      HSBC Finance and the other financial institution performed preliminary due diligence with Mr. Wesselink and other members of the Metris executive management team in early March 2005. Metris instructed Goldman Sachs to ask HSBC Finance and the other financial institution to submit a written preliminary indication of interest to Metris by the end of March 2005 indicating their interest in a possible business combination with Metris and a preliminary value or range of values for the consideration to be paid to Metris stockholders in such a transaction. HSBC Finance submitted a letter on March 31, 2005, indicating interest in a business combination with Metris, at an aggregate consideration for the Series C preferred stock and common stock of Metris in the range of $1.375 billion to $1.525 billion, payable in cash, and subject to completion of due diligence and certain other conditions. The other financial institution declined to submit a written indication of interest to Metris.
      At a meeting of the Metris board of directors in early April 2005, Mr. Wesselink reviewed the status of discussions with HSBC Finance and the other financial institution, including the written indication of interest received from HSBC Finance. The Metris board of directors instructed Metris management and Goldman Sachs to notify HSBC Finance and the other financial institution which had performed preliminary due diligence, as well as the other financial institutions previously contacted in November and December 2004 and January 2005 by Metris management and Goldman Sachs, that Metris was interested in a business combination at a valuation reflecting a premium to the then current trading prices for the Metris common stock, and that it would invite those parties to perform due diligence in order to submit a more specific indication of interest. HSBC Finance agreed to perform further due diligence. The other financial institution which had performed preliminary due diligence, and the other financial institutions contacted following the April 2005 Metris board meeting, declined to perform due diligence or proceed further.
      HSBC Finance performed due diligence throughout May 2005, including interviews with members of Metris management. Also during this time, Metris management and its legal advisors drafted a preliminary merger agreement and provided it to HSBC Finance.
      Mr. Wesselink and other members of Metris management and representatives of Goldman Sachs met with Siddharth N. “Bobby” Mehta, Chairman and Chief Executive Officer of HSBC Finance, and other members of HSBC Finance management on June 7, 2005 to discuss the potential business combination. On June 10, 2005, HSBC Finance submitted a revised version of the draft merger agreement and a letter to Metris indicating an interest in a business combination with Metris at an aggregate consideration for the Series C preferred stock and common stock of Metris of $1.525 billion payable in cash, and subject to completion of final due diligence and other conditions, including resolution, to HSBC Finance’s satisfaction, of all matters in connection with the SEC’s pending investigation involving Metris.
      The executive committee of the Metris board of directors, consisting of Mr. Wesselink, Frank D. Trestman, and David V. Harkins, met on June 12, 2005, and again on June 14, 2005, to discuss the indication of interest received from HSBC Finance. Mr. Wesselink and other members of Metris management and representatives of Goldman Sachs spoke in the next few days on multiple occasions with Mr. Mehta and other members of HSBC Finance management to discuss HSBC Finance’s most recent indication of interest. HSBC Finance orally agreed on June 17, 2005 to increase its aggregate consideration for the Series C preferred stock and common stock of Metris to $1.6 billion, subject to completion of final due diligence and negotiation of a definitive agreement and other related transaction documents mutually acceptable to the parties.
      HSBC Finance performed additional due diligence thereafter through telephone conversations and exchange of information in June and July 2005 with Metris. Metris, Goldman Sachs and Metris’ legal advisors had multiple meetings and phone calls with HSBC Finance and its legal advisors to negotiate a potential definitive merger agreement. Also at this time, HSBC Finance drafted and began negotiating the terms of a stockholder agreement with the holders of the Series C preferred stock, who own approximately [43.5%] of the voting power of the capital stock of Metris.
      On July 12, 2005, Metris announced that it had received a “Wells Notice” from the staff of the Midwest Regional Office of the SEC in connection with the SEC’s investigation concerning Metris’

reporting and treatment of its allowance for loan losses for 2001, its valuation of “Retained interests in loans securitized” and other matters.
      The Metris board of directors met again on July 11 and July 12, 2005 with members of Metris management, and representatives of Goldman Sachs, Dorsey & Whitney and Skadden Arps to review the status of the discussions with HSBC Finance, the Wells Notice and other matters. Members of the executive committee of the Metris board of directors also discussed the status of the discussions with HSBC Finance with Metris management, Goldman Sachs, Dorsey & Whitney and Skadden Arps on multiple occasions between early June 2005 and the July 2005 board meetings, and again thereafter in July 2005. In mid-July 2005, Metris also retained UBS as an additional financial advisor for the potential business combination to evaluate, and render an opinion with respect to, the merger consideration payable in connection with the business combination.
      Mr. Wesselink and other members of Metris management had multiple discussions with Mr. Mehta and other members of HSBC Finance management thereafter in July and early August 2005. These conversations included a telephone conversation on July 31, 2005 in which Mr. Mehta advised Mr. Wesselink that HSBC Finance had completed its due diligence and proposed an aggregate consideration of $1.59 billion for the common stock and Series C preferred stock, in cash, subject to the conditions in the draft definitive agreement that HSBC Finance, Metris and their respective advisors had been negotiating.
      On August 1, 2005, the Metris board of directors met with Metris management and representatives of Goldman Sachs, Dorsey & Whitney and Skadden Arps to discuss the terms of the proposed merger agreement and related stockholder agreement that had been negotiated to date, and authorized Metris management to continue discussions with HSBC Finance.
      On August 2, 2005, the Metris board of directors met to discuss the terms of the proposed merger. Mr. Wesselink and other members of Metris management presented an update on Metris’ business and operations, and also discussed with the Metris board of directors the strategic rationale of the proposed merger and the operating fit between Metris and HSBC Finance. Representatives of Dorsey & Whitney and Skadden Arps discussed with the Metris board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of the HSBC Finance merger proposal, and reviewed the terms of the proposed merger agreement and the stockholder agreement to be entered into by HSBC Finance and the holders of the Series C preferred stock. Representatives of Goldman Sachs and UBS discussed financial aspects of the proposed merger with the Metris board of directors. The Metris board of directors also reviewed with the representatives of Goldman Sachs and UBS the potential impact on the consideration to be received by the Metris common stockholders in the merger of the change in control redemption provisions of the Series C preferred stock as well as the dilutive impact on the Metris common stock of the pay-in-kind dividends that would accrue on the Series C preferred stock after December 9, 2005.
      The Metris board of directors further discussed the terms of the proposed merger with Metris management and Metris’ legal and financial advisors present and then in executive session with only Metris’ legal advisors present. The independent directors, excluding Mr. Wesselink, and also excluding the four representatives of the holders of the Series C preferred stock on the Metris board of directors, consisting of Thomas H. Lee, David V. Harkins, Hunter C. Boll, and Thomas M. Hagerty, also met in executive session with representatives of Dorsey & Whitney and Skadden Arps. In this session, the independent directors reviewed the terms of the Series C preferred stock, including the change in control redemption provisions and the pay-in-kind dividends that would accrue on the Series C preferred stock after December 9, 2005 in accordance with its terms, and discussed the treatment of the Series C preferred stock in the proposed merger in light of these terms. Following discussion, the independent directors approved the consideration proposed to be received in the merger by the holders of the Series C preferred stock, as described under “The Merger Agreement — Consideration to be Received in the Merger,” subject to approval of the other terms of the proposed merger agreement by the full Metris board of directors.

      The Metris board of directors then directed Mr. Wesselink to contact Mr. Mehta of HSBC Finance to request an increase in the aggregate merger consideration so that the consideration to be paid to Metris common stockholders for a transaction that would be completed on or before December 9, 2005 would be $15.00 per share, recognizing that the consideration to be paid to common stockholders if the merger were to close after December 9, 2005 would decrease as a result of the accrual after such date of the pay-in-kind dividends required to be paid to the holders of the Series C preferred stock in accordance with its terms. Mr. Wesselink and Mr. Mehta spoke by telephone in the evening of August 2, 2005, and Mr. Mehta agreed to increase the aggregate consideration as requested by the Metris board of directors. Representatives of Metris management and the legal advisors of Metris and HSBC Finance continued negotiations to finalize the terms of a definitive merger agreement.
      On August 3, 2005, the Metris board of directors met with members of Metris management and representatives of Metris’ legal and financial advisors and reviewed the revised terms of the definitive merger agreement, including the final terms regarding the merger consideration. Prior to the meeting, Mr. William A. Houlihan, the Chief Financial Officer of Metris, orally informed the representatives of UBS who had attended the August 2, 2005 board meeting of the final terms of the merger consideration and received confirmation from the representatives of UBS that, based on the information it had considered in connection with its evaluation of the merger consideration, UBS was prepared to render to the Metris board of directors, at the time of execution of the merger agreement, a written opinion to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the merger consideration to be received by the holders of Metris common stock was fair, from a financial point of view, to such holders. Mr. Houlihan conveyed this confirmation to the Metris board of directors at the August 3 meeting, and UBS’ written opinion was delivered on August 4, 2005, the date on which the merger agreement was executed. At the August 3 meeting, Goldman Sachs provided the Metris board of directors with its oral opinion to the effect that, as of the date of the opinion and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of the Metris common stock pursuant to the merger agreement was fair from a financial point of view to such holders. This opinion was subsequently confirmed in a written opinion of Goldman Sachs dated August 4, 2005. The Metris board of directors unanimously approved the proposed merger agreement and stockholder agreement, and the parties’ respective management and legal advisors continued to finalize the definitive transaction agreements.
      Early on August 4, 2005, the parties executed the merger agreement and issued a joint press release announcing the execution of the definitive agreement, and the holders of the Series C preferred stock executed the stockholder agreement with HSBC Finance.
Unanimous Board Recommendation
      After careful consideration, the Metris board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Metris and its stockholders. Accordingly, the Metris board of directors has unanimously approved the merger agreement and unanimously recommends that Metris stockholders vote “FOR” adoption of the merger agreement.
Metris’ Reasons for the Merger
      The Metris board of directors has determined that the merger is fair to, and in the best interests of, Metris and its stockholders. In evaluating the merger, the Metris board of directors consulted with Metris management and Metris’ legal and financial advisors. In arriving at its determination, the Metris board of directors also considered a number of factors, including the following material factors:

•	Its understanding of Metris’ business, operations, management, financial condition, earnings and prospects.

•	The challenges presented by the relatively high cost of funding faced by Metris, the relatively high equity capital as a percentage of managed assets needed by Metris to operate its business, Metris’

below investment grade debt ratings (which subject it to potential volatility in the cost of raising money in the capital markets) and the requirements of Metris’ regulatory agreements entered into in 2002-2003.

•	Its knowledge of the current and prospective environment in which Metris operates, including: national economic conditions, the competitive environment in the financial services industry generally and in the credit card industry in particular, the trend towards consolidation in the financial services industry, the evolving regulatory environment faced by financial services companies generally and in the credit card industry in particular, including monoline credit card companies such as Metris, and the likely effect of these factors on Metris.

•	The complementary fit of the business of Metris and HSBC Finance, and the expectation that the merger would entail minimal disruption for Metris’ customers.

•	The process conducted by Metris management in exploring the potential value that could be realized for Metris stockholders in a business combination transaction involving Metris, including the contacts with a number of selected financial institutions regarding their potential interest in a business combination transaction involving Metris, and the results of those contacts and the fact that HSBC Finance emerged as the only financial institution to complete due diligence and submit a written indication of interest to Metris.

•	The potential impact of the transaction on Metris employees and other key constituencies.

•	The financial and other terms of the merger.

•	The financial presentation of Goldman Sachs and Goldman Sachs’ opinion, dated August 4, 2005, to the Metris board of directors as to the fairness, from a financial point of view and as of the date of the opinion and subject to factors and assumptions set forth in the opinion, of the merger consideration to be received by holders of Metris common stock pursuant to the merger agreement. See “The Merger — Opinion of Goldman, Sachs & Co.”

•	UBS’ opinion, dated August 4, 2005, to the Metris board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Metris common stock, as more fully described below under the caption “The Merger — Opinion of UBS Securities LLC.”

•	The anticipated timeframe to complete the merger and the potential impact on the value of the Metris common stock of the pay-in-kind dividends that would accrue on the Series C preferred stock after December 9, 2005, in accordance with its terms.

•	The conditions to closing, including resolution as to Metris and its subsidiaries of the matters referred to in the Wells Notice received by Metris on July 12, 2005 from the staff of the SEC, and the likelihood that the merger would be completed pursuant to the terms of the merger agreement.

•	The required regulatory and other consents needed for the completion of the merger, and the likelihood that such required regulatory and other consents would be received.

•	The terms relating to the restrictions on Metris’ ability to take certain actions with respect to potential acquisitions of Metris or its subsidiaries and to the potential payment of a $57.4 million termination fee under certain circumstances, and the possibility that these provisions could have the effect of discouraging other parties potentially interested in a transaction with Metris from proposing a transaction.

•	The fact that the holders of the Series C preferred stock had been requested by HSBC Finance to grant HSBC Finance an irrevocable proxy to vote in favor of the merger, and the holders of the Series C preferred stock had agreed to grant the irrevocable proxy to HSBC, and the effect that the granting of the irrevocable proxy by the holders of the Series C preferred stock might have on the likely timing of completion of the transaction, and that the existence of the irrevocable proxy could have the effect of discouraging other parties which might potentially be interested in a transaction with Metris from proposing a transaction.

•	The fact that some of Metris’ executive officers have other financial interests in the merger that are in addition to their interests as Metris stockholders, including as a result of employment compensation arrangements with Metris and the manner in which they would be affected by the merger. See “The Merger — Interests of Metris’ Directors and Executive Officers in the Merger.”

      The foregoing discussion of the information and factors considered by the Metris board of directors is not exhaustive, but includes the material factors considered by the Metris board of directors. In the view of the wide variety of factors considered by the Metris board of directors in connection with its evaluation or the merger and the complexity of those matters, the Metris board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Metris board of directors may have given different weights to different factors.
Opinions of Metris’ Financial Advisors
     Opinion of Goldman, Sachs & Co.
      Goldman Sachs rendered its written opinion to the Metris board of directors that, as of August 4, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of Metris common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Goldman Sachs, dated August 4, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Metris board of directors in connection with its consideration of the merger and is directed solely to the consideration to be received by the holders of Metris common stock. The Goldman Sachs opinion is not a recommendation as to how any holder of Metris’ common stock should vote with respect to the merger.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the stockholder agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Metris for the five years ended December 31, 2004;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Metris;

•	certain other communications from Metris to its stockholders; and

•	certain internal financial analyses and forecasts for Metris prepared by its management.
      Goldman Sachs also held discussions with members of the senior management of Metris regarding their assessment of the past and current business operations, financial condition and future prospects of Metris. In addition, Goldman Sachs reviewed the reported price and trading activity for Metris common stock, compared certain financial and stock market information for Metris with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer finance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of the Metris board of directors that the internal financial analyses and forecasts for Metris prepared by the management of Metris were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Metris. Goldman Sachs advised the Metris board of directors that it is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and, accordingly, it assumed that such allowance for losses were in the aggregate adequate to cover such losses. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Metris or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Metris or any of its subsidiaries furnished to Goldman Sachs.
      Goldman Sachs’ opinion does not address the underlying business decision of Metris to engage in the merger. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Metris board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of Metris common stock should vote with respect to such transaction.
      The following is a summary of the material financial analyses delivered by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of the analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 2, 2005 and is not necessarily indicative of current or future market conditions.

Indicated Transaction Multiples
      Goldman Sachs calculated various multiples and premiums resulting from the merger. These calculations were based on historical information and certain financial data and forecasts from the management of Metris. Two calculations were made, one calculation assuming that the transaction would close on or before December 9, 2005 and the other calculation assuming a hypothetical close on March 31, 2006.
      For both calculations, Goldman Sachs calculated the percentage premium (discount) of the merger consideration over:

•	the closing price per share of Metris common stock on August 2, 2005;

•	the average closing prices per share of Metris common stock for the one-week, three-month and 2005 year-to-date periods ended August 2, 2005;

•	the highest and lowest closing prices per share in the 52-week period ended August 2, 2005; and

•	Metris’ managed receivables as of June 30, 2005 (calculated as the aggregate consideration less tangible book value as a percentage of managed receivables).

      The following table presents the results of Goldman Sachs’ calculations:

	Hypothetical Close of Merger:

	On or Before
	December 9,	On March 31,
	2005	2006

Premium (Discount) to:
Closing Share Price at August 2, 2005	(0.6)%	(1.8)%
One-Week Average Closing Share Price	0.6	(0.5)
Three-Month Average Closing Share Price	9.9	8.6
Year to Date Average Closing Share Price	18.0	16.6
52-Week High Closing Share Price	(0.6)	(1.8)
52-Week Low Closing Share Price	155.1	152.1
Managed Receivables	9.9	9.9
      Goldman Sachs also calculated the ratio of the per share merger consideration to Metris’ estimated earnings per share, or EPS, for each of fiscal years 2005 and 2006 based on EPS estimates at August 2, 2005 from Institutional Brokerage Estimate System (or IBES, a data service that compiles earnings estimates issued by securities analysts), for each of fiscal years 2005, 2006 and 2007 based on Metris’ management forecasts of GAAP EPS and “Cash” EPS (EPS before preferred stock dividends, assuming a 39% tax rate and excluding the effect of retained interest/gain-on-sale accounting) and its book value and tangible book value as of June 30, 2005. The following table presents the results of these calculations:

	Hypothetical Close of Merger:

	On or Before
	December 9,		On March 31,
	2005		2006

Price as a Multiple of:
Median IBES Estimates
2005E EPS	19.2	x	19.0	x
2006E EPS	16.3		16.1
Metris Management Forecast
2005E GAAP EPS	25.1	x	24.8	x
2006E GAAP EPS	24.2		24.0
2007E GAAP EPS	45.8		45.3
2005E “Cash” EPS	42.6	x	42.1	x
2006E “Cash” EPS	30.5		30.2
2007E “Cash” EPS	27.4		27.1
Book Value	1.6	x	1.6	x
Tangible Book Value	1.6		1.6

Selected Companies Analysis
      Goldman Sachs reviewed and compared certain financial information for Metris to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the consumer finance industry:

•	MBNA Corporation

•	Capital One Financial Corporation

•	Providian Financial Corporation

•	CompuCredit Corporation

•	Advanta Corp.

      Although none of the selected companies is directly comparable to Metris, the companies included were chosen because they are publicly traded companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Metris.
      The financial and market information used by Goldman Sachs for all of the selected companies was based on publicly available information as of August 1, 2005, IBES estimates and information provided by SNL Financial Datasource (or SNL, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers). With respect to Metris, Goldman Sachs used estimates from Metris’ management and IBES estimates and used a price per share equal to $15.09, the closing price on August 1, 2005. With respect to the selected companies, Goldman Sachs calculated, based on the August 1, 2005 closing stock price, the following:

•	price to calendar year 2005 and 2006 IBES earnings estimates ratio;

•	price to tangible book value ratio; and

•	premium to managed receivables.

							Metris-Management
	Selected Companies						Forecast

					Metris-IBES		GAAP		“Cash”
	Range		Median		Estimates		Earnings		Earnings

Price/2005E Earnings	10.6x-14.7	x	12.0	x	19.3	x	25.2	x	42.8	x
Price/2006E Earnings	10.7x-12.9	x	11.4	x	16.4	x	24.4	x	30.7	x
Price/ Tangible Book	1.9x-4.6	x	3.2	x	1.6	x	N/A		N/A
Premium to Managed Receivables	12.5-63.1%		20.0%		10.1%		N/A		N/A

Selected Transactions Analysis
      Goldman Sachs analyzed certain information relating to the following selected transactions in the specialty finance industry since January 1, 1997:

•	Banc One Corporation/ First USA, Inc.

•	Household International, Inc./ Transamerica Consumer Finance

•	Travelers Group Inc./ Security Pacific Financial Services

•	Associates First Capital Corporation/ Beneficial Canada Holdings Corporation

•	First Union Corporation/ The Money Store Inc.

•	Conseco, Inc./ Green Tree Financial Corporation

•	Household International, Inc./ Beneficial Corporation

•	Associates First Capital Corporation/ Avco Financial Services, Inc.

•	Citigroup Inc./ Associates First Capital Corporation

•	HSBC Holdings plc/ Household International, Inc.

•	Citigroup Inc./ Sears, Roebuck & Co. credit card business

•	Citigroup Inc./ Washington Mutual Finance Corporation

•	Barclays PLC/ Juniper Financial Corporation

•	Washington Mutual, Inc./ Providian Financial Corporation

•	Bank of America Corporation/ MBNA Corporation

      For each of the selected transactions, Goldman Sachs calculated and compared, to the extent applicable:

•	the implied premium represented by the price paid for that target in the transaction to:

•	the closing price per common share of that target on the day prior to the announcement date; and

•	that target’s managed receivables (calculated as the price paid less the tangible equity value of that target divided by the latest publicly available managed receivables of the target at the time of the announcement of the transaction); and

•	the implied ratio of the price paid for that target in the transaction to:

•	tangible equity value of that target, based on the latest publicly available financial statements of that target available prior to the announcement of the transaction;

•	earnings of that target for the latest twelve months (“LTM”) of results publicly available prior to the announcement of the transaction; and

•	projected earnings of that target for the fiscal year in which the transaction was announced (“Projected Year”).
      Goldman Sachs relied on information from public filings, press releases and investor presentations of the target companies and information published by Securities Data Corp. (a data source containing historical data on mergers and acquisitions and other transactions) and SNL. The following table presents the results of this analysis for the selected transactions:

	Selected Transactions

	Range	Median

Premium/ Market	4-83%	39%
Premium/ Managed Receivables	4-40%	23%
Price to Tangible Equity	1.9-11.7x	3.4	x
Price/ LTM Earnings	8.2-33.0x	17.1	x
Price/ Projected Year Earnings	7.0-27.3x	14.3	x

Sum-of-the-Parts Valuation Analysis
      Goldman Sachs performed a sum-of-the-parts valuation analysis to generate implied total equity values for Metris based on its tangible equity value at June 30, 2005, a range of net present values based on discounted cash flows expressed as a percentage of the gross managed receivables (“Portfolio Prices”) and hypothetical net present values based on discounted cash flows of future credit card accounts. Based on financial information and assumptions provided by Metris’ management, Goldman Sachs calculated the implied values based on Portfolio Prices of 90.1% (low case), 93.1% (base case) and 100.4% (base case with strategic acquirer synergies) and hypothetical net present values of future credit card accounts ranging from $87 million (low case) to $415 million (base case with strategic acquirer synergies). The following table presents the results of this analysis:

	Valuation

			Base Case with
			Strategic Acquirer
	Low Case	Base Case	Synergies

Implied Total Equity Value ($ in millions)	$851	$1,157	$1,786	(1)

(1)	Net of hypothetical after-tax restructuring of $38 million.
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying

Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Metris or the contemplated transaction.
      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Metris board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Metris common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Metris, HSBC Finance, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
      The merger consideration was determined through arms’-length negotiations between Metris and HSBC Finance and was approved by the Metris board of directors. Goldman Sachs provided advice to Metris during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Metris or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
      As described above, Goldman Sachs’ opinion to the Metris board of directors was one of many factors taken into consideration by the Metris board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Metris in connection with, and has participated in certain of the negotiations leading to, the contemplated merger. In addition Goldman Sachs has provided certain investment banking services to Metris from time to time, including having acted as:

•	financial advisor to Metris in connection with a placement of a Term Loan due June 2004 (aggregate principal amount $125,000,000) in June 2003;

•	financial advisor to Metris in connection with the sale of a $494,270,439 gross balance of receivables portfolio in September 2003;

•	financial advisor to Metris in connection with the sale of a $590,972,733 gross balance of receivables portfolio in November 2003;

•	lead manager with respect to a placement of Metris’ senior secured notes due 2006 (aggregate principal amount $300,000,000) in May 2004; and

•	co-manager on three of Metris’ asset-backed securitization transactions: 2004-1 (due April 2007) in April 2004, 2004-2 (due November 2006) in November 2004, and 2005-1 (due March 2007) in April 2005, with $200,000,000, $652,800,000 and $544,350,000 of principal balances, respectively.
      Goldman Sachs has provided certain investment banking services to HSBC Finance and its affiliates from time to time, including having acted as:

•	co-manager in the placement of an affiliate of HSBC Finance’s GBP 350,000,000 of 5% medium term Notes (due March 2023) in March 2003;

•	co-manager in the placement of an affiliate of HSBC Finance’s $1,250,000,000 of perpetual preferred stock in June 2003;

•	co-manager in the placement of an affiliate of HSBC Finance’s GBP 500,000,000 of 5.375% Notes (due August 2033) in August 2003;

•	co-manager in the placement of an affiliate of HSBC Finance’s GBP 300,000,000 of 5.862% perpetual callable securities in March 2004; and

•	co-manager in the placement of an affiliate of HSBC Finance’s EUR 1,500,000,000 floating rate notes (due November 2006) in November 2004.
      Goldman Sachs may provide investment-banking services to Metris, HSBC Finance and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.
      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, purchasing and selling loans, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Metris, HSBC Finance and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Metris and HSBC Finance and its affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      The Metris board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, Metris engaged Goldman Sachs to act as its financial advisor in connection with its analysis and consideration of various financial alternatives available to Metris. Pursuant to the terms of the engagement letter, Metris has agreed to pay Goldman Sachs a transaction fee equal to the greater of 0.75% of the aggregate consideration paid in the merger or $6,000,000, a principal portion of which is payable upon consummation of the transaction. In addition, Metris has agreed to reimburse Goldman Sachs for its expenses, including attorney’s fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of UBS Securities LLC
      On August 4, 2005, in connection with the execution of the merger agreement, UBS delivered to the Metris board of directors a written opinion dated August 4, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of Metris common stock was fair, from a financial point of view, to such holders.
      The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex D and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Metris or the underlying business decision of Metris to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of Metris common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

      In arriving at its opinion, UBS:

•	reviewed publicly available business and historical financial information relating to Metris;

•	reviewed internal financial information and other data relating to the business and financial prospects of Metris that were provided to UBS by Metris’ management and not publicly available, including financial forecasts and estimates prepared by Metris’ management;

•	conducted discussions with members of Metris’ senior management concerning Metris’ business and financial prospects;

•	reviewed current and historical market prices of Metris common stock;

•	reviewed publicly available financial and stock market data with respect to companies which UBS believed to be generally relevant;

•	compared the financial terms of the merger with publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	conducted discussions with Metris and its advisors regarding their efforts on behalf of Metris to solicit indications of interest in a possible acquisition of all or part of Metris;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.
      In connection with its review, with Metris’ consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Metris’ consent, relied on that information being complete and accurate in all material respects. In addition, at Metris’ direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Metris, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at Metris’ direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Metris’ management as to the future financial performance of Metris. With Metris’ consent, UBS relied, without independent verification or investigation, upon the assessments of Metris’ management and legal counsel as to matters relating to the “Wells Notice” recommending civil injunctive action against Metris and its officers by the SEC and assumed that such action and related matters would not have a material adverse effect on Metris or the merger. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.
      At Metris’ direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement, the form of the merger or the fairness, from a financial point of view, to the holders of Metris’ outstanding preferred stock of the consideration to be received by those holders in connection with the merger. UBS was advised by representatives of Metris that the merger is expected to be consummated during the fourth quarter of 2005 and UBS assumed, with Metris’ consent, that in any event the merger would be consummated on or prior to March 31, 2006. UBS also assumed, with Metris’ consent, that each of Metris, HSBC Finance and HSBC Corporation I would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS further assumed, with Metris’ consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Metris or the merger. In connection with its engagement, UBS was not requested to, and it did not, participate in the negotiation or structuring of the merger, and UBS was not requested to, and it did not, solicit third party indications of interest in the acquisition of all or part of Metris. Except as described above, Metris imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

      In connection with rendering its opinion to the Metris board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison is identical to Metris or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.
      UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.
      The estimates of the future performance of Metris in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Metris. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.
      The merger consideration was determined through negotiation between Metris and HSBC Finance and the decision to enter into the merger was solely that of the Metris board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the Metris board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Metris board of directors or management with respect to the merger or the merger consideration to be received by holders of Metris common stock.
      The following is a brief summary of the material financial analyses performed by UBS in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis
      UBS compared selected financial and stock market data of Metris with corresponding data of the following five publicly traded companies in the credit card industry:

•	MBNA Corporation
•	Capital One Financial Corporation
•	Providian Financial Corporation
•	CompuCredit Corporation
•	Advanta Corp.
      UBS reviewed closing stock prices as multiples of calendar years 2005 and 2006 estimated earnings per share, commonly referred to as EPS, and book value per share and tangible book value per share as of June 30, 2005 (or March 31, 2005 in the case of CompuCredit). UBS also reviewed the premiums paid over tangible book value as a percentage of managed receivables as of June 30, 2005 (or March 31, 2005 in the case of CompuCredit). UBS then compared these multiples and premium percentages derived from the selected companies with corresponding multiples and premium percentages implied in the merger for Metris based on the merger consideration utilizing both internal estimates of the management of Metris, referred to below as the “management case,” and publicly available research analysts’ estimates, referred to below as the “street case.” The merger consideration was evaluated assuming the merger closed on or before December 9, 2005 and assuming the merger closed on March 31, 2006.
      Multiples for the selected companies were based on closing stock prices on August 3, 2005, except for multiples for MBNA and Providian (each of which has publicly announced a pending merger transaction), which were based on MBNA’s and Providian’s respective closing stock prices five trading days prior to public announcement of their pending transactions as adjusted to reflect the average stock performance of the other selected companies and Metris following such public announcements. Financial data for the selected companies were based on IBES median EPS estimates, public filings and other publicly available information. EPS multiples for Metris in the management case were based on internal EPS estimates of Metris’ management before payment of preferred stock dividends assuming conversion of Metris’ outstanding convertible preferred stock into Metris common stock. EPS multiples for Metris in the street case were based on IBES median EPS estimates, which reflected payment of accrued dividends with respect to Metris’ outstanding convertible preferred stock. Other multiples and premium percentages for Metris were based on publicly available information and the fully diluted number of shares of Metris common stock estimated by Metris’ management, calculated on a treasury stock method basis as of the relevant assumed closing date of the merger. Book value and tangible book value for Metris reflected Metris’ total equity, including Metris’ outstanding convertible preferred stock.
      This analysis indicated the following implied high, median and low multiples for the selected companies, as compared to corresponding multiples implied for Metris based on the merger consideration:

							Implied Multiples for Metris Based on
							Merger Consideration

							If Merger Closes
							on or Before				If Merger Closes on
	Implied Multiples for						December 9, 2005				March 31, 2006
	Selected Companies
							Management		Street		Management		Street
	High		Median		Low		Case		Case		Case		Case

Closing Stock Price as Multiples of:
EPS
Calendar Year 2005	15.4	x	12.1	x	11.5	x	14.4	x	19.2	x	14.4	x	19.0	x
Calendar Year 2006	13.3	x	11.6	x	10.7	x	13.3	x	16.3	x	13.3	x	16.1	x
Book Value	2.72	x	2.10	x	1.66	x	1.57	x	1.57	x	1.57	x	1.57	x
Tangible Book Value	3.24	x	2.27	x	1.67	x	1.58	x	1.58	x	1.58	x	1.58	x

Premium over Tangible Book Value as Percentage of:
Managed Receivables	61.4%		16.3%		9.5%		9.8%		9.8%		9.8%		9.8%

Selected Precedent Transactions Analysis
      UBS reviewed transaction value multiples in the following five selected transactions involving companies in the specialty financial services industry announced from July 15, 2003 to June 30, 2005:

Acquiror

Target

•	Bank of America Corporation	•	MBNA Corporation
•	Washington Mutual, Inc.	•	Providian Financial Corporation
•	Barclays plc	•	Juniper Financial Corporation
•	The Royal Bank of Scotland Group plc	•	People’s Bank (Card Business)
•	Citigroup Inc.	•	Sears, Roebuck and Co. (Card Services)

      UBS reviewed purchase prices in two of the selected transactions for which information was publicly available (Bank of America Corporation/ MBNA Corporation and Washington Mutual, Inc./ Providian Financial Corporation transactions) as multiples of the target companies’ calendar years 2005 and 2006 estimated EPS, and book value per share and tangible book value per share as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS also reviewed the premiums paid in each of the selected transactions over tangible book value as a percentage of managed receivables as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS then compared these multiples and premium percentages derived from the selected transactions with corresponding multiples and premium percentages implied in the merger for Metris based on the merger consideration utilizing both the management case and the street case, assuming the merger closed on or before December 9, 2005 and assuming the merger closed on March 31, 2006.
      Multiples for the selected transactions were based on IBES median EPS estimates, public filings and other publicly available information at the time of announcement of the relevant transaction. EPS multiples for Metris in the management case were based on internal EPS estimates of Metris’ management before payment of preferred stock dividends assuming conversion of Metris’ outstanding convertible preferred stock into Metris common stock. EPS multiples for Metris in the street case were based on IBES median EPS estimates, which reflected payment of accrued dividends with respect to Metris’ outstanding convertible preferred stock. Other multiples and premium percentages for Metris were based on publicly available information and the fully-diluted number of shares of Metris common stock estimated by Metris management, calculated on a treasury stock method basis as of the relevant assumed closing date of the merger. Book value and tangible book value for Metris reflected Metris’ total equity, including Metris’ outstanding convertible preferred stock.
      This analysis indicated the following implied high, median and low multiples for the selected transactions, as compared to corresponding multiples implied for Metris based on the merger consideration:

							Implied Multiples for Metris Based on
							Merger Consideration

							If Merger Closes
							on or Before				If Merger Closes on
	Implied Multiples for						December 9, 2005				March 31, 2006
	Selected Transactions
							Management		Street		Management		Street
	High		Median		Low		Case		Case		Case		Case

Purchase Price as Multiples of:
EPS
Calendar Year 2005	13.8	x	12.8	x	11.8	x	14.4	x	19.2	x	14.4	x	19.0	x
Calendar Year 2006	12.6	x	11.8	x	10.9	x	13.3	x	16.3	x	13.3	x	16.1	x
Book Value	2.77	x	2.35	x	1.93	x	1.57	x	1.57	x	1.57	x	1.57	x
Tangible Book Value	3.84	x	2.89	x	1.93	x	1.58	x	1.58	x	1.58	x	1.58	x

Premium over Tangible Book Value as Percentage of:
Managed Receivables	22.5%		15.5%		10.0%		9.8%		9.8%		9.8%		9.8%

Discounted Cash Flow Analysis
      UBS performed a discounted cash flow analysis of Metris to calculate the estimated present value of the standalone cash flows that Metris could generate over calendar years 2006 through 2010. Estimated financial data for Metris were based on internal cash earnings estimates of Metris’ management for calendar years 2005 through 2007, assuming conversion of Metris’ outstanding convertible preferred stock, long-term earnings growth rate estimates of Metris’ management for subsequent calendar years and assumptions provided to UBS by Metris’ management described below. UBS calculated a range of terminal values for Metris by applying a range of terminal value multiples of 11.0x to 13.0x to Metris’ fiscal year 2011 estimated cash earnings. The cash flows and terminal values were then discounted to present value using discount rates ranging from 16.0% to 20.0%. For purposes of this analysis, UBS utilized the following assumptions based on internal financial information and estimates from Metris’ management:

•	a managed asset growth rate of 5.0% per annum;

•	a target tangible equity/tangible managed assets ratio of 12.0%; and

•	a pre-tax funding charge related to changes in capital of 9.5%.
      This analysis indicated the following implied per share equity reference range for Metris, taking into account a 101% premium with respect to Metris’ outstanding convertible preferred stock and without giving effect to the dilutive impact on that implied equity reference range of the pay-in-kind dividends that would accrue on Metris’ outstanding convertible preferred stock after December 9, 2005, as compared to the merger consideration:

	Implied per Share Equity	Implied per Share Equity
	Value for Metris Based on	Value for Metris Based on
Implied per Share Equity	Merger Consideration if Merger	Merger Consideration if Merger
Reference Range for Metris	Closes on or Before December 9, 2005	Closes on March 31, 2006

$5.44 - $6.58	$15.00	$14.82

Other Factors
      In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the premiums implied for Metris in the merger based on the merger consideration relative to the closing price of Metris common stock on August 3, 2005, the high and low closing prices of Metris common stock over the 52-week period ended August 3, 2005, and Metris’ managed receivables as of June 30, 2005;

•	the relative historical financial and stock price performance, and next 12 months’ EPS trading multiples, of Metris and the selected companies referred to under “Selected Public Companies Analysis;” and

•	the historical price performance of Metris common stock over various periods ended August 3, 2005.

Miscellaneous
      Under the terms of its engagement, Metris has agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a portion of which was payable in connection with the opinion and a significant portion of which is contingent upon the consummation of the merger. In addition, Metris has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS and its affiliates in the past have provided, and currently are providing, services to HSBC Finance and its affiliates unrelated to the proposed merger, for which services UBS and its affiliates have received and expect to receive customary compensation. In addition, an affiliate of UBS currently is a lender under an existing credit facility of HSBC Finance, for which services such affiliate has received and will receive customary compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of HSBC Finance and Metris and affiliates of HSBC Finance and, accordingly, may at any time hold a long or short position in such securities.
      Metris selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Metris’ Directors and Executive Officers in the Merger
      In considering the recommendation of the Metris board of directors with respect to the merger agreement, Metris stockholders should be aware that some of Metris’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Metris stockholders generally. The Metris board of directors was aware of these interests and considered them in reaching its decision to approve the merger agreement and to recommend that Metris stockholders vote to adopt the merger agreement.

Ownership of Series C Preferred Stock
      Directors Thomas H. Lee, David V. Harkins, C. Hunter Boll and Thomas M. Hagerty beneficially own shares of Series C preferred stock. The amount of the consideration to be received in the merger by the holders of the Series C preferred stock on an as converted basis is different from the amount of the consideration to be received in the merger by the holders of Metris common stock. See “The Merger Agreement — Consideration to be Received in the Merger” and “Security Ownership of Certain Beneficial Owners and Management.”

Equity Compensation Awards
      The merger agreement provides that each option to purchase Metris common stock that is outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be cancelled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding tax, equal to the excess, if any, of (i) the product of the consideration to be received by the common stockholders per share of common stock in the merger and the number of shares of Metris common stock subject to such stock option over (ii) the product of the exercise price per share with respect to each share of Metris common stock subject to such stock option and the number of shares of Metris common stock subject to such stock option. The merger agreement further provides that each right to be issued shares of Metris common stock pursuant to a restricted stock unit agreement that is outstanding immediately prior to the effective time of the merger, whether then vested or unvested, will be cancelled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding tax, equal to the consideration to be received by the common stockholders per share of common stock in the merger multiplied by the number of shares of common stock subject to issuance upon settlement of that restricted stock unit agreement. Finally, the merger agreement provides that Metris will amend the terms of any existing restricted stock agreements that do not provide for acceleration of termination of restrictions in connection with the merger such that all such restrictions will terminate as of the effective time of the merger, at which point the restricted shares will be treated like any other shares of Metris common stock. Based on the equity compensation awards held by executive officers and directors of Metris as of [          ], 2005 and assuming a closing date of [                    ], 2005, upon completion of the merger, Messrs. Wesselink, Houlihan, Evans, Melius and Piteleski and the remaining 13 executive officers and directors of Metris, as a group, would, as a result of these provisions, receive payments in respect of

•	[ ], [ ], [ ], [ ], [ ] and [ ] shares, respectively, subject to in-the-money stock options that would not otherwise have been exercisable,

•	[ ], [ ], [ ], [ ], [ ] and [ ] shares, respectively, subject to restricted stock unit agreement awards that would not otherwise have vested and

•	[ ], [ ], [ ], [ ], [ ] and [ ] restricted shares, respectively, that would not otherwise have vested.
      No payments will be made with respect to any out-of-the-money stock options.

Change of Control Severance Agreements
      Metris is currently party to change of control severance agreements with 12 key employees, including Messrs. Wesselink, Houlihan, Evans, Melius and Piteleski. These agreements will remain in effect after the merger unless amended or replaced by mutual agreement. Each agreement provides that, while employed during the two-year period after a “change of control,” which as defined in these agreements includes approval by the stockholders of the merger, the covered employee will be paid an annual salary at least equal to 12 times that employee’s highest monthly base salary paid during the 12-month period prior to the change of control. In addition, the covered employee will be entitled to participate in all incentive compensation, retirement and welfare plans applicable to peer executives at Metris during that period, but in no event shall those incentive compensation, retirement and welfare plans be on terms less favorable in the aggregate to the employee than the most favorable terms provided to the employee under plans in effect at any time during the 90 day period prior to the change of control.
      In addition, each agreement provides for severance payments if, during the two-year period following the change of control, Metris terminates the employment of the covered employee other than for death, “disability” or “cause,” or if during that period the employee terminates his or her employment for “good reason,” as defined in the severance agreement. The severance payments include the following:

•	an amount equal to the covered employee’s base salary and accrued vacation through the applicable termination date;

•	a lump-sum payment in cash equal to either one or two times the sum of the covered employee’s base salary plus the highest annual bonus paid to that employee during the two years immediately preceding the fiscal year in which the merger becomes effective;

•	a cash payment equal to a pro rata share of the covered employee’s bonus for the year of termination based on the highest annual bonus paid to that employee during the two years immediately preceding the fiscal year in which the merger becomes effective;

•	all deferred amounts under the supplemental executive retirement plan described below, together with accrued but unpaid earnings thereon; and

•	an amount equal to fees and costs charged by an outplacement firm.
Metris has also agreed in these agreements, for the period following the covered employee’s termination date until the first anniversary of such date, to continue to provide to the employee certain welfare benefits, including, but not limited to, medical, dental, disability, and individual life and travel accident insurance. In the event that any of the covered employees becomes subject to an excise tax under Section 4999 of the Internal Revenue Code, which is referred to in this proxy statement as the Code, these agreements also generally provide for an additional payment to the executive such that the covered employee will be placed in the same after-tax position as if no such excise tax had been imposed.
      Assuming a closing date of [          ], 2005 and that all the relevant executive officers experience qualifying terminations of employment immediately thereafter, the amount of cash severance (based upon current base salaries and recent bonus amounts but excluding excise tax gross-ups) that would be payable to each of Messrs. Wesselink, Houlihan, Evans, Melius and Piteleski and the remaining three executive officers of Metris as a group would be $[          ], $[          ], $[          ], $ [          ] and $[          ], respectively.

Supplemental Executive Retirement Plan
      Metris has in place a supplemental executive retirement plan, which we refer to as the SERP, that covers Metris’ officers and other senior management employees who are selected for participation by the compensation committee and the CEO. The SERP is an account balance plan under which participants’ accounts are credited with amounts that are targeted to provide a specified benefit at retirement. This target is either 60% (for the CEO and executive vice presidents) or 40% (for senior vice presidents) of the average of the participant’s final three years of salary and bonus. Under the SERP, Metris will pay as a benefit to a participant who is vested the amount of his or her vested account. In general, a participant is vested if his or her employment relationship with Metris is completely severed either after attaining age 65 or after completing five years of plan participation and attaining the age of 55 or greater while employed. Upon a “change in control” of Metris, which as defined under the SERP includes approval by the stockholders of the merger, the SERP provides for crediting accounts of participants under age 55 to the present value of the projected age 55 benefit and full vesting of all SERP accounts. In addition, the merger agreement provides that participants in the SERP who are age 55 or older will receive a pro-rata credit to their SERP accounts at the effective time of the merger based on the expected annual contribution for 2005. In addition, the SERP provides that, in the event that any acceleration in vesting causes the participant to be subject to an excise tax under Section 4999 of the Code, the participant is entitled to an additional payment equal to the excise taxes owned on the payments under the SERP. Assuming a closing date of [                    ], 2005, upon completion of the merger, credits (excluding any excise tax gross-ups) of $[          ], $[          ], $[          ], $[          ], $[          ] and $[          ], respectively, will be made to the SERP accounts of Messrs. Wesselink, Houlihan, Evans, Melius and Piteleski and the remaining 13 executive officers and directors of Metris, as a group.

Management Stock Purchase Plan
      Metris has in place a management stock purchase plan, which we refer to as the MSPP, which allows a participant to defer up to 50% of his or her annual bonus. Any employee whose job title is senior vice president or higher and who participates in the management incentive bonus plan is eligible to participate in the MSPP. Amounts deferred under the MSPP are credited to a stock purchase account as restricted stock units representing unissued shares of common stock. The price of the restricted stock units is the closing price of the common stock on the date the deferral was made. Metris also matches the deferred amount at a rate equal to $1 for every $3 deferred by the participant. The participant’s deferral is immediately vested and the match vests on the third anniversary of the last day of the performance year for which the bonus was paid if the participant is then employed by Metris. The deferred account is paid out in shares of Metris common stock as of a date selected by the participant, which can be no earlier than the third anniversary of the last day of the bonus year. Metris has agreed that it will not, while the merger agreement is in effect, settle any accounts under the MSPP by issuance of shares. The Metris board of directors has suspended and intends to amend the MSPP to provide that all match amounts will vest at the effective time of the merger and each participant in the MSPP will receive a cash payment in an amount equal to the number of shares of common stock then credited to that participant under the MSPP multiplied by the consideration to be received by the common stockholders in the merger. Assuming a closing date of [                    ], 2005, upon completion of the merger Messrs. Wesselink, Houlihan, Evans, Melius and Piteleski and the remaining executive officers and directors of Metris, as a group, will receive cash payments of $[          ], $[          ], $[          ], $[          ], $[          ] and $[          ], respectively; none of these payments will be as the result of the vesting of match amounts.

Indemnification and Insurance
      HSBC Finance has agreed that it and the surviving corporation will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each director, officer, employee or agent of Metris or any of its subsidiaries and each person who is or was serving at the request of Metris or any of its subsidiaries as a director, officer, employee or agent of another person to the same extent those persons were indemnified or had the right to advancement of expenses as of the date of the merger agreement pursuant to Metris’ certificate of incorporation and bylaws. The merger agreement provides that, to the extent permitted by applicable law, these indemnification and advancement of expenses obligations will be limited to a period of six years from and after the effective time. The merger agreement also provides that, for a period of six years after the effective time of the merger, the surviving corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Metris (provided that the surviving corporation may substitute policies which are no less advantageous to the insured), subject to specified cost limitations.

Material United States Federal Income Tax Consequences
      The following is a discussion of the material federal income tax consequences of the merger to holders of Metris common stock and/or Series C preferred stock. The discussion is based upon the Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is for general information purposes only and does not address Metris stockholders who are subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion does not address the tax consequences to stockholders who acquired their shares of Metris common stock and/or Series C preferred stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.
      This discussion only applies to a Metris stockholder that holds its Metris common stock and/or Series C preferred stock as a capital asset at the time of the merger and that is

•	a citizen or resident of the U.S.,

•	a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if either (a) a court within the U.S. is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership holds Metris stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A holder of Metris stock that is a partner of a partnership should consult its own tax advisor.
      The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

General
      The merger will constitute a taxable transaction for U.S. federal income tax purposes. As a result, a holder of Metris common stock and/or Series C preferred stock will generally recognize gain or loss as a result of the merger in an amount equal to the difference between the amount of cash received in the merger and the stockholder’s adjusted tax basis in the Metris common stock and/or Series C preferred stock surrendered in the merger. Except as discussed below, such gain or loss will be a capital gain or loss if the Metris common stock and/or Series C preferred stock is held as a capital asset (within the meaning of Section 1221 of the Code) as of the effective time of the merger and will be a long-term capital gain or loss if the stockholder’s holding period is more than one year.
      Even if a Metris stockholder would otherwise recognize capital gains with respect to the merger, to the extent that cash is considered to be received in exchange for services or property (other than solely for Metris common stock and/or Series C preferred stock), such stockholder could be required to recognize ordinary income.

Appraisal Rights
      Under specified circumstances, Metris stockholders may be entitled to appraisal rights in connection with the merger. See “Dissenters’ Rights of Appraisal.” If appraisal rights are available and a Metris stockholder receives cash pursuant to the exercise of these rights, that stockholder will generally recognize gain or loss in an amount equal to the difference between the cash received and that stockholder’s adjusted tax basis in its Metris stock. Metris stockholders who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding
      A stockholder (other than certain exempt stockholders, including corporations and certain foreign persons and entities) may be subject to backup withholding on cash paid pursuant to the merger or exercise of appraisal rights, unless such stockholder provides its correct taxpayer identification number, referred to as a TIN, or certifies that it is awaiting a TIN, and certifies as to no loss of exemption from backup withholding by completing substitute IRS Form W-9 included in the letter of transmittal, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who fails to furnish a TIN may be subject to tax penalties, and the gross proceeds of the merger (or cash payable pursuant to exercise of appraisal rights) payable to such stockholders may be subject to backup withholding at a 28% rate. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of such stockholder, and a refund may be obtained by the stockholder if backup withholding results in an overpayment of tax. A stockholder may also be subject to certain information reporting requirements.
Accounting Treatment
      The merger will be accounted for by the use of the purchase method of accounting, in accordance with International Accounting Standards. This means that HSBC Finance will record as goodwill the excess of the purchase price of Metris over the fair value of Metris’ identifiable assets, including intangible assets, and liabilities.
Required Regulatory Approvals
      Metris and HSBC Finance have agreed to use their reasonable best efforts to obtain all regulatory approvals and consents and provide all necessary notices to regulatory authorities required to complete the transactions contemplated by the merger agreement. The regulatory authorities from whom these required approvals and consents must be obtained and to whom notice must be provided include the OCC, the Florida Department of Financial Services, the Minnesota Department of Commerce and the Bermuda Monetary Authority.

Bank Merger Approval
      The bank merger is subject to the approval of the OCC under the Bank Merger Act. In assessing whether to approve the bank merger, the OCC is required to consider the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, and the effect of the bank merger on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, as amended, also requires that the OCC, in deciding whether to approve the bank merger, assess the records of performance of HSBC Bank Nevada, N.A. in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. As part of the review process under the Community Reinvestment Act, it is not unusual for the OCC to receive protests and other adverse comments from community groups and others. The regulations of the OCC require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the bank merger. Any such comments provided by third parties could prolong the period during which the bank merger is subject to review by the OCC. There can be no assurance that the OCC’s approval of the bank merger will be granted and, if granted, when the effective date of the approval will be or whether any conditions to the approval will be imposed.
      Notice of the Bank Merger Act filing will also be provided to the Superintendent of the Arizona Banking Department.

Other Requisite Regulatory Approvals, Consents and Notices
      The approval of the OCC and the consent of the Federal Deposit Insurance Corporation, referred to in this proxy statement as the FDIC, may be required for certain payments that will be made in connection with the merger. The change in control of Metris’ subsidiaries that engage in insurance and warranty services activities require the approval or consent of, or provision of notice to, various regulatory authorities, including the Florida Department of Financial Services, the Minnesota Department of Commerce and the Bermuda Monetary Authority.
      At any time before the merger and the bank merger are consummated, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, referred to as the FTC, or any state could take action under the antitrust laws as it deems necessary. Private parties may also bring actions under the antitrust laws under certain circumstances. Although HSBC Finance and Metris believe that neither the merger nor the bank merger will have any anticompetitive effects under the antitrust laws, there can be no assurances that a challenge to the merger or the bank merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful. Whether or not the merger or the bank merger is ultimately challenged by the FTC or the antitrust division, the institution of an investigation of the merger or the bank merger by the FTC or the antitrust division could delay the closing of the merger.
      Neither Metris nor HSBC Finance can provide assurances that all of the regulatory approvals and consents described above will be obtained, and if obtained, no assurance can be given as to the date of any approval or consent or the absence of any litigation challenging such approvals. Neither Metris nor HSBC Finance is aware of any material governmental approvals or actions that are required for completion of the merger or the bank merger other than those described in this proxy statement. If any such additional approvals or actions are required, it is currently contemplated that they will be sought; however, there can be no assurances that they will be obtained.
SEC Investigation
      On July 12, 2005, Metris announced that it had received a “Wells Notice” from the staff of the Midwest Regional Office of the SEC in connection with its investigation concerning Metris’ reporting and treatment of its allowance for loan losses for 2001, its valuation of “Retained interests in loans securitized” and other matters. That investigation was first disclosed by Metris in August 2003. Under the SEC’s procedures, a Wells Notice indicates that the staff intends to recommend that the SEC bring a civil injunctive action against the recipient for possible violations of federal securities law. Recipients of Wells Notices have the opportunity to respond to the SEC staff before the staff makes its formal recommendation on whether any action should be brought by the SEC. On August 2, 2005, Metris filed its responsive Wells submission.
      The resolution as to Metris and its subsidiaries of the matters referred to in the Wells Notice on the terms specified in the merger agreement is a condition to HSBC Finance’s obligation to complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger — Conditions to the Obligation of HSBC Finance and HSBC Corporation I.” Metris cannot provide assurances that the required resolution will be reached in a timely fashion or at all.

THE MERGER AGREEMENT

      This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement.
      The merger agreement contains customary representations and warranties of both Metris and HSBC Finance. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Metris and HSBC Finance in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Metris and HSBC Finance rather than establishing matters as facts. Accordingly, the merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that will be contained in, or incorporated by reference into, this proxy statement, as well as in the filings that Metris and HSBC Finance make with the SEC.
Structure of the Merger
      Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, HSBC Corporation I will merge with and into Metris. Metris will be the surviving entity in the merger and will become a wholly owned subsidiary of HSBC Finance. Immediately following the merger, Metris’ subsidiary, Direct Merchants Credit Card Bank, National Association, will merge with and into HSBC Bank Nevada, N.A. HSBC Bank Nevada, N.A. will be the surviving entity in the bank merger and will remain a wholly owned subsidiary of HSBC Finance.
      The certificate of incorporation of Metris will be the certificate of incorporation of the combined company after completion of the merger, and the bylaws of HSBC Corporation I will be the bylaws of the combined company after completion of the merger.
      The directors of HSBC Corporation I immediately prior to the effective time of the merger will be the directors of the surviving corporation following the merger. The officers of the surviving corporation will be elected by the directors of the surviving corporation as of the effective time of the merger.
Effective Time and Timing of Closing
      The merger agreement provides that the merger will be completed on the second business day after the satisfaction or waiver of all conditions in the merger agreement, unless another time or date is agreed to in writing by the parties to the merger agreement.
      The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time if so specified in the certificate of merger. Although Metris and HSBC Finance expect to complete the merger by the end of the fourth quarter of 2005, the merger is subject to receipt of stockholder and regulatory approvals and other conditions. Metris cannot predict the exact time of the merger’s completion.

Consideration to be Received in the Merger
      If the merger is completed on or before December 9, 2005, each share of Metris common stock issued and outstanding at the effective time of the merger, other than certain specified shares held by Metris and HSBC Finance and shares held by stockholders exercising dissenters’ rights, will be cancelled and converted into the right to receive $15.00 in cash, and all of the shares of Metris Series C preferred stock issued and outstanding at the effective time of the merger will be cancelled and converted automatically into the right to receive in the aggregate $682,561,140 in cash.
      If the merger is completed after December 9, 2005, the per share consideration to be paid to the common stockholders in the merger will decrease incrementally based on the pay-in-kind dividends that accumulate daily thereafter on the Series C preferred stock, in accordance with its terms, and the aggregate consideration to be paid for all of the shares of Series C preferred stock will undergo a corresponding increase, as set forth in Annex 2.1 to the merger agreement, which is attached to this proxy statement as Annex A.
      Regardless of when the merger occurs, holders of the Series C preferred stock will receive an amount equal to 101% of the aggregate merger consideration that they would have received had they converted all of their Series C preferred stock into common stock immediately prior to the merger, which is the same amount Metris would pay to redeem the Series C preferred stock pursuant to the change in control provisions of the Series C preferred stock terms. This amount will be $15.15 for each share of common stock into which the Series C preferred stock is convertible if the merger occurs on or before December 9, 2005. Thereafter, as a result of the pay-in-kind dividend accruing daily on the Series C preferred stock, the number of shares issuable upon conversion of the Series C preferred stock (which remains constant through December 9, 2005) will increase, causing the aggregate amount of consideration payable to the Series C preferred stock to increase, although the consideration per as converted share will decrease.
      At the time the merger becomes effective, each issued and outstanding share of HSBC Corporation I common stock will be converted into one share of common stock of the surviving corporation and will constitute the only shares of capital stock of the surviving corporation outstanding immediately after the effective time of the merger.
Treatment of Stock Options and Stock Units
      As of the effective time of the merger, each outstanding option to acquire Metris common stock granted under Metris’ stock incentive plans, whether or not exercisable, will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of (i) the product of the price per share paid for each share of common stock and the number of shares of Metris common stock subject to such stock option over (ii) the product of the exercise price per share with respect to each share of Metris common stock subject to such stock option and the number of shares of Metris common stock subject to such stock option. The lump sum cash payment will be made less any applicable withholding tax at the effective time of the merger, or, if consent or approval of the OCC or the FDIC is required for such lump sum cash payment, at such time as such consent or approval is obtained (but in no event before the effective time of the merger), and subject in that case to any conditions, requirements or restrictions imposed by the OCC or FDIC. If the exercise price per share of any such stock option is equal to or greater than the price per share paid for each share of common stock, such stock option will be cancelled without any cash payment.
      Prior to the closing of the merger, Metris, in consultation with HSBC Finance, will take or cause to be taken any and all actions reasonably necessary to give effect to such treatment of Metris stock options to the extent such treatment is not expressly provided for by the terms of the applicable Metris stock plan and related award agreements, including using reasonable best efforts to obtain any necessary consent of the holder of any option.
      Each right to be issued shares of Metris common stock pursuant to a Metris restricted stock unit agreement that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding tax, equal to the product of (i) the price per share paid for each share of common stock and (ii) the number of shares of Metris common stock subject to issuance upon settlement of such restricted stock unit agreement. These payments will be made at the effective time of the merger or, if consent or approval of the OCC or the FDIC is required for such lump sum cash payment, at such time as such consent or approval is obtained (but in no event before the effective time of the merger), and subject in that case to any conditions, requirements or restrictions imposed by the OCC or the FDIC.
      Prior to the closing of the merger, Metris, in consultation with HSBC Finance, will take or cause to be taken any and all actions reasonably necessary to give effect to such treatment of Metris restricted stock unit agreements, including using reasonable best efforts to obtain any necessary consent of the holder of any restricted stock unit agreement, to the extent such treatment is not expressly provided for by the terms of the applicable Metris stock plan and related restricted stock unit agreements.
Conversion of Shares; Exchange of Certificates
      The conversion of Metris capital stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time, HSBC Finance will appoint a paying agent reasonably acceptable to Metris for the benefit of holders of Metris common stock that are not dissenting shares. The paying agent will exchange certificates for the merger consideration and perform such other duties as are defined in the merger agreement. As soon as practicable after the effective time of the merger, HSBC Finance or the paying agent will mail to each former holder of record of Metris capital stock a letter of transmittal with instructions on how to exchange Metris stock certificates for the cash merger consideration.
      Upon the surrender to the paying agent of a certificate held by any holder of Metris common stock or Series C preferred stock, together with a letter of transmittal, duly executed and completed in accordance with its instructions, the paying agent will cause the cash consideration payable to each holder of Metris common stock to be mailed to such holder and will surrender to HSBC Finance the certificates representing shares of Series C preferred stock and the related letter of transmittal. Upon the surrender to HSBC Finance of the stock certificates representing all shares of Series C preferred stock, HSBC Finance will pay to the holders of such stock the aggregate merger consideration for the holders of Series C preferred stock. All surrendered Metris stock certificates will be cancelled.
      Holders of Metris capital stock should not submit their Metris stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from HSBC Finance or the paying agent. If certificates for Metris stock have been lost, stolen or destroyed, the claimant of such certificates will have to prove ownership of those certificates and that they were lost, stolen or destroyed before receiving any consideration for the shares represented by such certificates. In such case, HSBC Finance or the paying agent may also require the posting of a bond. HSBC Finance or the paying agent will send you instructions on how to provide such evidence and bond, if required. After the completion of the merger, there will be no further transfers of Metris capital stock, and Metris stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of Metris common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to HSBC Finance’s satisfaction that such tax is not applicable.
      Holders of Metris capital stock who have not returned a completed letter of transmittal and their Metris stock certificates to the paying agent within six months after the effective time of the merger may be required to look to HSBC Finance for payment of the cash merger consideration.
      HSBC Finance, the surviving corporation or the paying agent will be entitled to deduct and withhold from the cash consideration payable to any Metris stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If HSBC Finance, the surviving corporation or the paying agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.
Representations and Warranties
      The merger agreement contains a number of customary representations and warranties made by both Metris and HSBC Finance relating to themselves and their respective subsidiaries. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Metris and HSBC Finance in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Metris and HSBC Finance rather than establishing matters as facts.
      With the exception of certain representations that must be true and correct in all material respects as of the closing date (or, in the case of specific representations and warranties regarding the capitalization of Metris and its subsidiaries, true and correct except to a de minimis extent or, in the case of specific representations and warranties regarding ownership of Metris’ capital stock by HSBC Finance and its affiliates and associates, true and correct in all respects), the parties have agreed that no representation or warranty will be deemed untrue or incorrect as of the closing date as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a material adverse effect on the company making the representation and its subsidiaries, taken as a whole.
      As used in the merger agreement, (i) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the business, assets, liabilities, capitalization, financial condition or results of operations of that entity and its subsidiaries taken as a whole; and (ii) the term material adverse effect means, with respect to any entity, an effect which (A) is materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of that entity and its subsidiaries taken as a whole, or (B) materially impairs the ability of that entity to perform its obligations under the merger agreement.
      In determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to either party, the parties will disregard any effects caused by or resulting from (1) changes after August 4, 2005 in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States, (2) changes after August 4, 2005 in United States securities markets, including changes in price levels or trading volumes, (3) changes or events after August 4, 2005 affecting the credit card industry, the consumer finance industry, and/or financial services industry generally and not specifically relating to that party or any of its subsidiaries, (4) changes after August 4, 2005 in generally accepted accounting principles or regulatory accounting requirements applicable to companies operating in the United States credit card industry, the United States consumer finance industry and/or the United States financial services industry generally, (5) changes after August 4, 2005 in laws, rules or regulations of general applicability, or their interpretations by courts or governmental entities, (6) the execution and delivery of the merger agreement or the completion or public disclosure of the merger, or (7) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens, except to the extent that such changes described in clauses (1), (2), (4), (5) and (7) have a disproportionate adverse effect (other than a disproportionate adverse effect where the disproportion is de minimis) on such party. The representations and warranties in the merger agreement do not survive the effective time of the merger.
      Each of Metris, HSBC Finance and HSBC Corporation I has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing, qualification and corporate power and authority to conduct their businesses;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, their organizational documents or other obligations, or applicable laws or regulations, as a result of the merger agreement;

•	required governmental filings and consents;

•	compliance with applicable laws;

•	legal proceedings;

•	its use of brokers or finders; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.
      In addition, Metris has made other representations and warranties about itself to HSBC Finance and HSBC Corporation I as to:

•	its capitalization;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	tax matters;

•	material contracts;

•	employee matters, including its employee benefit plans and compliance with certain federal regulations applicable to such plans;

•	agreements with regulators;

•	the absence of certain changes or events;

•	board approval of the merger and the merger agreement;

•	the stockholder approval required to approve the merger agreement;

•	its title to and ownership of its assets;

•	its intellectual property;

•	certain securitization matters;

•	its loans, advances, credit lines and credit card receivables;

•	its servicing rights;

•	environmental matters;

•	risk management instruments and derivatives;

•	the opinions of Metris’ financial advisors;

•	its internal controls and procedures;

•	its insurance;

•	absence of undisclosed liabilities;

•	reserves; and

•	insurance matters.

      HSBC Finance and HSBC Corporation I also have made representations and warranties about themselves to Metris as to:

•	ownership of HSBC Corporation I and the conduct of its activities prior to the effective time;

•	the availability of cash to pay the merger consideration; and

•	their beneficial ownership of Metris capital stock.
Conduct of Business Pending the Merger
      Metris has agreed in the merger agreement that, prior to the completion of the merger, subject to the exceptions specified in the merger agreement, Metris and each of its subsidiaries, among other things:

•	will carry on their businesses in the ordinary course consistent with past practice since January 1, 2003 and will use commercially reasonable efforts to preserve their business organizations, maintain their rights, franchises, licenses and other authorizations issued by governmental entities, and preserve their relationships with employees, customers, suppliers and others with whom they have business dealings;

•	will not enter into any new material line of business;

•	will not change any of its material banking, operating or other policies in any respect that is material to Metris or the subsidiary, except as required by law or policies imposed by a governmental entity;

•	will not make any changes in significant accounting methods, principles or practices, except to the extent required by a change in generally accepted accounting principles or regulatory accounting practices;

•	will not incur or commit to any capital expenditures or other expenditures with respect to property, plant, or equipment in excess of $250,000 in the aggregate for Metris and its subsidiaries taken as a whole, other than as provided in Metris’ 2005 annual budget;

•	will not enter into, modify, amend, extend or terminate any agreement for goods, property, property rights or services between Metris or any of its subsidiaries and (i) any director, officer, or any affiliate of any director or officer, or (ii) any other person where the agreement obligates Metris or any affiliate of Metris to pay in excess of $500,000 in any twelve-month period, subject to certain exceptions set forth in the merger agreement;

•	will not knowingly waive, release or assign any material right or claims;

•	will not initiate, compromise or settle any material investigation, litigation, arbitration proceeding or other proceeding with any governmental entity where such compromise or settlement would involve amounts in excess of the corresponding reserves as of the date of the merger agreement or which would result in a material restriction on Metris’ or any of its subsidiaries’ business;

•	will not open or close any facility or office;

•	will not fail to maintain insurance at levels substantially comparable to levels existing on the date of the merger agreement;

•	will not fail to pay accounts payable and other obligations in the ordinary course of business;

•	will not enter into any new co-branding or secondary issuer arrangement under which Metris or any of its subsidiaries reasonably expects to originate more than 50,000 accounts in any twelve-month period or make payments to the counterparty to such co-branding or secondary issuer arrangement in amounts in excess of $5 million in any twelve-month period;

•	except for the declaration and payment of regular quarterly dividends on the Series C preferred stock in accordance with the Series C Certificate of Designations and except for dividends or distributions paid by wholly owned subsidiaries of Metris to Metris or to other wholly owned subsidiaries of Metris, will not declare or pay any dividend or other distribution on the capital stock Metris;

•	except for the declaration and payment of regular quarterly dividends on the Series C preferred stock in accordance with the Series C Certificate of Designations, will not split, combine, reclassify, subdivide, recapitalize or exchange any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, instead of, or in substitution for shares of Metris capital stock, or repurchase, redeem or otherwise acquire any shares of Metris capital stock or any of its other securities or any securities convertible into or exercisable for any shares of its capital stock or any of its other securities;

•	will not issue, deliver, sell, grant, pledge or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of Metris capital stock or any other voting securities or equity equivalent or securities convertible into shares of Metris capital stock, other than (1) the issuance of shares of Metris common stock upon the exercise or settlement of Metris stock options, Metris restricted stock units or other equity rights or obligations under grants made on or before March 31, 2005 under Metris’ equity compensation plans, (2) the declaration and payment of regular quarterly dividends on the Series C preferred stock in accordance with the Series C Certificate of Designations and (3) stock dividends or stock distributions paid by wholly owned subsidiaries of Metris to Metris or to other wholly owned subsidiaries of Metris;

•	will not amend or propose to amend its corporate governance documents and will not enter into a plan of consolidation, merger or reorganization with any Person other than a wholly owned subsidiary of Metris;

•	will not, subject to certain exceptions, acquire or agree to acquire (whether by merger or consolidation or asset purchase or any other means) any business or any corporation, partnership, association or other business organization or division of any other entity or acquire or agree to acquire any material amount of assets;

•	will not, subject to certain exceptions, dispose of any assets that are material, individually or in the aggregate, to Metris;

•	will not incur any indebtedness, guarantee any indebtedness of any other person or entity or issue or sell any debt securities or any warrants or rights to acquire any debt securities or guarantee any debt securities of any other entity, other than indebtedness of any subsidiary of Metris to Metris or to another subsidiary of Metris, and other than debt securities maturing not more than 90 days after the date of issuance that are sold in the ordinary course of business consistent with past practice;

•	will not take any action that would, or would reasonably be expected to, result in any of the representations and warranties in the merger agreement being or becoming untrue (except for exceptions that would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Metris and its subsidiaries taken as a whole);

•	will not take any action that would, or would reasonably be expected to, result in any conditions to the merger not being satisfied or in violation of any provision of the merger agreement;

•	will not take any action that would, or would reasonably be expected to, adversely affect the ability of the parties to obtain any regulatory approvals required in connection with the merger;

•	subject to certain exceptions, will not pay, discharge, settle or satisfy any material claims, liabilities or obligations of Metris,

•	will not waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which Metris or any of its subsidiaries is a party;

•	will not, without HSBC Finance’s prior written consent, enter into, adopt, amend or terminate any employee benefit plan or other arrangement for the compensation and benefit of employees, other than in the ordinary course of business or as otherwise provided in the merger agreement;

•	will not, without HSBC Finance’s prior written consent, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Metris employee benefit or other arrangement for the compensation and benefit of employees as in effect as of March 31, 2005, except for normal payments, awards and increases in the ordinary course of business;

•	will not, without HSBC Finance’s prior written consent, enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the merger agreement, other than a renewal in accordance with the existing terms of such contract, agreement, commitment or arrangement;

•	will not, except in connection with the merger of Direct Merchants Credit Card Bank, National Association with and into HSBC Bank Nevada, N.A., enter into an agreement for the merger, consolidation or combination, or any acquisition or disposition of all or substantially all of the assets or securities of Metris or any of its subsidiaries, or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	will not make or rescind any material tax election except as required by law, settle or compromise any material tax liability or amend any material tax return, except as consistent with past practices or with the written consent of HSBC Finance; and

•	will not agree to, or make any commitment to, take, or authorize, any of the foregoing prohibited actions.
      The merger agreement also contains a covenant that until the effective time of the merger, Metris and its subsidiaries will use commercially reasonable efforts to (a) obtain notice from the Staff of the SEC that it will not recommend that charges be brought against Metris and its subsidiaries with respect to the allegations against Metris set forth in the “Wells Notices” dated as of July 12, 2005 with respect to Metris and one or more of its subsidiaries, and (b) in the event such a notice is not obtained by September 30, 2005 and is not reasonably likely to be obtained in Metris’ good faith determination after consultation with its outside legal counsel, obtain a final court or administrative order as to Metris and its subsidiaries with respect to the SEC’s investigation. Metris will use commercially reasonable efforts to confer and consult on a regular basis with HSBC Finance with respect to the investigation, to keep HSBC Finance apprised of the status of the investigation, and to promptly advise HSBC Finance of any material event, change, circumstance or development relating to or arising from the investigation.
      The merger agreement also contains mutual agreements relating to the preparation of this document, access to information of the other company, confidentiality of certain information, and public announcements with respect to the transactions contemplated by the merger agreement. HSBC Finance has also agreed to use its reasonable best efforts to execute and deliver certain instruments required for the due assumption of Metris’ outstanding debt, guarantees and other securities, and Metris has agreed to use its reasonable best efforts to cause certain subsidiaries and other related entities to be liquidated and dissolved in accordance with applicable laws.
Stockholder Approval and Duty to Recommend
      Metris has agreed to hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining stockholder approval of the merger. Metris will use its reasonable best efforts to obtain such approval. The merger agreement requires Metris to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends approval of the merger agreement, unless the merger agreement has been terminated. The Metris board of directors has recommended that stockholders of Metris vote in favor of adoption of the merger agreement, but has the power to withdraw or modify its recommendation if it determines in good faith after consultation with its outside legal counsel that its fiduciary duties require it to do so.
No Solicitation
      Pursuant to the terms of the merger agreement, Metris has agreed, subject to limited exceptions, that it will not, nor will it permit any of its officers and directors or its subsidiaries to, and that it will use best efforts to cause its and its subsidiaries’ employees, agents and representatives not to, directly or indirectly:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposals or offers with respect to, or a transaction to effect, an “Acquisition Proposal” (as defined below);

•	have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.
      However, prior to the stockholder meeting held for the purpose of obtaining the requisite stockholder approval of the merger agreement, the Metris board of directors may consider and engage in discussions and negotiations with, or provide nonpublic information or data to, any person with respect to an unsolicited bona fide Acquisition Proposal if (1) it has first entered into a customary confidentiality agreement with the party proposing the Acquisition Proposal, and (2) the Metris board of directors concludes in good faith, after consultation with a nationally recognized financial advisor and legal counsel, that the Acquisition Proposal constitutes or is reasonably likely to result in a “Superior Proposal” (as defined below), if and to the extent that the Metris board of directors determines in good faith after consultation with outside legal counsel that its fiduciary obligations require it to do so.
      The merger agreement defines an “Acquisition Proposal” to include any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Metris or any of its subsidiaries, except for transactions otherwise permitted under the merger agreement, or any purchase or sale of 10% or more of the consolidated assets of Metris and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any entity or the stockholders or equity holders of such entity beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its subsidiaries. A “Superior Proposal” is defined as a bona fide written Acquisition Proposal which the Metris board of directors concludes in good faith (after consultation with its legal advisors and a nationally recognized financial advisor) (i) is more favorable to the stockholders of Metris, from a financial point of view, than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal and the merger agreement, and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of “Superior Proposal,” the term Acquisition Proposal has the meaning provided in this paragraph except that the reference to “10% or more” will be deemed to be a reference to “a majority.”
      Metris has agreed to notify HSBC Finance promptly (but in no event later than 24 hours) after it receives any Acquisition Proposal or any request for nonpublic information relating to Metris or any of its subsidiaries by any person that informs Metris or any of its subsidiaries that it is considering making or has made an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with Metris relating to a possible Acquisition Proposal. The notice must be made orally and confirmed in writing and identify the person making the Acquisition Proposal, inquiry or request and the material terms and conditions, if any, of the inquiries, proposals or offers. Metris has also agreed to notify

HSBC Finance promptly (but in no event later than 24 hours) after it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person regarding an Acquisition Proposal. The notice must be made orally and in writing.
      At any time prior to obtaining the required stockholder vote approving the merger, the Metris board of directors may, in response to a Superior Proposal, vote to terminate the merger agreement and concurrently or promptly thereafter enter into a definitive agreement with respect to a Superior Proposal, but Metris may not exercise this right until the third business day following HSBC Finance’s receipt of written notice from Metris advising HSBC Finance that the Metris board of directors has received a Superior Proposal specifying the terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal, and stating that the Metris board of directors intends to exercise its right to terminate the merger agreement.
      Metris has also agreed to, and agreed to cause its subsidiaries and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
Employee Matters
      HSBC Finance has agreed to provide the following, among other things, with respect to the employees of Metris and its subsidiaries who are employed at the effective time of the merger:

•	for a period of six months following the effective time of the merger, HSBC Finance or the surviving corporation will provide annual base compensation, incentive compensation (other than equity based compensation), and employee benefit plans and benefit arrangements (other than equity based compensation) that are, in the aggregate, at least as favorable as those in effect immediately prior to the effective time of the merger;

•	those employees who were also covered by the Metris management incentive plan or the annual incentive plan for designated corporate officers immediately prior to the effective time will receive a 2005 bonus to the extent payable as set forth in the merger agreement;

•	for a period of twelve months following the effective time, any employee who is offered employment with HSBC Finance or its U.S. affiliates that would require such employee to relocate to a different work location that is more than 40 miles from such employee’s current work location, will be allowed to either accept the position and receive relocation benefits under the Metris relocation policy as in effect on March 31, 2005, or to decline the position and receive severance benefits available under Metris’ severance plan as in effect on March 31, 2005 (or, for certain employees having a separate change of control severance agreement or key employee severance protection agreement, the severance benefits available to such employees under such separate agreements);

•	any such employee whose employment is terminated without cause within twelve months following the effective time who is not otherwise covered by an individual agreement with respect to severance will be eligible to receive severance under Metris’ severance pay plan as in effect on March 31, 2005;

•	all such employees will be credited for the amount of their accrued but unused paid time off, or PTO, under the paid time off program (or equivalent) of HSBC Finance in effect at the effective time, and employees with accrued but unused PTO in excess of the amount that may be credited under HSBC Finance’s program (or equivalent) will receive a payment equal to the value of any excess accrued but unused PTO;

•	participants in Metris’ supplemental executive retirement plan who are age 55 or older will receive a pro-rata payment to their supplemental executive retirement plan account at the effective time based on the expected Metris annual contribution for 2005;

•	for any such employees and their eligible dependents who were covered under comparable Metris employee medical plans, HSBC Finance will cause to be waived all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under each HSBC Finance employee medical plan in which Metris employees participate after the effective time;

•	HSBC Finance will provide credit under any welfare plan for any co-payments, deductibles and offsets made during the plan year for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any HSBC Finance benefit plan in which they are eligible to participate during the plan year including the effective time; and

•	for such employees who are covered by Metris benefit plans providing life insurance and disability coverage immediately prior to the effective time, HSBC Finance or the surviving corporation will continue the life insurance and disability coverage for at least six months following the effective time.
      No provision of the merger agreement will obligate HSBC Finance, Metris or any of their affiliates to continue the employment of any employee for any period following the effective time or to refrain from revising the terms of any employee’s employment or transferring any employees, nor will it prevent those entities from amending or terminating any benefit plan or other arrangement for the compensation and benefit of employees.
Fees and Expenses
      In general, if the merger is not completed, all expenses incurred by a party in connection with the negotiation and completion of the transactions contemplated by the merger agreement will be paid by the party incurring the expense. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by HSBC Finance and Metris. If the merger is completed, the surviving corporation will pay all then unpaid costs and expenses incurred by Metris in connection with the merger agreement.
Indemnification and Insurance
      The merger agreement provides that, upon completion of the merger, HSBC Finance will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors, employees and agents of Metris and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable law to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by Metris pursuant to Metris’ certificate of incorporation or bylaws. The merger agreement provides that, to the extent permitted by applicable law, these indemnification and advancement of expenses obligations will be limited to a period of six years from and after the effective time.
      The merger agreement also provides that HSBC Finance will maintain for a period of six years after completion of the merger Metris’ current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amounts and containing terms and conditions which are no less advantageous than the current policies, with respect to acts or omissions occurring prior to the effective time of the merger, except that HSBC Finance is not required to incur annual premium expenses greater than 300% of Metris’ insurance premium as of August 4, 2005.
      In addition, for a period of six years after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of directors, officers, employees or agents than those set forth in Metris’ current certificate of incorporation and bylaws.

Conditions to Completion of the Merger
      The obligations of the parties to the merger agreement to complete the merger are subject to the fulfillment or waiver of various conditions, including those described in this section. If the law permits, either Metris or HSBC Finance could choose to waive certain conditions to its obligation to complete the merger.

Conditions to Each Party’s Obligations
      The obligations of the parties to the merger agreement to complete the merger are subject to the satisfaction of certain conditions, including:

•	the approval of the merger by holders of a majority of the voting power of the outstanding shares of Metris common stock and Series C preferred stock, voting together as a single class;

•	the receipt of all regulatory approvals required to complete the merger and the bank merger, or which would reasonably be expected to have a material adverse effect on the surviving corporation or the surviving bank if not obtained, which regulatory approvals will remain in full force and effect, and the expiration of all related waiting periods required to complete the merger; and

•	the absence of any temporary restraining order, injunction or other order issued by any governmental entity or other legal restraint or prohibition preventing consummation of the merger or the bank merger, and the absence of any action taken or any statute, rule, regulation, order, injunction or decree enacted, entered, enforced or deemed applicable by any governmental entity which prohibits or makes illegal the consummation of the merger or the bank merger.

Conditions to the Obligations of HSBC Finance and HSBC Corporation I
      Each of HSBC Finance’s and HSBC Corporation I’s obligations to complete the merger are subject to the satisfaction of certain conditions, including:

•	the truth and correctness of the representations and warranties of Metris in the merger agreement, subject to the materiality and material adverse effect standards provided in the merger agreement, and the receipt by each of HSBC Finance and HSBC Corporation I of a certificate from Metris to that effect;

•	the performance by Metris in all material respects of its obligations under the merger agreement and the receipt by each of HSBC Finance and HSBC Corporation I of a certificate from Metris to that effect;

•	the receipt by Metris of certain specified third party consents and approvals;

•	the receipt by HSBC Finance of resignations, effective as of the effective time of the merger, of each director of Metris and its subsidiaries;

•	the repurchase, redemption or payment in full by Metris of all of its outstanding 10 1/8% Senior Notes due 2006 and the payment of any associated prepayment penalties, which was completed on August 15, 2005;

•	the stockholder agreement having not been terminated without the consent of HSBC Finance;

•	the receipt by Metris of a notice from the Staff of the SEC that it will not recommend that charges be brought against Metris and its subsidiaries with respect to the allegations against Metris set forth in the “Wells Notices” dated as of July 12, 2005 with respect to Metris and one or more of its subsidiaries or, if such notice is not obtained by September 30, 2005 and is not reasonably likely to be obtained in Metris’ good faith determination after consultation with its outside legal counsel, the receipt by Metris of a final court or administrative order as to it and its subsidiaries with respect to the SEC’s investigation, which may include fines, penalties or settlement if the aggregate amount is not substantial in relation to the consolidated financial condition, assets or stockholders’ equity of Metris and will not impose adverse restrictions or limitations on the business or operations of Metris or any of its subsidiaries; and

•	the completion of the liquidation and dissolution of Metris Companies Foundation and the Metris Companies Inc. Political Action Committee.

Conditions to the Obligations of Metris
      The obligation of Metris to complete the merger is subject to the satisfaction of certain conditions, including:

•	the truth and correctness of the representations and warranties of HSBC Finance and HSBC Corporation I in the merger agreement, subject to the materiality and material adverse effect standards provided in the merger agreement, and the receipt by Metris of a certificate from each of HSBC Finance and HSBC Corporation I to that effect.

•	the performance by HSBC Finance and HSBC Corporation I in all material respects of all obligations required by the merger agreement at or prior to the effective time of the merger and the receipt by Metris of a certificate from each of HSBC Finance and HSBC Corporation I to that effect.
Termination and Effects of Termination
      The merger agreement may be terminated at any time prior to completion of the merger by action taken or authorized by the board of directors of the terminating party or parties, under the circumstances described below even if the stockholders of Metris have approved the merger agreement:

•	by the mutual written consent of HSBC Finance and HSBC Corporation I and Metris;

•	by either HSBC Finance or Metris, upon written notice to the other party, if any of the required regulatory approvals are denied (and the denial is final and nonappealable), or if any governmental entity with authority to do so has acted to permanently restrain, enjoin or otherwise prohibit the merger and such action has become final and nonappealable, unless the terminating party’s failure to comply with the merger agreement has caused or resulted in the denial or action;

•	by either HSBC Finance or Metris, upon written notice to the other party, if the merger has not been completed on or before March 31, 2006, unless the failure to complete the merger by that date is due to the terminating party’s failure to comply with the merger agreement;

•	by either HSBC Finance or Metris, if the required vote of the Metris stockholders has not been obtained upon a vote taken on the merger agreement at a duly convened meeting of Metris stockholders;

•	by either HSBC Finance and HSBC Corporation I on the one hand or Metris on the other hand, upon written notice to the other party, if there is a breach by the other party that would cause the failure of a condition to the terminating party’s obligation to complete the merger, unless the breach is capable of being, and is, cured within 30 days after the giving of written notice of the breach;

•	by HSBC Finance, upon written notice to Metris, if Metris has failed to recommend adoption of the merger agreement to the stockholders of Metris at the stockholders meeting held for the purpose of approving the merger agreement, or has withdrawn, modified or qualified in any manner adverse to HSBC Finance such recommendation, or has materially breached its obligations under the merger agreement by reason of a failure to call the stockholders meeting;

•	by HSBC Finance, upon written notice to Metris, if the stockholder agreement entered into among HSBC and the stockholders of Metris has been breached in any material manner by any stockholder that is a party to such stockholder agreement; or

•	by Metris, upon written notice to HSBC Finance, if the Metris board of directors has changed its recommendation of the transaction in favor of a Superior Proposal and Metris has otherwise fulfilled its obligations with regard to such Superior Proposal.
      If the merger agreement is terminated by either Metris or HSBC Finance, it will become void and there will be no liability or obligation on the part of Metris or HSBC Finance, except that designated provisions of the merger agreement, including the confidential treatment of information and the payment of fees and expenses, will survive the termination, and except that no party will be relieved or released from any liabilities or damages arising out of its willful and material breach of the merger agreement.
Termination Fee
      Metris must pay to HSBC Finance, by wire transfer of immediately available funds, a cash termination fee of $57.4 million if:

•	the merger agreement is terminated by HSBC Finance because the Metris board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of HSBC Finance, and within twelve months after the date of such termination Metris or any of its subsidiaries consummates an “acquisition transaction,” as defined in the merger agreement; or

•	the merger agreement is terminated by Metris if the Metris board of directors has changed its recommendation of the transaction in favor of a Superior Proposal and Metris has otherwise fulfilled its obligations with regard to such Superior Proposal, and within twelve months after the date of such termination Metris or any of its subsidiaries consummates an “acquisition transaction.”
Amendment and Waiver
      Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors at any time prior to or after the approval of matters presented in connection with the merger by stockholders of Metris, except that after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval.
      Before the merger, the parties to the merger agreement may, to the extent legally allowed, extend the time for performance of any obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties, and waive compliance with any of the agreements or conditions in the merger agreement. Any agreement to any such extension or waiver must be in a written document signed by that party.

THE STOCKHOLDER AGREEMENT

      Concurrently with the execution of the merger agreement, and as a condition to the willingness of HSBC Finance to enter into the merger agreement, the holders of the Series C preferred stock entered into a stockholder agreement with HSBC Finance. These stockholders own approximately 43.5% of the voting power of the capital stock of Metris entitled to vote at the special meeting. The following describes the material terms of the stockholder agreement. The description in this section is not complete. You should read the stockholder agreement in its entirety for a more complete understanding of its terms. A copy of the stockholder agreement is attached to this proxy statement as Annex B and is incorporated by reference in this proxy statement.
      Pursuant to the stockholder agreement, these Metris stockholders have agreed to vote (or cause to be voted) their shares of Metris capital stock (1) in favor of the adoption of the merger agreement and approval of the merger, and (2) against approval of any Acquisition Proposal, as described above under “The Merger Agreement — No Solicitation.” In addition, the stockholders have irrevocably and unconditionally waived any rights of appraisal, dissenters’ rights and any similar rights relating to the merger that they may have by virtue of their ownership of Metris capital stock.
      The stockholder agreement includes an irrevocable proxy granted to HSBC Finance, and any individual designated by HSBC Finance in writing, to enable HSBC Finance to direct the voting of all such shares in the foregoing manner. HSBC Finance did not pay additional consideration to any of the holders of the Series C preferred stock to induce them to enter into the stockholder agreement.
      Each of the stockholders party to the stockholder agreement has agreed that it will not sell, assign, transfer, pledge, encumber or otherwise dispose of the shares subject to the stockholder agreement during the term of the stockholder agreement. In addition, these stockholders agree that they will not deposit their Metris shares into a voting trust, grant any proxy or power of attorney with respect to those shares that conflicts with the stockholder agreement, or enter into any other arrangement with respect to the disposition of any of those shares (except for transfers by gift or donation where the transferee agrees in writing to be bound by the terms of the stockholder agreement).
      The stockholder agreement will terminate on the earlier to occur of:

•	the effective time of the merger; and

•	any termination of the merger agreement in accordance with its terms.

MARKET PRICE FOR METRIS COMMON STOCK

      Metris common stock is listed on the NYSE and traded under the symbol “MXT.” The following table sets forth, for the periods indicated, the high and low reported closing prices per share of Metris common stock on the NYSE and the cash dividends declared per share of Metris common stock.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2002
First Quarter	$27.90	$12.15	$0.01
Second Quarter	$23.35	$6.50	$0.01
Third Quarter	$9.16	$1.55	$0.01
Fourth Quarter	$4.70	$1.43	$0.01
2003
First Quarter	$2.95	$1.25	—
Second Quarter	$7.54	$2.06	—
Third Quarter	$6.75	$2.25	—
Fourth Quarter	$5.18	$3.76	—
2004
First Quarter	$8.26	$4.28	—
Second Quarter	$9.56	$6.02	—
Third Quarter	$9.81	$5.70	—
Fourth Quarter	$13.35	$9.05	—
2005
First Quarter	$12.95	$11.10	—
Second Quarter	$14.60	$11.31	—
Third Quarter (through [ ])	$—	$—	—
      On [                    ], 2005, the closing price per share of Metris common stock was $[          ] per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons Owning More than 5% of Metris Common Stock
      The following table sets forth information with respect to persons we know to be the beneficial owners of more than 5% of our outstanding common stock on August 12, 2005. We have determined beneficial ownership for this purpose in accordance with Rule 13d-3 of Section 13 of the Securities Exchange Act of 1934. Under that rule, a person is deemed to be the beneficial owner of securities if that person has or shares voting power or investment power with respect to the securities, or has the right to acquire beneficial ownership within 60 days of August 12, 2005. There were 58,490,051 shares of outstanding common stock as of that date. Except as otherwise indicated, a person has sole voting and investment power with respect to common stock owned by that person.
      The shares of common stock beneficially owned by each of Messrs. Lee, Harkins, Boll and Hagerty assume conversion of the Series C preferred stock into common stock, and include 43,173,909 shares which they indirectly own through THL Equity Advisors IV, LLC, which is the sole general partner of Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., and Thomas H. Lee Foreign Fund IV-B, L.P.

	Number of Shares	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

HSBC Finance Corporation(2)	45,053,541	43.5%
2700 Sanders Road Prospect Heights, IL 60070
Thomas H. Lee and certain of his affiliates(3)	44,097,603	43.0%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
David V. Harkins and certain of his affiliates(4)	43,368,082	42.6%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
C. Hunter Boll and certain of his affiliates(5)	43,330,779	42.6%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
Thomas M. Hagerty and certain of his affiliates(6)	43,330,779	42.6%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
THL Equity Advisors IV, LLC and certain of its affiliates(7)	43,173,909	42.5%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
Thomas H. Lee Equity Fund IV, L.P.(8)	38,141,967	39.5%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
Second Curve Capital, LLC(9)	5,476,325	9.4%
200 Park Avenue Suite 3300 New York, NY 10166

	Number of Shares	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

Dimensional Fund Advisors Inc.(10)	4,388,849	7.5%
129 Ocean Avenue, 11th Floor Santa Monica, CA 90401
NewSouth Capital Management, Inc.(11)	4,307,027	7.4%
1100 Ridgeway Loop Road, Suite 444 Memphis, TN 38120
Longwood Investment Advisors, Inc.(12)	3,550,350	6.1%
1275 Drummers Lane Suite 207 Wayne, PA 19087
Thomas H. Lee Foreign Fund IV-B, L.P.(13)	3,712,908	6.0%
c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
Disciplined Growth Investors, Inc.(14)	3,463,419	5.9%
100 South Fifth Street Suite 2100 Minneapolis, MN 55402

(1)	Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 12, 2005, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Shares of common stock currently convertible from Series C preferred stock are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such Series C preferred stock, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Unless otherwise noted, the persons or entities named have sole voting and investment power for all shares shown as beneficially owned by them.

(2)	The shares beneficially owned by HSBC Finance equal the maximum number of shares of common stock into which the shares of Series C preferred stock subject to the stockholder agreement could have been voluntarily converted. HSBC Finance disclaims beneficial ownership of those shares. Information for security ownership of HSBC Finance is based on Metris’ records and the Schedule 13D filed on August 12, 2005.

(3)	The shares beneficially owned by Thomas H. Lee (“Lee”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Lee include shares held by the following affiliates of Lee:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
1997 Thomas H. Lee Nominee Trust	583,426
Thomas H. Lee Charitable Investment L.P.	284,167
Thomas H. Lee Investors Limited Partnership	11,101
       Lee disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC (“THL Advisors”), as their general partner. Lee also disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Charitable Investment L.P. (“Charitable Investment”), and Thomas H. Lee Investors Limited Partnership, which may also be deemed to be beneficially owned by THL Investment Management Corp. (“Management Corp.”). Lee, as General Director of THL Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment, and grantor of the 1997 Thomas H. Lee Nominee Trust, and have shared voting and investment power with respect to all shares owned. Lee disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Also includes 45,000 shares that Lee has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options. Information for security ownership of Lee is based on Metris’ records and the Schedule 13D Amendment No. 5 filed on August 5, 2005.

(4)	The shares beneficially owned by David V. Harkins (“Harkins”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Harkins include shares held by the following affiliates of Harkins:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
The 1995 Harkins Gift Trust	14,969
       Harkins disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as their general partner. Harkins shares voting and investment power with respect to all shares beneficially owned by such entities. Harkins disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Harkins also disclaims beneficial ownership of the shares beneficially owned by The 1995 Harkins Gift Trust (“Trust”). Harkins may be deemed to share voting and investment power over shares held by the Trust. Also includes 45,000 shares that Harkins has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options. Information for security ownership of Harkins is based on Metris’ records and the Schedule 13D Amendment No. 5 filed on August 5, 2005.

(5)	The shares beneficially owned by C. Hunter Boll (“Boll”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Boll include shares held by the following affiliates of Boll:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
       Boll disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as their general partner. Boll may be deemed to share voting and investment power with other investors with respect to 43,173,909 shares beneficially owned by such entities. Boll disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Also includes 45,000 shares that Boll has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options. Information for security ownership of Boll is based on Metris’ records and the Schedule 13D Amendment No. 5 filed on August 5, 2005.

(6)	The shares beneficially owned by Thomas M. Hagerty (“Hagerty”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Hagerty include shares held by the following affiliates of Hagerty:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
       Hagerty disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as their general partner. Hagerty may be deemed to share voting and investment power with other investors with respect to 43,173,909 shares beneficially owned by such entities. Hagerty disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Also includes 45,000 shares that Hagerty has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options. Information for security ownership of Hagerty is based on Metris’ records and the Schedule 13D Amendment No. 5 filed on August 5, 2005.

(7)	The shares beneficially owned by THL Equity Advisors IV, LLC (“THL Advisors”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by THL Advisors include shares held by the following affiliates of THL Advisors:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
       THL Advisors, as sole general partner of each of the affiliates listed above, may be deemed to share voting and investment power with respect to the 43,173,909 shares beneficially owned in the aggregate by the affiliates listed above. Information for security ownership of THL Advisors is based on the Schedule 13D Amendment No. 5 filed on August 5, 2005.

(8)	The shares beneficially owned by Thomas H. Lee Equity Fund IV, L.P. (“Equity Fund”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares owned by Equity Fund may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as its general partner. Information for security ownership of Equity Fund is based on Schedule 13D Amendment No. 5 filed on August 5, 2005.

(9)	Information for security ownership of Second Curve Capital, LLC (“Second Curve”) is based on the Schedule 13G Amendment No. 2 filed by Second Curve on February 14, 2005.

(10)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts collectively are referred to as the “Funds.”) In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock of the Company held by the Funds. However, all the shares of common stock reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Information for security ownership of Dimensional is based on the Schedule 13G Amendment No. 1 filed by Dimensional on February 9, 2005.

(11)	NewSouth Capital Management, Inc. (“NewSouth”) has sole voting power over 4,297,027 shares of common stock and sole investment power over 4,307,027 shares of common stock. Information for security ownership of NewSouth is based on the Schedule 13G Amendment No. 7 filed by NewSouth on February 4, 2005.

(12)	Information for security ownership of Longwood Investment Advisors, Inc. (“Longwood”) is based on the Schedule 13G filed by Longwood on February 15, 2005.

(13)	The shares beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. (“Foreign Fund B”) equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares owned by Foreign Fund B may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as its general partner. Information for security ownership of Foreign Fund B is based on the Schedule 13D Amendment No. 5 filed on August 5, 2005.

(14)	Disciplined Growth Investors, Inc. (“Disciplined Growth”) has sole voting power over 3,064,319 shares of common stock, shared voting power over 399,100 shares of common stock, and sole dispositive power over 3,463,419 shares of common stock. Information for security ownership of Disciplined Growth is based on the Schedule 13G filed by Disciplined Growth on August 3, 2005.

Metris Common Stock Owned by Officers and Directors
      The following table contains information as to the ownership of the Company’s common stock as of August 12, 2005, with respect to (i) each of the directors, (ii) the named executive officers, and (iii) all directors and executive officers as a group. We have determined beneficial ownership for this purpose in accordance with Rule 13d-3 of Section 13 of the Securities Exchange Act of 1934. Under that rule, a person is deemed to be the beneficial owner of securities if he has or shares voting power or investment power with respect to the securities, or has the right to acquire beneficial ownership within 60 days of August 12, 2005. There were 58,490,051 shares of outstanding common stock as of that date. Except as otherwise indicated, a person has sole voting and investment power with respect to common stock owned by that person.
      The shares of common stock beneficially owned by each of Messrs. Lee, Harkins, Boll and Hagerty assume conversion of the Series C preferred stock into common stock, and include 43,173,909 shares which they indirectly own through THL Equity Advisors IV, LLC, which is the sole general partner of Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class(1)

Thomas H. Lee	44,097,603	(2)	43.0%
David V. Harkins	43,368,082	(3)	42.6%
C. Hunter Boll	43,330,779	(4)	42.6%
Thomas M. Hagerty	43,330,779	(5)	42.6%
David D. Wesselink	1,099,744	(6)	1.8%
Frank D. Trestman	162,500	(7)	*
John A. Cleary	75,500	(8)	*
Edward B. Speno	45,460	(9)	*
Leo R. Breitman	15,000	(10)	*
Jerome J. Jenko	15,000	(11)	*
Donald J. Sanders	15,000	(12)	*
Matthew S. Melius	246,142	(13)	*
William A. Houlihan	180,421	(14)	*
Richard G. Evans	166,567	(15)	*
Dan N. Piteleski	117,589	(16)	*
All directors and executive officers as a group (18 persons)	46,969,125	(17)	44.7%

*	Less than 1%.

(1)	Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 12, 2005, and restricted stock units vesting in the same period, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Shares of common stock currently convertible from our Series C preferred stock are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such Series C preferred stock, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Unless otherwise noted, the persons named have sole voting and investment power for all shares shown as beneficially owned by them.

(2)	The shares beneficially owned by Mr. Lee equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Mr. Lee include shares held by the following affiliates of Mr. Lee:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
1997 Thomas H. Lee Nominee Trust	583,426
Thomas H. Lee Charitable Investment L.P.	284,167
Thomas H. Lee Investors Limited Partnership	11,101
       Mr. Lee disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC (“THL Advisors”), as their general partner. Mr. Lee also disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Charitable Investment L.P. (“Charitable Investment”), and Thomas H. Lee Investors Limited Partnership, which may also be deemed to be beneficially owned by THL Investment Management Corp. (“Management Corp.”). Mr. Lee, as General Director of THL Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment, and grantor of the 1997 Thomas H. Lee Nominee Trust, may be deemed to share voting and investment power with respect to 44,052,603 shares beneficially owned by such entities. Mr. Lee disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Also includes 45,000 shares that Mr. Lee has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options.

(3)	The shares beneficially owned by Mr. Harkins equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Mr. Harkins include shares held by the following affiliates of Mr. Harkins:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
The 1995 Harkins Gift Trust	14,969
       Mr. Harkins disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as their general partner. Mr. Harkins may be deemed to share voting and investment power with other investors with respect to 43,173,909 shares beneficially owned by such entities. Mr. Harkins disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Mr. Harkins also disclaims beneficial ownership of the shares beneficially owned by The 1995 Harkins Gift Trust (“Trust”). Mr. Harkins may be deemed to share voting and investment power over shares held by the Trust. Also includes 45,000 shares that Mr. Harkins has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options.

(4)	The shares beneficially owned by Mr. Boll equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Mr. Boll include shares held by the following affiliates of Mr. Boll:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
       Mr. Boll disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as their general partner. Mr. Boll may be deemed to share voting and investment power with other investors with respect to 43,173,909 shares beneficially owned by such entities. Mr. Boll disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Also includes 45,000 shares that Mr. Boll has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options.

(5)	The shares beneficially owned by Mr. Hagerty equal the maximum number of shares of common stock into which the Series C preferred stock could have been voluntarily converted. Shares beneficially owned by Mr. Hagerty include shares held by the following affiliates of Mr. Hagerty:

Name	Number of Shares

Thomas H. Lee Equity Fund IV, L.P.	38,141,967
Thomas H. Lee Foreign Fund IV, L.P.	1,319,034
Thomas H. Lee Foreign Fund IV-B, L.P.	3,712,908
       Mr. Hagerty disclaims beneficial ownership of the shares beneficially owned in the aggregate by Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P., which may also be deemed to be beneficially owned by THL Equity Advisors IV, LLC, as their general partner. Mr. Hagerty may be deemed to share voting and investment power with other investors with respect to 43,173,909 shares beneficially owned by such entities. Mr. Hagerty disclaims beneficial ownership of any of the foregoing shares which may be deemed to be owned by him except to the extent of his pecuniary interest therein. Also includes 45,000 shares that Mr. Hagerty has the right to acquire within 60 days of August 12, 2005 through the exercise of stock options.

(6)	Includes (a) 1,013,279 shares of common stock that Mr. Wesselink has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options; (b) 27,859 shares of common stock held in Mr. Wesselink’s family foundation; and (c) 450 shares of common stock held by Mr. Wesselink’s son, over which Mr. Wesselink has power of attorney.

(7)	Includes 97,500 shares of common stock that Mr. Trestman has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(8)	Includes 62,500 shares of common stock that Mr. Cleary has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(9)	Includes 45,000 shares of common stock that Mr. Speno has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(10)	Includes 15,000 shares of common stock that Mr. Breitman has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(11)	Includes 15,000 shares of common stock that Mr. Jenko has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(12)	Includes 15,000 shares of common stock that Mr. Sanders has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(13)	Includes (a) 215,835 shares of common stock that Mr. Melius has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options; and (b) 4,037 shares held in Mr. Melius’ 401(k) account.

(14)	Includes 33,333 shares of common stock that Mr. Houlihan has the right to acquire within 60 days of August 12, 2005, through the vesting of restricted stock units.

(15)	Includes (a) 143,984 shares of common stock that Mr. Evans has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options; and (b) 2,500 shares held by Mr. Evans’ revocable trust.

(16)	Includes 100,287 shares of common stock that Mr. Piteleski has the right to acquire within 60 days of August 12, 2005, through the exercise of stock options.

(17)	Includes (a) 2,122,459 shares of common stock that the directors and executive officers have the right to acquire within 60 days of August 12, 2005, through the exercise of stock options or vesting of restricted stock units; and (b) 44,425,516 shares of common stock through the conversion of Series C preferred stock.

DISSENTERS’ RIGHTS OF APPRAISAL

      Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Metris stock, as determined by the Delaware Court of Chancery. Metris stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Metris will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex E of this proxy statement.
      Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Metris’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Metris a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

Failure to vote against adoption of the merger agreement will not constitute waiver of your appraisal rights.

      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Metris stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Metris stock.
      All demands for appraisal should be addressed to the Secretary at Metris Companies Inc., 10900 Wayzata Boulevard, Minnetonka, Minnesota 55305-1534, and must be delivered to Metris before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Metris stock. The demand must reasonably inform Metris of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of Metris stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.
      If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of Metris stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within ten days after the effective date of the merger, Metris, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Metris stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for that stockholder’s shares of Metris stock. Within 120 days after the effective date, either Metris or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Metris has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. You will not receive notice specifying the deadline by which you must file such petition, and you must calculate the deadline by counting 120 days from the date of effectiveness of the merger. As described above, Metris will notify you of the effective date of the merger.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Metris, Metris will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The

Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of Metris stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon Metris and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable under the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Metris stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.
      In view of the complexity of Section 262, Metris stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

      You should rely only on the information contained in this proxy statement or incorporated herein by reference to vote your shares at the special meeting. Metris has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.
      In order to be considered for inclusion in the proxy statement for Metris’ 2006 annual meeting of stockholders, if held, any stockholder proposal intended to be presented at the meeting must be received by Metris on or before November 28, 2005. Please address your proposals to Richard G. Evans, Secretary, Metris Companies Inc., 10900 Wayzata Boulevard, Minnetonka, Minnesota 55305-1534.
      Metris’ bylaws provide that if you wish to nominate directors or bring other business before the stockholders at the 2006 annual meeting:

•	you must notify the secretary in writing not less than 45 days before the first anniversary of the date that Metris first mailed the proxy statement with respect to its 2005 annual meeting, or February 11, 2006; and

•	your notice must contain the specific information required in Metris’ bylaws.
      Please note that these requirements pertain only to matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the deadline to have a proposal included in a future proxy statement.
      If you would like a copy of Metris’ bylaws, we will send you one without charge. Please write to the secretary.
      The 2006 annual meeting will be held only if the merger is not completed.
      The Metris board of directors does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

      Metris and HSBC Finance file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Metris or HSBC Finance files at the SEC’s public reference room in Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Metris’ and HSBC Finance’s public filings are also available to the public from document retrieval services, and their public filings are also available to the public at the Internet website maintained by the SEC at http: //www.sec.gov. Metris’ public filings are also available under the “Investor Relations” tab on Metris’ website at www.metriscompanies.com. HSBC Finance’s public filings are also available under the “Investor Relations” tab on HSBC Finance’s website at www.hsbcusa.com.

ANNEX A
AGREEMENT AND PLAN OF MERGER
dated as of August 4, 2005
by and among
HSBC FINANCE CORPORATION,
HSBC CORPORATION I
and
METRIS COMPANIES INC.

i

ii

Defined Terms

Term	Section

2005 Company Budget	Section 5.1(a)
Acquisition Proposal	Section 6.6(a)
Acquisition Transaction	Section 8.2(c)
Affiliate	Section 3.4(e)
Agreement	Preamble
AIP	Section 6.7(b)(i)
Bank	Preamble
Bank Merger	Preamble
Bank RAP Documents	Section 3.4(c)
Bank Servicing Rights	Section 3.20(a)
Banking Authorities	Section 3.4(c)
Benefit Arrangement	Section 3.9(a)(i)
Benefit Plan	Section 3.9(a)(ii)
BHCA	Section 3.1(a)
Bylaws	Section 3.1(a)
Cause	Section 6.7(b)(vi)
Certificate of Incorporation	Section 3.1(a)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.9(c)(viii)
Code	Section 2.2(g)
Company	Preamble
Company Actuarial Analyses	Section 3.28(c)
Company Benefit Arrangement	Section 3.9(a)(iii)
Company Board Approval	Section 3.13
Company Capital Stock	Section 2.1(g)
Company Common Stock	Section 2.1(c)
Company Contracts	Section 3.8
Company Disclosure Schedule	Article III
Company Employees	Section 6.7(a)
Company Intellectual Property	Section 3.17
Company Permits	Section 3.5(a)
Company Plan	Section 3.9(a)(iv)
Company Restricted Stock Unit Agreement	Section 2.1(f)
Company SEC Documents	Section 3.4(a)
Company Series C Preferred Stock	Section 2.1(d)
Company Sponsored Asset Securitization Transaction	Section 3.18(a)
Company Stock Option	Section 2.1(e)
Company Stock Plans	Section 3.2
Company Stockholders Meeting	Section 6.1(a)
Company Termination Fee	Section 8.2(b)
Company’s Current Premium	Section 6.9(b)

Term	Section

Confidentiality Agreement	Section 6.4(b)
Covered Employees	Section 6.7(b)(i)
Covered Receivables	Section 3.19
Derivative Transactions	Section 3.23
DGCL	Section 1.1
Dissenting Shares	Section 2.3
Dissenting Stockholder	Section 2.3
Effective Time	Section 1.1
Environmental Laws	Section 3.21(a)
ERISA	Section 3.9(a)(v)
ERISA Affiliate	Section 3.9(a)(vi)
Exchange Act	Section 3.4(a)
Exchange Fund	Section 2.2(a)
FDIC	Section 2.1(e)
Florida DFS	Section 3.3(c)
Governmental Entity	Section 3.3(c)
Hazardous Materials	Section 3.21(e)
Holders	Section 2.2(a)
HSR Act	Section 3.3(c)
ICOM	Section 3.1(a)
Indemnified Liabilities	Section 6.9(a)
Indemnified Parties	Section 6.9(a)
Injunction	Section 7.1(c)
Insurance and Warranty Subsidiaries	Section 3.1(a)
Insurance Authorities	Section 3.4(d)
Insurance or Warranty Subsidiary	Section 3.1(a)
Insurance Policies	Section 3.26
Insurance SAP Documents	Section 3.4(d)
IRS	Section 3.9(c)(i)
Knowledge of Parent	Section 4.4
Knowledge of the Company	Section 3.5(b)
Law	Section 3.5(a)
Liability	Section 3.9(a)(vii)
material	Article III
Material Adverse Effect	Article III
MBOs	Section 6.7(b)(i)
Merger	Preamble
Merger Consideration	Section 2.1(g)
Merger Sub	Preamble
MES	Section 3.1(a)
Minnesota DOC	Section 3.3(c)
MIP	Section 6.7(b)(i)
MRI	Section 3.4(a)
MWSF	Section 3.1(a)
MWSI	Section 3.1(a)
Notice of Superior Proposal	Section 6.6(c)

Term	Section

OCC	Section 2.1(e)
Organizational Documents	Section 3.1(a)
Parent	Preamble
Parent Bank Sub	Preamble
Parent Benefit Plan	Section 6.7(c)
Parent Disclosure Schedule	Article IV
Parent SEC Report	Section 4.4
Paying Agent	Section 2.2(a)
Pension Plan	Section 3.9(a)(viii)
Per Common Share Price	Section 2.1(c)
Person	Section 2.2(d)
Proxy Statement	Section 6.1(b)
PTO	Section 6.7(b)(iv)
Qualified Plan	Section 3.9(a)(ix)
RAP	Section 3.4(c)
Receivables	Section 3.19
Regulatory Agreement	Section 3.11
Related Employer	Section 3.9(a)(x)
Required Company Vote	Section 3.14
Requisite Regulatory Approvals	Section 7.1(b)
SAP	Section 3.4(d)
SEC	Section 3.3(c)
SEC Investigation	Section 5.2
Securities Act	Section 3.2(c)
Securitization Disclosure Documents	Section 3.18(a)
SERP	Section 6.7(b)(v)
Stockholder Agreement	Preamble
Stub Period	Section 6.7(b)(i)
Subsidiary	Section 3.1(b)
Superintendent	Section 3.3(c)
Superior Proposal	Section 6.6(e)
Surviving Bank	Section 1.6
Surviving Corporation	Section 1.3
tax	Section 3.7(a)
taxable	Section 3.7(a)
taxes	Section 3.7(a)
Trust Account Shares	Section 2.1(b)
U.S. Affiliates	Section 6.7(b)(i)
Violation	Section 3.3(b)
Voting Debt	Section 3.2(b)
WARN Act	Section 3.9(d)(iv)

Appendix A
      AGREEMENT AND PLAN OF MERGER dated as of August 4, 2005 (this “Agreement”) by and among HSBC FINANCE CORPORATION, a Delaware corporation (“Parent”), HSBC CORPORATION I, a Delaware corporation and directly wholly owned subsidiary of Parent (“Merger Sub”), and METRIS COMPANIES INC., a Delaware corporation (the “Company”).
      WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which (i) Merger Sub would merge with and into the Company (the “Merger”) and, as a result of the Merger, the Company would be the surviving entity and a wholly owned subsidiary of Parent and (ii) immediately following the Merger, the Company’s Subsidiary, Direct Merchants Credit Card Bank, National Association (the “Bank”) would be merged with and into HSBC Bank Nevada, N.A. (“Parent Bank Sub”) (the “Bank Merger”) and, as a result of the Bank Merger, Parent Bank Sub would be the surviving entity and a wholly owned subsidiary of Parent.
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule I have entered into a Stockholder Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit I (the “Stockholder Agreement”), pursuant to which the stockholders have, among other things, agreed to give Parent a proxy to vote all of the shares of capital stock of the Company that such stockholders beneficially own or otherwise have the right to vote in favor of adoption of this Agreement and approval of the Merger and against any Acquisition Proposal; and
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated herein (including the Bank Merger) and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the “DGCL”), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).
      Section 1.2     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota, 55402, unless another place is agreed to in writing by the parties hereto.
      Section 1.3     Effects of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent. The Merger will have the effects set forth in the DGCL.

      Section 1.4     Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub, as set forth in Exhibit 1.4 hereto, shall be the Bylaws of the Surviving Corporation.
      Section 1.5     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Surviving Corporation shall be elected by the directors of the Surviving Corporation as of the Effective Time.
      Section 1.6     Bank Merger. A bank merger agreement shall be entered into immediately following the Effective Time and shall provide that (i) the Bank shall be merged with and into Parent Bank Sub and the separate existence of the Bank shall cease, and Parent Bank Sub shall be the surviving bank (the “Surviving Bank”) and shall continue its existence under the laws of the United States, (ii) the Articles of Association of Parent Bank Sub shall be the Articles of Association of the Surviving Bank, and (iii) the Bylaws of Parent Bank Sub shall be the Bylaws of the Surviving Bank.
ARTICLE II
CONVERSION OF SECURITIES; PAYMENT OF MERGER CONSIDERATION
      Section 2.1     Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Capital Stock (as defined in this Section 2.1(g)):

(a) Conversion of Merger Sub Stock. Each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

(b) Cancellation of Treasury Stock. All shares of Company Common Stock (as defined in Section 2.1(c)) that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned, directly or indirectly, by Parent or Company (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (“Trust Account Shares”)) shall be cancelled and retired and shall cease to exist, and no stock of Parent, cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Subject to Section 2.3 with regard to Dissenting Shares (as defined in Section 2.3(a)), each share of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.1(b)), shall be converted into the right to receive $15.00 in cash to be distributed in accordance with Section 2.2, without interest (the “Per Common Share Price”); provided, however, that if the Effective Time occurs after December 9, 2005, then the Per Common Share Price shall instead be the amount set forth in Annex 2.1. All such shares of Company Common Stock shall otherwise no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. The Company will amend the terms of any existing restricted stock agreements with respect to outstanding shares of Company Common Stock that do not provide for acceleration of termination of restrictions in connection with the Merger such that all such restrictions will terminate as of the Effective Time.

(d) Conversion of Company Series C Preferred Stock. Subject to Section 2.3 with regard to Dissenting Shares, all of the shares of Series C Perpetual Convertible Preferred Stock, par value $.01 per share, of the Company (the “Company Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in the aggregate $682,561,140.00 in cash to be distributed in accordance with Section 2.2, without interest; provided, however, that if the Effective Time occurs after December 9, 2005, then all of the shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in the aggregate the amount set forth in Annex 2.1. All such shares of the Company Series C Preferred Stock shall otherwise no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(e) Cancellation and Conversion of Company Stock Options. Each option to purchase Company Common Stock (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time (whether or not exercisable) shall be cancelled as of the Effective Time, in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of (i) the product of the Per Common Share Price and the number of shares of Company Common Stock subject to such Company Stock Option over (ii) the product of the exercise price per share with respect to each share of Company Common Stock subject to such Company Stock Option and the number of shares of Company Common Stock subject to such Company Stock Option, such lump sum cash payment to be made less any applicable withholding tax at the Effective Time or, if consent or approval of the Office of the Comptroller of the Currency (“OCC”) or the Federal Deposit Insurance Corporation (“FDIC”) is required for such lump sum cash payment, at such time as such consent or approval is obtained (but in no event before the Effective Time), and subject in that case to any conditions, requirements or restrictions imposed by the OCC or the FDIC; provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Per Common Share Price, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. Prior to the Closing, the Company, in consultation with Parent, shall take or cause to be taken any and all actions reasonably necessary, including the amendment of the Company Stock Plans (as defined in Section 3.2(a)) and, as necessary, any stock option agreements entered into under the Company Stock Plans, and shall use reasonable best efforts to obtain any necessary consent of each holder of a Company Stock Option, to give effect to the treatment of Company Stock Options pursuant to this Section 2.1(e), to the extent such treatment is not expressly provided for by the terms of the applicable Company Stock Plan and related award agreements.

(f) Cancellation and Conversion of Company Stock Units. Each right to be issued shares of Company Common Stock pursuant to a restricted stock unit agreement of the Company (a “Company Restricted Stock Unit Agreement”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled as of the Effective Time, in exchange for the right to receive a single lump sum cash payment equal to the product of (i) the Per Common Share Price and (ii) the number of shares of Company Common Stock subject to issuance upon settlement of such Company Restricted Stock Unit Agreement, such lump sum cash payment to be made less any applicable withholding tax. Payments with respect to the Company Restricted Stock Unit Agreements shall be made at the Effective Time or, if consent or approval of the OCC or the FDIC is required for such lump sum cash payment, at such time as such consent or approval is obtained (but in no event before the Effective Time), and subject in that case to any conditions, requirements or restrictions imposed by the OCC or the FDIC. Prior to the Closing, the Company, in consultation with Parent, shall take or cause to be taken any and all actions reasonably necessary, including the amendment of the Company Stock Plans and, as necessary, any Company Restricted Stock Unit Agreements, and shall use reasonable best efforts to obtain any necessary consent of each holder of a Company Restricted Stock Unit Agreement, to (x) provide that all shares of Company Common Stock issuable pursuant to outstanding Company Restricted Stock Unit Agreements will vest in connection with the Merger and (y) give effect to the treatment of Company Restricted Stock Unit Agreements pursuant to this Section 2.1(f), to the extent such treatment is not expressly provided for by the terms of the applicable Company Stock Plan and related Company Restricted Stock Unit Agreements.

(g) Merger Consideration. The aggregate consideration payable by Parent pursuant to Sections 2.1(c), (d), (e) and (f) is referred to herein as the “Merger Consideration.” The components of the Merger Consideration are detailed on Annex 2.1. The Merger Consideration will in no event exceed the sum of $1,593,667,377 plus the aggregate amount of cash received by the Company, if any, on or after the date hereof up to the Effective Time from the exercise of Company Stock Options (it being understood that the maximum number of shares subject to Company Stock Options which will become exercisable during such period is 2,326,556 and the maximum cash proceeds to the Company from such exercises, assuming all such Options were exercised for cash, would be $19,124,290.32). At the Effective Time, each holder of Company Common Stock and Company Series C Preferred Stock (the Company Common Stock and the Company Series C Preferred Stock are collectively referred to as the “Company Capital Stock”) shall cease to have any rights (other than Dissenting Shares as set forth in Section 2.3) with respect to such issued and outstanding shares of Company Capital Stock (including, without limitation, the right to vote), except for the right to receive his, her or its respective portion of the Merger Consideration.

      Section 2.2     Payment of Merger Consideration.
      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company as a paying agent (the “Paying Agent”) for the benefit of the holders of Company Common Stock that are not Dissenting Shares and who are entitled to receive the Merger Consideration (collectively, the “Holders”). At the Effective Time, Parent shall make available to the Paying Agent an amount of cash sufficient to permit payment of the Merger Consideration to the Holders (other than the cash portion of the Merger Consideration to be paid by Parent as provided in Section 2.2(h)) (the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, and any interest and other income resulting from such investments shall be paid to Parent. The Paying Agent shall exchange the shares of Company Common Stock for the Merger Consideration in accordance with the terms of this Article II, through such reasonable procedures as the Paying Agent or Parent may adopt.
      (b) Payment Procedures. As soon as practicable after the Effective Time, Parent or the Paying Agent shall cause to be mailed to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Company Capital Stock converted in the Merger (the “Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates and payment of the Merger Consideration). The Paying Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon surrender for cancellation to the Paying Agent of a Certificate held by any Holder or holder of a Certificate of Company Series C Preferred Stock, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Holder of such Certificate or holder of a Certificate of Company Series C Preferred Stock shall be entitled to receive in exchange therefor that amount of cash equal to the Per Common Share Price for each share of Company Common Stock or, in the case of a holder of a Certificate of Company Series C Preferred Stock, such holder’s ratable portion of the aggregate cash amount payable pursuant to Section 2.1(d) hereof. Any Certificate so surrendered shall forthwith be cancelled.
      (c) No Further Ownership Rights in Company Capital Stock. All amounts paid upon conversion of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
      (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined below) claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, Parent will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders thereof are entitled pursuant to Section 2.1. As used in this Agreement, “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture or any other non-governmental entity or any governmental or regulatory authority or body.
      (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.
      (f) No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to eighteen months after the Effective Time (or immediately prior to such earlier date on which any cash payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
      (g) Withholding. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law, and to collect such tax forms, including Form W-9, the appropriate series of Form W-8 or any other forms, as may be necessary to prevent or reduce any such deduction or withholding. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock or Dissenting Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
      (h) Payment to Holders of the Company Series C Preferred Stock. On the Closing Date, immediately following the Effective Time and upon the surrender to Parent of the Certificates representing all shares of the Company Series C Preferred Stock, Parent shall pay to the holders of the Company Series C Preferred Stock, by wire transfer of immediately available funds to an account designated by such holders, that amount of cash constituting the Merger Consideration which such holders are entitled to receive pursuant to Section 2.1(d).
      Section 2.3     Dissenters’ Rights.
      (a) Shares of Company Capital Stock with respect to which a demand for payment and appraisal has been properly made and perfected in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive from Parent the portion of the Merger Consideration otherwise payable with respect to such shares at or after the Effective Time and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. If a holder of Dissenting Shares (a “Dissenting Stockholder”) shall withdraw, in accordance with Section 262 of the DGCL, such holder’s demand for such appraisal or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive from Parent the Merger Consideration into which such holder’s Company Capital Stock was converted as of the Effective Time pursuant to this Agreement.
      (b) The Company shall give Parent notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares of Company Capital Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and copies of any correspondence received by the Company relating to any such demand or potential demand, and Parent shall have the right to participate in and, after the Effective Time, to direct, all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value therefor has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Parent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below. Information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to such other subsections of this Agreement or the Company Disclosure Schedule only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other subsections.
      As used in this Agreement, (i) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the business, assets, liabilities, capitalization, financial condition or results of operations of such entity and its Subsidiaries (as defined in Section 3.1(b)) taken as a whole; and (ii) the term “Material Adverse Effect” means, with respect to any entity, an effect which (A) is materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations hereunder; provided that, in any such case referred to in clause (i) or (ii)(A) the following shall not be deemed “material” or to have a Material Adverse Effect: any change or event caused by or resulting from (1) changes, after the date hereof, in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States, (2) changes, after the date hereof, in United States securities markets, including changes in price levels or trading volumes, (3) changes or events, after the date hereof, affecting the credit card industry, the consumer finance industry, and/or financial services industry generally and not specifically relating to the Company or any of its Subsidiaries, as the case may be, (4) changes, after the date hereof, in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to companies operating in the U.S. credit card industry, the U.S. consumer finance industry and/or the U.S. financial services industry generally; (5) changes, after the date hereof, in Laws of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.3(c)), (6) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof or (7) any outbreak, after the date hereof, of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; other than, in the case of clauses (1), (2), (4), (5) and (7), to the extent that any such change or outbreak has a disproportionate adverse effect (other than a disproportionate adverse effect where the disproportion is de minimis) on the Company and its Subsidiaries relative to comparable businesses generally.
      Section 3.1     Organization, Standing and Power.
      (a) The Company is a Delaware corporation duly organized, validly existing and in good standing under the Laws of Delaware. The Bank is a limited purpose credit card bank chartered as a national banking association. The Company has not registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The business and activities conducted by the Bank qualify it as a credit card bank exempt from the definition of “bank” under the BHCA pursuant to

Section 2(c)(2)(F) thereof. The Company’s Subsidiary, MES Insurance Agency, LLC, a Minnesota limited liability company, is an insurance agency licensed and located in Minnesota (“MES”), the Company’s Subsidiary, ICOM Limited, a Bermuda company, is a Class 2 Insurer licensed and located in Bermuda (“ICOM”), the Company’s Subsidiary, Metris Warranty Services, Inc., a Delaware corporation, is a service contract obligor organized in Delaware, located in Minnesota and licensed in various states (“MWSI”), and the Company’s Subsidiary, Metris Warranty Services of Florida, Inc., a Florida corporation, is a service contract obligor organized and licensed in Florida and located in Minnesota (“MWSF” and together with MES, ICOM, and MWSI, the “Insurance and Warranty Subsidiaries” and, each individually, an “Insurance or Warranty Subsidiary”). Each of the Company’s Subsidiaries (as defined in Section 3.1(b)) is an organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. True, complete and correct copies of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) of the Company and the certificate of incorporation and bylaws or other comparable organizational documents of the Company’s Subsidiaries (the “Organizational Documents”) as in effect on the date of this Agreement have been provided to Parent.
      (b) As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, or by such party and one or more of its Subsidiaries.
      Section 3.2     Capital Structure.
      (a) The authorized capital stock of the Company consists of three hundred million (300,000,000) shares of Company Common Stock, and ten million (10,000,000) shares of preferred stock, of which two million (2,000,000) shares have been designated Company Series C Preferred Stock. As of August 2, 2005 (i) 58,461,687 shares of Company Common Stock were issued and outstanding, 10,904,381 shares of Company Common Stock were reserved for issuance upon the exercise or payment of stock options, stock units or other awards granted or subject to grant under the Metris Companies Inc. Amended and Restated Long-Term Incentive and Stock Option Plan, Metris Companies Inc. Amended and Restated Non-Employee Directors Stock Option Plan, Metris Companies Inc. Employee Stock Purchase Plan, the Non-Qualified Employee Stock Purchase Plan, Metris Companies Inc. Management Stock Purchase Plan and Metris Companies Inc. Annual Incentive Bonus Plan for Designated Corporate Officers (such stock options, units and other awards and plans, collectively, the “Company Stock Plans”), and 7,055,300 shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; and (ii) 1,444,186 shares of Company Series C Preferred Stock were issued and outstanding and 57,599 shares of Company Series C Preferred Stock that will accrue through December 9, 2005 with respect to the payment-in-kind dividends thereon. All outstanding shares of Company Common Stock and Company Series C Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable. Such outstanding shares of Company Common Stock and Company Series C Preferred Stock (x) are not subject to and (y) were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or is otherwise bound.

      (b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Voting Debt”) are issued or outstanding.
      (c) Except for (i) this Agreement, (ii) options, restricted stock units or awards issued or to be issued under the Company Stock Plans which represented, as of August 2, 2005, the right to acquire up to an aggregate of 5,328,039 shares of Company Common Stock (1,227,685 restricted stock units, 2,323,982 stock options with an exercise price less than the Per Common Share Price, and 1,776,372 stock options with an exercise price equal to or greater than the Per Common Share Price), (iii) the declaration and payment of regular quarterly payment-in-kind dividends on the Company Series C Preferred Stock in accordance with the Series C Certificate of Designation and (iv) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.1(c), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or (y) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Capital Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).
      (d) Since March 31, 2005, other than regular quarterly payment in kind dividends on the Company Series C Preferred Stock in accordance with the Series C Certificate of Designation, the Company has not (i) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of the Company or any of its Subsidiaries, other than pursuant to the Company Stock Plans, any Company Stock Options, Company Restricted Stock Units and other awards issued prior to the date hereof under the Company Stock Plans (or issued after the date hereof in compliance with Section 5.1(c) and Section 5.1(i)); (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of the Company’s Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries; or (iii) declared, set aside, made or paid to the stockholders of the Company, dividends or other distributions on the outstanding shares of capital stock of the Company.
      Section 3.3     Authority.
      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Company Capital Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
      (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or constitute a change in control under, require the payment of a penalty under, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, change in control, requirement or creation, a “Violation”), any provision of the Certificate of Incorporation or Bylaws of the Company or any of the

Organizational Documents of any Subsidiary of the Company, or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in subsection (c) of this Section 3.3, result in any Violation of any Law or any loan or credit agreement, note, mortgage, indenture, lease, Company Plan (as defined in Section 3.9(a)), or agreement entered into in connection with a Company Sponsored Asset Securitization Transaction, or other agreement, obligation, instrument, permit, concession, franchise or license, applicable to the Company or any Subsidiary of the Company or their respective properties or assets, except in the case of clause (ii) of this Section 3.3(b), for any such Violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
      (c) No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) or any other Person is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby (including the Bank Merger), except for (i) the filing of applications and notices with the OCC and FDIC and approval thereof, (ii) the filing of applications and notices with the Board of Governors of the Federal Reserve, (iii) the filing of applications and notices with the Superintendent of the Arizona State Banking Department (“Superintendent”), (iv) the filing of notices with the Minnesota Department of Commerce (“Minnesota DOC”), (v) the filing of applications and notices with the Florida Department of Financial Services, including any department thereof (“Florida DFS”) and approval thereof, (vi) the filing of applications and notices with the Bermuda Monetary Authority and approval thereof, (vii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (viii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement (as defined in Section 6.1(b) and (B) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ix) the Required Company Vote (as defined in Section 3.14), (x) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and (xi) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
      Section 3.4     SEC Documents; Regulatory Reports.
      (a) Each of the Company and its Subsidiary, Metris Receivables, Inc., a Delaware corporation (“MRI”), has filed all required reports, schedules and other documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2001 (such reports, schedules and other documents, the “Company SEC Documents”). The Company SEC Documents (i) were filed on a timely basis, (ii) as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (iii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries (including any related notes and schedules) included in the Company SEC Documents as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. No Subsidiary of the Company other than MRI is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
      (b) Other than the Company SEC Documents, which are addressed in subsection (a), the Bank RAP Documents, which are addressed in subsection (c), and the Insurance SAP Documents, which are addressed in subsection (d), each of the Company and its Subsidiaries has (i) timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with any Governmental Entity, (ii) paid all fees and assessments due and payable in connection therewith and (iii) made available, to the extent permitted by applicable Law, to Parent copies of all such reports, registrations and statements (and amendments thereto).
      (c) The Bank has filed all reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto and any exhibits and other information required to be incorporated therein, that it was required to file with the OCC, the Superintendent, the Board of Governors of the Federal Reserve, and the FDIC (collectively, the “Banking Authorities”) since December 31, 2001 (the “Bank RAP Documents”). The Bank RAP Documents (i) were filed on a timely basis, (ii) were prepared in conformity with regulatory accounting practices prescribed or permitted by the Banking Authorities (“RAP”) consistently applied, for the periods covered thereby (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and (iii) fairly present in all material respects the statutory financial position of the Bank in accordance with RAP as at the respective dates thereof and the results of operations of the Bank for the respective periods then ended. No material deficiency has been asserted with respect to any Bank RAP Documents by the Banking Authorities or any other Governmental Entity. The audited annual balance sheets and income statements of the Bank as of and for the years ended December 31, 2001, 2002, 2003 and 2004 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly presented in all material respects the financial position of the Bank and the results of operations, changes in stockholder’s equity and cash flows of the Bank as of the dates and for the periods shown. The Company or the Bank has provided to Parent true and complete copies of (i) all Bank RAP Documents for the years ended December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and the quarterly periods ended March 31, 2005 and June 30, 2005, and (ii) to the extent permitted by applicable Law and subject to regulatory approval, all examination reports of any Banking Authorities conducted since December 31, 2001 and relating to the Bank.
      (d) Each of the Company and the Insurance and Warranty Subsidiaries has filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the Minnesota DOC, the Florida DFS, and the Bermuda Monetary Authority (collectively, the “Insurance Authorities”) since December 31, 2001 (the “Insurance SAP Documents”). The Insurance SAP Documents (i) were filed on a timely basis, (ii) were prepared in conformity with regulatory accounting practices prescribed or permitted by the Insurance Authorities, including the Bermuda generally accepted auditing standards (“SAP”), consistently applied, for the periods covered thereby (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and (iii) fairly present in all material respects the statutory financial position of the Company and the relevant Insurance and Warranty Subsidiaries in accordance with applicable SAP as at the respective dates thereof and the results of operations of the Company and the relevant Insurance and Warranty Subsidiaries for the respective periods then ended. No material deficiency has been asserted with respect to any Insurance SAP Documents by the Insurance Authorities or any other Governmental Entity. The Company has provided to Parent true and complete copies of (i) all Insurance SAP Documents for the years ended December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and the quarterly periods ended March 31, 2005 and June 30, 2005, and (ii) to the extent permitted by applicable Law and subject to regulatory approval, all examination or other supervisory reports of the Insurance Authorities conducted since December 31, 2001 and relating to the Company or any Insurance or Warranty Subsidiary.

      (e) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K. All agreements and transactions between or among any of the Company and any of its Subsidiaries are, to the extent required, in compliance with the terms of any applicable Laws and agreements with Governmental Entities. As used in this Agreement, “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
      Section 3.5     Compliance with Applicable Laws.
      (a) Each of the Company and its Subsidiaries holds all permits, licenses, variances, exemptions and approvals of all Governmental Entities that are material to the operation of its business (the “Company Permits”). Each of the Company and its Subsidiaries is and has been in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company (as defined in Section 3.5(b)), no Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations, judgments, orders, injunctions, decrees, writs or operating or written agreements of any Governmental Entity (individually, a “Law” and collectively, the “Laws”) applicable to the conduct of its business or the ownership or operation of its properties or assets, including state usury Laws, consumer lending and insurance Laws, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the USA Patriot Act of 2001, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the rules and regulations under any of the foregoing, and the rules and regulations of the New York Stock Exchange (all as amended from time to time). Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws with respect to collection practices in seeking payment under any loan or credit extension of the Company or the Bank. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no investigation, examination, audit, review or disciplinary proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.
      (b) As used in this Agreement, “Knowledge of the Company” means the actual knowledge of (i) the executive officers of the Company and its Subsidiaries and (ii) the individuals with the primary responsibility over operational or functional areas of the Company and its Subsidiaries.
      Section 3.6     Legal Proceedings. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there is no suit, action, claim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company as to which there is a substantial possibility of a material adverse outcome. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of Company that is material to the Company.
      Section 3.7     Taxes.
      (a) The Company and each of its Subsidiaries have filed, or caused to be filed, on a timely basis (taking into account any extension of time within which to file), all material tax returns required to be filed by any of them and have paid in full (or the Company has paid in full on behalf of any of its Subsidiaries), or have set up an adequate reserve for the payment of, all material taxes required to be paid. All such tax returns were true, complete and correct in all material respects. The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that are not adequately reserved for. As used in this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clauses (i) or (ii).
      (b) The Company (i) has delivered to Parent or made available to Parent for inspection complete and correct copies of all material tax returns of the Company or any Subsidiary of the Company relating to taxes for the taxable periods ending December 31, 2002 and December 31, 2003, and (ii) has retained and will deliver or make available to Parent, on Parent’s reasonable request, complete and correct copies of material tax returns of the Company or any Subsidiary of the Company relating to taxes for all taxable periods for which the applicable statute of limitations has not yet expired, as well as all related books and records so as to meet the requirements of Section 6001 of the Code.
      (c) The federal income tax returns of the Company and each Subsidiary of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1997. No examination or audit of any tax return of the Company or any Subsidiary of the Company by any Governmental Entity is currently in progress. Neither the Company nor any Subsidiary of the Company has been informed in writing by any jurisdiction where the Company or any Subsidiary of the Company does not file a tax return that the jurisdiction believes that the Company or any Subsidiary of the Company was required to file any material tax return that was not filed. Neither the Company nor any Subsidiary of the Company has (i) waived any statute of limitations with respect to taxes or agreed to extend the period for assessment or collection of any taxes, (ii) requested any extension of time within which to file any tax return, which tax return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.
      (d) Neither the Company nor any Subsidiary of the Company is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns other than (i) the group of which the Company is the common parent, and (ii) the group of which Fingerhut Companies, Inc. and its successors and assigns is the common parent.
      (e) Neither the Company nor any Subsidiary of the Company is a party to any tax sharing agreement or arrangement other than with each other and with Fingerhut Companies, Inc. and its successors and assigns.
      (f) Neither the Company nor any Subsidiary of the Company: (i) is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary of the Company is subject to an election under former Section 341(f) of the Code; or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
      (g) Neither the Company nor any Subsidiary of the Company has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

      (h) There are no material liens or other encumbrances with respect to taxes upon any of the assets or properties of the Company or any Subsidiary of the Company, other than with respect to taxes not yet due and payable.
      (i) Neither the Company nor any of its Subsidiaries has entered into a transaction that is identified by published guidance as a listed transaction under Treas. Reg. Section 1.6011-4(b)(2).
      (j) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other person all taxes required by Law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable, except for immaterial failures to withhold and pay over.
      Section 3.8     Certain Agreements. Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $250,000 or more per annum, (ii) which involves the payment or receipt of payment of $1 million or more per annum or is otherwise material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or currently contemplated to be conducted by the Company and its Subsidiaries, (iii) which limits the ability of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires the Company or any of its Affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which relates to indebtedness of the Company or any of its Subsidiaries in the principal amount of $5 million or more, or (vii) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. The Company has made available to Parent complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.8 (collectively referred to herein as the “Company Contracts”). All of the Company Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms, and are enforceable against the Company or the applicable Subsidiary of the Company and, to the Company’s Knowledge, against the other parties thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Neither the Company nor any of its Subsidiaries has, and to the Knowledge of the Company, none of the other parties thereto has, violated any material provision of, or committed or failed to perform any material act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Contract.
      Section 3.9     Benefit Plans.
      (a) Definitions.

(i) “Benefit Arrangement” means any benefit arrangement, obligation, custom, or practice to provide benefits (other than merely as salary or under a Benefit Plan) as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, workers’ compensation, retirement, deferred compensation, bonus, equity compensation, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125 and any plans providing benefits or payments in the event of a change in control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, independent contractors, or agents.

(ii) “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (A) otherwise exempt from ERISA by that or another section, (B) maintained outside the United States, or (C) individually negotiated or applicable only to one person.

(iii) “Company Benefit Arrangement” means any Benefit Arrangement any Related Employer sponsors or maintains or with respect to which any Related Employer has or may have any current or future Liability, in each case with respect to any present or former directors, employees, officers, or agents of, or service providers to, any Related Employer.

(iv) “Company Plan” means any Benefit Plan any Related Employer sponsors or maintains or to which any Related Employer is obligated to make payments or has or may have any Liability, in each case with respect to any present or former employees of any Related Employer, and any Qualified Plan that was terminated on or after January 1, 1995.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

(vi) “ERISA Affiliate” means any Person that, together with any Related Employer, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(vii) “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured (individually, a “Liability” and collectively, the “Liabilities”).

(viii) “Pension Plan” means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any multiemployer plan as described in Section 3(37) of ERISA) or any comparable plan not covered by ERISA.

(ix) “Qualified Plan” means any Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code, including any such Benefit Plan that was terminated on or after January 1, 1995.

(x) “Related Employer” means the Company and any Subsidiary of the Company employing any non-Company employee or service provider.

      (b) Section 3.9(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Benefit Arrangements and other employment contracts.
      (c) With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(i) The Company has delivered to Parent true and complete copies of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable: (A) all plan or arrangement documents (or, if no plan document exists, a written description of the Company Plan or Company Benefit Arrangement), including trust agreements, insurance policies, service agreements and formal and informal amendments to each; (B) the most recent Form 5500 or other comparable documents and any attached financial statements and those for the prior three years and any related actuarial reports; (C) the last Internal Revenue Service (“IRS”) determination or opinion letter and the last IRS determination or opinion letter that covered the qualification of the entire plan (if different); (D) summary plan descriptions, summaries of material modifications, any prospectuses that describe the Company Plans or Company Benefit Arrangements, and Statement of Financial Accounting Standards Nos. 87, 106, 112, and 123R reports or other comparable documents;

(E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all material notices the IRS, Department of Labor, or any other domestic or foreign Governmental Entity issued to the Related Employers within the four years preceding the date of this Agreement; and (G) employee manuals or handbooks containing personnel or employee relations policies.

(ii) Each Company Plan and each Company Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements. With respect to any Company Plan or Company Benefit Arrangement that is subject to Section 409A of the Code, the Company will adopt amendments by December 31, 2005 (or such other extended deadline as the Treasury may permit under Section 409A of the Code), so that no such Company Plan or Company Benefit Arrangement is likely to result in any participant’s incurring income acceleration or penalties under Section 409A of the Code. Section 3.9(c)(ii) of the Company Disclosure Schedule lists all Company Plans or Company Benefit Arrangement that are or may be subject to Section 409A of the Code. The only Qualified Plan currently in operation is the 401(k) Retirement Benefit Plan. No Related Employer has maintained or contributed to another Qualified Plan. The Company has received a favorable determination letter from the IRS that has not been revoked, no Qualified Plan has been amended since the date of its most recent determination letter or application therefor in any material respect, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any Liability, lien, penalty or Tax under ERISA or the Code or materially increase its cost; with respect to each Company Plan, to the Knowledge of the Company, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred; the Related Employers have fiduciary liability insurance of at least $55.0 million in effect covering the fiduciaries of the Company Plans with respect to whom the Related Employers could have Liability; no Qualified Plan has experienced a termination or partial termination; no act or omission has occurred and, to the Knowledge of the Company, no condition exists with respect to any Company Plan that would subject the Related Employers to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor, to the Knowledge of the Company, will any of the transactions contemplated by this agreement give rise to such an obligation; and the Related Employers have never sponsored an employee stock ownership plan. Each Qualified Plan that provides for compliance with ERISA Section 404(c), or is intended to comply with such provision, so complies.

(iii) Neither any Related Employer nor any ERISA Affiliate has ever sponsored or maintained or had any Liability with respect to any Pension Plan.

(iv) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements nor, to the Knowledge of the Company, is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity; and no matters are pending under the IRS’s Employee Plans Compliance Resolutions System or any successor or predecessor program.

(v) No Company Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would (A) increase, accelerate, or vest any benefit; (B) require severance, termination or other payments; (C) provide any term of employment or compensation guarantee; (D) trigger any Liabilities (including any obligation to provide a tax gross-up); or (E) measure any values of benefits on the basis of any of the transactions contemplated by this Agreement. Any payments that would be treated as change in control payments for purposes of bank regulation under 12 CFR 359.4(a)(3) will comport with such regulation and, prior to being made, will have received proper approval from the OCC and, as may be required, with the concurrence of the FDIC. No stockholder, employee, officer, or director of any Related Employer has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement. The Related Employers have provided to Parent such accurate information as Parent would reasonably be expected to need to enable Parent to calculate any excise tax due under Code Section 4999 as a result of the transactions contemplated by this Agreement for which any Related Employer or Parent may directly or indirectly become liable, and the amount of deductions that may be disallowed under Code Section 280G as a result of the transactions contemplated by this Agreement.

(vi) Each Company Plan and Company Benefit Arrangement is amendable and terminable unilaterally by the applicable Related Employer at any time without liability or expense to the Related Employers or such plan or arrangement as a result thereof (other than for benefits accrued through the date of amendment or termination and reasonable administrative expenses related thereto), and no plan documentation or agreement or communication distributed generally to employees by its terms prohibits the Related Employers from amending or terminating such Company Plan or Company Benefit Arrangement.

(vii) Each Related Employer has paid all amounts it is required to pay as contributions to the Company Plans as of the date hereof; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with generally accepted accounting principles and records of such Related Employer; all monies withheld from employee paychecks for Company Plans have been transferred to the relevant plan within the time applicable regulations specify; the assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan; within the preceding three (3) fiscal years, no Related Employer has, as a result of a retroactive rate adjustment or loss sharing arrangement, incurred any material liability with respect to a Company Plan or state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund.

(viii) All group health plans of the Related Employers and their ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, and any other comparable domestic or foreign Laws; no Related Employer has any Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor or ERISA Affiliate; no Related Employer provides benefits through a voluntary employee beneficiary association as defined in Code Section 501(c)(9); no current or former employee or director (or beneficiary of any of the foregoing) of any Related Employer is now, or after completing additional service or applying at a future date will be, entitled to receive any post-employment benefits from any Related Employer, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law or the terms of the Qualified Plan require and there have been no written or oral commitments inconsistent with the foregoing.

(ix) No Related Employer has taken any action since March 31, 2005 that would have required consent under Section 5.1(i) if Section 5.1(i) had been in effect beginning as of such date.

(x) No Related Employer has had any Benefit Plan or Benefit Arrangement covering any employee which plan or arrangement is subject to the Laws of any jurisdiction outside the United States.

(xi) All actions to be taken under this Agreement with respect to equity or equity-based compensation (A) are permitted by the terms of the applicable Company Benefit Arrangements (or appropriate consents have been or will be obtained from the affected participants); (B) will be consistent with material communications to recipients of such compensation; and (C) will comply in all material respects with applicable Law.

      (d) With respect to employees of and independent contractors to the Related Employers:

(i) Each Related Employer has complied in all material respects with all applicable domestic and foreign Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has complied in all material respects with all employment agreements, and no claims, controversies, investigations or suits are pending or, to the Knowledge of the Company, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Entities; and all employees are at-will.

(ii) No labor union has ever represented the Related Employer’s employees and no collective bargaining agreement has been binding against the Related Employers; the Related Employers have not engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Related Employers pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(iii) All persons who have performed services for the Related Employers while classified as independent contractors have satisfied the requirements of Law to be so classified, and the applicable Related Employer has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(iv) Since January 1, 2004, no Related Employer has effectuated (A) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or (B) a mass layoff as defined in the WARN Act, nor has any Related Employer been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Since January 1, 2004, the Related Employers have provided notices under the WARN Act as described in Section 3.9(d)(iv) of the Company Disclosure Schedule.

(v) There are no loans or extensions of credit (other than (A) for routine business expenses or (B) under credit cards issued by the Bank, in either case, in compliance with Regulation O under 12 C.F.R. Part 215) between the Related Employers and any current director, officer, or employee in excess of $1,000, and any such loans or extensions comply with applicable Law.

(vi) All employees of the Related Employers are employed within the United States. All persons employed in the United States are citizens of the United States. Section 3.9(d)(vi) of the Company Disclosure Schedule indicates the immigration status of any persons employed in the United States who are not citizens of the United States.

(vii) The Company has provided to Parent a complete and accurate list, as of the date hereof, of (A) all employees of a Related Employer who earned more than $100,000 in 2004 or who it is reasonably expected will earn more than $100,000 in 2005; (B) all officers and all directors of the Related Employers; (C) all employment agreements with any employees, officers, and directors; and (D) the current annual compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such employee, officer or director as of (x) the date of this Agreement and (y) as of the Closing Date. Any accruals for incentive bonuses to employees of the Company for the fiscal year 2005 are accurately reflected on the Company’s financial statements and will be accurately reflected on the Company’s financial statements through the Closing Date. The Company has provided to Parent a complete and accurate list as of July 28, 2005 of the totals accrued for paid time off for all employees.
      Section 3.10     Subsidiaries. Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by the Company or by a Subsidiary of the Company are owned by the Company or a Subsidiary of the Company free and clear of any claim, lien, charge, security interest or encumbrance of any nature whatsoever and, in the case of shares of capital stock, are fully paid and non-assessable.
      Section 3.11     Agreements with Regulators. Neither the Company nor any Subsidiary of the Company (i) is a party to any operating or other written agreement, consent decree or memorandum of understanding with, or any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts in any material respect the conduct of its business, or in any manner relates to its capital adequacy, its policies, its management or its business (each, a “Regulatory Agreement”), or (ii) has, since December 31, 2001, been advised by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.
      Section 3.12     Absence of Certain Changes or Events. Except as permitted by Section 5.1, since March 31, 2005 (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (b) there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (ii) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.
      Section 3.13     Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger in accordance with the provisions of the DGCL, and (iii) recommended that the stockholders of Company approve this Agreement (including the Merger) and directed that such matter be submitted for consideration by Company stockholders at the Company Stockholders Meeting (as defined in Section 6.1(a)), and (iv) to the extent necessary, assuming the accuracy of Parent’s representations in Section 4.9, adopted a resolution or taken such action having the effect of causing the Company not to be subject to any state takeover Law or similar Law or similar provision in the Certificate of Incorporation that might otherwise apply to this Agreement, the Stockholder Agreement, the Merger or the Bank Merger or any other transactions contemplated by this Agreement or the Stockholder Agreement.
      Section 3.14     Vote Required. Assuming the accuracy of Parent’s representations in Section 4.9, the affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Stock and the outstanding Company Series C Preferred Stock (voting on an as converted to Company Common Stock basis), voting together as a single class (the “Required Company Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).
      Section 3.15     Properties. The Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents filed prior to the date of this Agreement as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of the Company which are banks incurred in the ordinary course of their banking business, (C) liens for taxes not yet due and payable or for taxes being contested in good faith for which adequate reserves have been made and (D) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is, to the Knowledge of the Company, valid and in full force and effect without material existing default thereunder by the lessee or the lessor, and enforceable against the Company or the applicable Subsidiary of the Company and, to the Company’s Knowledge, against the other parties thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
      Section 3.16     Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or any of its Affiliates or representatives for inclusion in the Proxy Statement or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.
      Section 3.17     Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) necessary to carry on their businesses substantially as currently conducted (collectively, the “Company Intellectual Property”). Neither the Company nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the Knowledge of the Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property.
      Section 3.18     Securitization Matters.
      (a) No registration statement, prospectus, private placement memorandum or other offering document, or any amendments or supplements to any of the foregoing (collectively, “Securitization Disclosure Documents”), utilized in connection with the offering of securities in any Company Sponsored Asset Securitization Transaction (as defined below), as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document), contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each Securitization Disclosure Document complied, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document), in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Securitization Disclosure Document. As used in this Agreement, “Company Sponsored Asset Securitization Transaction” means any loan or other asset securitization transaction in which the Company or any of its Subsidiaries was an issuer, sponsor, depositor or transferor.
      (b) Section 3.18(b) of the Company Disclosure Schedule sets forth a true and correct list as of the date hereof of all outstanding Company Sponsored Asset Securitization Transactions, and for each such transaction a list of all outstanding securities issued therein, including securities retained by the Company and its Subsidiaries, and includes the original and current rating (where such ratings exist) and the principal amount as of the most current reporting date for each security listed thereon.
      (c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, servicer or issuer with respect to any Company Sponsored Asset Securitization Transaction has taken or failed to take any action which would reasonably be expected to affect adversely the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in any such Company Sponsored Asset Securitization Transaction. To the

Knowledge of the Company, all federal, state and local income or franchise tax and information returns and reports required to be filed by the issuer, servicer or trustee relating to any Company Sponsored Asset Securitization Transactions, and all tax elections required to be made in connection therewith, have been properly filed or made.
      Section 3.19     Covered Receivables. All currently outstanding secured or unsecured loans, advances, credit lines or credit card receivables that were originated by the Company or any of its Subsidiaries (whether or not currently held by the Company or its Subsidiaries) or acquired by the Company or any of its Subsidiaries from third parties (collectively, the “Receivables”) were originated, solicited or acquired, as the case may be, in all material respects in accordance with the Bank’s written policies regarding such matters as in effect at the time of such origination, solicitation or acquisition, which policies are listed on Section 3.19 of the Company Disclosure Schedule, and true and complete copies of which have been provided to Parent. Each note, credit agreement or security instrument related to the Covered Receivables (as defined below) is in full force and effect and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable against such obligor in accordance with the terms thereof, except, in the case of enforceability, as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and except for failures to be in full force and effect or enforceable that, individually or in the aggregate, would not reasonably be expected to have more than a de minimis effect on the Company or any of its Subsidiaries. The Company has in all material respects kept complete and accurate books and records in connection with the Covered Receivables. To the Knowledge of the Company, there are no oral modifications or amendments related to the Covered Receivables that are not reflected in the Company’s records. To the Knowledge of the Company, no defenses as to the enforceability of any Covered Receivables have been asserted that are not reflected in the Company’s records. To the Knowledge of the Company, there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense. As used in this Agreement, “Covered Receivables” means those receivables that are currently owned by the Company, any of its Subsidiaries or the Metris Master Trust.
      Section 3.20     Servicing Rights.
      (a) The Bank is the sole owner and holder of the Bank Servicing Rights (as defined below), subject to the terms and conditions relating to servicing in the Company Sponsored Asset Securitization Transaction documents, with respect to the Covered Receivables that have been sold to the Metris Master Trust. The Bank Servicing Rights have not been assigned or pledged, and the Bank has good and marketable interest in and to the Bank Servicing Rights. The Bank does not service any receivables other than the Covered Receivables. As used in this Agreement, “Bank Servicing Rights” means, with respect to each Covered Receivable, any and all of the following: (i) all rights to service such Covered Receivable; (ii) all rights to receive servicing fees, reimbursements or indemnification for servicing such Covered Receivable; (iii) possession and use of any and all servicing files pertaining to such Covered Receivable; and (iv) all rights, powers and privileges incident to any of the foregoing.
      (b) No document under any Company Sponsored Asset Securitization Transaction contains any provisions under which any party has recourse against the Bank or any of its Affiliates for losses relating to their servicing of the Covered Receivables or the performance of the Covered Receivables being serviced; provided that the fact that the Bank or any of its Affiliates holds a residual or subordinate interest that may experience reduced payments as a result of such losses or a cash collateral account or similar account subject to reduction as a result of such losses shall not be deemed to represent a right of recourse against the Bank or any of its Affiliates by any party.
      Section 3.21     Environmental Matters.
      (a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws and with all applicable permits, licenses, variances, exemptions and approvals, in each case relating to (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources or (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Materials (as defined below) in the environment or workplace (“Environmental Laws”).
      (b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries (or any of their predecessors).
      (c) To the Knowledge of the Company, during the period of the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation by the Company or any Subsidiary of the Company pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property which could reasonably be expected to require remediation by the Company or any Subsidiary of the Company pursuant to any Environmental Law.
      (d) Section 3.21(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Phase I environmental investigations and reports relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and accurate copy of each such report has been provided to Parent. Other than those items listed in Section 3.21(d) of the Company Disclosure Schedule, there are no other documents that contain any environmental, human health and safety, or natural resources reports, investigations or audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access.
      (e) As used in this Agreement, “Hazardous Materials” means any substance that is (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenlys, radioactive materials or radon, or (iii) any other chemicals, pollutants, contaminants, wastes or toxic substances or materials which are the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
      Section 3.22     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person retained by the Company and/or any Subsidiary of the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co. and UBS Securities LLC, all of whose fees and expenses shall be paid by the Company. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which Goldman, Sachs & Co. or UBS Securities LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
      Section 3.23     Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of relevant Governmental Entities and in accordance with the applicable investment, securities, commodities, risk management and other policies, practices and procedures of the Company and its Subsidiaries. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued. There are no material breaches, violations or defaults by the Company or any of its Subsidiaries under any Derivative Transactions, and, to the Knowledge of the Company, there are no material breaches, violations or defaults by any counterparty to the Company or any of its Subsidiaries under any Derivative Transaction. There are no allegations or assertions by the Company or any of its Subsidiaries of any material breach, violation or default by any counterparty to the Company or any of its Subsidiaries under any Derivative Transactions, and to the Knowledge of the Company, there are no allegations or assertions by the counterparty to the Company or any of its Subsidiaries of any material breach, violation or default by the Company or any of its Subsidiaries under any Derivative Transaction. As used in this Agreement, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any credit support, collateral or other similar arrangements related to such transactions.
      Section 3.24     Opinions. The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. and UBS Securities LLC, each dated the date of this Agreement, to the effect that, as of such date, the Per Common Share Price is fair, from a financial point of view, to the holders of Company Common Stock, signed copies of which opinions will be delivered to Parent solely for informational purposes following receipt thereof by the Company.
      Section 3.25     Controls.
      (a) Since December 31, 2004, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by each of the Company and MRI in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s and MRI’s management as appropriate to allow timely decisions regarding required disclosure.
      (b) Each of the Company and MRI (i) maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of each of the Company’s and MRI’s assets, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and, in the case of the Bank, RAP, and that receipts and expenditures are being made only in accordance with authorizations of each of the Company’s and MRI’s management and directors and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or MRI’s assets that could have a material effect on their financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to its independent auditors and its audit committee (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

      Section 3.26     Insurance. Each of the Company and its Subsidiaries maintains insurance with reputable insurance carriers against such risks and in such amounts as management of the Company reasonably believes to be prudent in accordance with industry practice, adequate for all normal risks incident to the current businesses of the Company and its Subsidiaries and their respective properties and assets, and appropriate for the businesses currently conducted by the Company and its Subsidiaries. Section 3.26 of the Company Disclosure Schedule sets forth a list of all insurance policies maintained by the Company and its Subsidiaries as of the date hereof (the “Insurance Policies”) and the coverages under each Insurance Policy. The Company has provided to Parent a true and complete list of the history of any claims (other than de minimis claims) made and claims (other than de minimis claims) paid under the Insurance Policies since December 31, 2001. Each Insurance Policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and enforceable, to the Company’s Knowledge, against the insurers thereto in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. All premiums due on each Insurance Policy have been paid in full. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. To the Knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.
      Section 3.27     No Undisclosed Liabilities; Reserves. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, and except for normal recurring liabilities incurred since June 30, 2005 in the ordinary course of business, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in the financial statements in accordance with generally accepted accounting principles, RAP or SAP, as applicable), and whether due or to become due that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The reserves, allowances and other liabilities established or reflected on the financial statements contained in the Company SEC Documents, the Bank RAP Documents and the Insurance SAP Documents were, as of the respective dates of such documents, (i) determined in accordance with generally accepted accounting principles, RAP or SAP, as applicable, and (ii) established based on good business judgment and industry practice and with past practices and experiences of the Company and its Subsidiaries.
      Section 3.28     Insurance Matters.
      (a) To the extent required under applicable Law regulating the business of insurance, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith), whether individual or group, that are issued by the Company or any Insurance or Warranty Subsidiary, and any and all marketing materials related thereto, are on forms that comply in all material respects with such applicable Laws and, as to premium rates established by the Company or any Insurance or Warranty Subsidiary that are required to be filed with or approved by any applicable Insurance Authority, the premiums charged conform in all material respects, with such applicable Law.
      (b) With respect to reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Insurance or Warranty Subsidiary is a party or under which the Company or any Insurance or Warranty Subsidiary has any existing rights, obligations or liabilities, the Company and the Insurance and Warranty Subsidiaries were entitled to take credit in their most recent Insurance SAP Document for that portion of their ceded liabilities under each such reinsurance or coinsurance treaty as to which credit was taken in such Insurance SAP Document.
      (c) The Company has provided to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Insurance and Warranty Subsidiaries since December 31, 2001, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). The information and data furnished by the Company or any Insurance or Warranty

Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were complete and accurate in all material respects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as set forth below. Information disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to such other subsections of this Agreement or the Parent Disclosure Schedule only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other subsections.
      Section 4.1     Organization, Standing and Power. Each of Parent and Merger Sub is an organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. True, complete and correct copies of the Certificate of Incorporation and Bylaws of Merger Sub as in effect on the date of this Agreement have been provided to the Company.
      Section 4.2     Authority.
      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
      (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) result in any Violation pursuant to any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in subsection (c) of this Section 4.2, result in any Violation of any Law or any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan of Parent or other agreement, obligation, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or their respective properties or assets except in the case of clause (ii) of this Section 4.2(b) for any such Violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
      (c) No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Bank Merger), except for (i) the filing of applications and notices with the OCC, FDIC, and approval thereof, (ii) the filing of applications and notices with the Board of Governors of the Federal Reserve, (iii) the filing of applications and notices with the Superintendent, (iv) the filing of notices with the Minnesota DOC, (v) the filing of applications and notices with the Florida DFS and approval thereof, (vi) the filing of applications and notices with the Bermuda Monetary Authority and approval thereof,

(vii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (viii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ix) notices or filings under the HSR Act, if applicable and (x) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
      Section 4.3     Information Supplied. The information relating to Parent and its Subsidiaries that is provided by Parent for inclusion in the Proxy Statement or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 4.4     Legal Proceedings. Except as disclosed in any Parent SEC Report filed prior to the date of this Agreement, there is no suit, action, claim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of Parent (as defined below), threatened, against or affecting Parent or any Subsidiary of Parent which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. As used in this Agreement, “Knowledge of Parent” means the actual knowledge of the executive officers of the Parent and the individuals with primary responsibility over operational or functional areas of the Parent. “Parent SEC Report” means all required reports, schedules and other documents Parent has filed with the SEC pursuant to the Exchange Act since December 31, 2001.
      Section 4.5     Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct wholly owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
      Section 4.6     Compliance with Applicable Laws. Since January 1, 2004, Parent has not (i) violated in any material respect any Laws applicable to the conduct of its business or the ownership or operation of its properties or assets or (ii) received any written or, to the Knowledge of Parent, oral notice from any Governmental Entity that alleges any material noncompliance (or that Parent is under investigation by any such Governmental Entity for such alleged noncompliance) with any Laws applicable to the conduct of its business or the ownership or operation of its properties or assets.
      Section 4.7     Financing. As of the date hereof, Parent has, and will have at the Closing Date, sufficient cash or other sources of immediately available funds to enable it to pay the Merger Consideration as required by this Agreement.
      Section 4.8     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person retained by Parent and/or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except HSBC Securities (USA) Inc., all of whose fees and expenses shall be paid by Parent.
      Section 4.9     Ownership of Company Capital Stock. Except for the Stockholder Agreement, (i) neither Parent nor any of its “affiliates” or “associates” (as such terms are defined for purposes of the Exchange Act), (A) “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act), directly or indirectly, or (B) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Company Capital Stock representing in excess of 15% of the voting power of the shares of Company Capital Stock outstanding, and (ii) Parent does not “beneficially own” (as such term is defined for purposes of Section 13(d) of the Exchange Act), directly or indirectly, shares of Company Capital Stock representing in excess of 5% of the voting power of the shares of Company Capital Stock outstanding.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.1     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement, (ii) in connection with any Company Sponsored Asset Securitization Transaction in the ordinary course of business consistent with past practice, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule, or (iv) to the extent that Parent shall otherwise consent in writing:

(a) Ordinary Course. The Company shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course consistent with past practice since January 1, 2003 and use commercially reasonable efforts to (x) preserve intact their respective business organizations, (y) maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and (z) preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or any of its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to the Company or such Subsidiary, except as required by Law or by policies imposed by a Governmental Entity, (iii) make any changes in significant accounting methods, principles or practices, except to the extent required by a change in generally accepted accounting principles, RAP or SAP, (iv) incur or commit to any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as provided in the Company’s 2005 annual budget, a true and complete copy of which the Company has provided to Parent (the “2005 Company Budget”), (v) except as otherwise permitted by this Section 5.1, enter into, modify, amend, extend or terminate any agreement or agreements for goods, property, property rights, or services between the Company or any of its Subsidiaries and (A) any director, officer, or any Affiliate of such Person, or (B) any other Person which agreement obligates the Company, or any Affiliate of the Company, to pay in excess of $500,000 in any twelve month period, other than, in the case of agreements covered by clause (v)(B), actions that are provided for in the 2005 Company Budget, (vi) knowingly waive, release or assign any material right or claims (including any write-off or other compromise of accounts receivable of the Company or any of its Subsidiaries), (vii) initiate, compromise or settle any material investigation, litigation, arbitration proceeding or other proceeding with any Government Entity, provided that the foregoing shall only apply to a compromise or settlement if it would (A) involve amounts that exceed the corresponding reserves as of the date of this Agreement or (B) result in a material restriction on the Company’s or any of its Subsidiaries’ business, (viii) open or close any facility or office, (ix) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement, (x) fail to pay accounts payable and other obligations in the ordinary course of business, or (xi) enter into any new co-branding or secondary issuer arrangement under which the Company or any of its Subsidiaries reasonably expects to (A) originate more than 50,000 accounts in any twelve-month period or (B) make payments to the counterparty to such co-branding or secondary issuer arrangement in amounts in excess of $5 million in any twelve-month period.

(b) Dividends; Changes in Stock. Except for declaration and payment of regular quarterly dividends on the Company Series C Preferred Stock in accordance with the Series C Certificate of Designation, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any Company Capital Stock, except for dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company, or to other wholly-owned Subsidiaries of the Company, (ii) split, combine, reclassify, subdivide, recapitalize or exchange any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any other of its securities, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to redeem, repurchase or otherwise acquire any shares of its capital stock or any of its other securities or any securities convertible into or exercisable for any shares of its capital stock or any of its other securities.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, grant, pledge or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise or settlement of Company Stock Options, Company Restricted Stock Units or other equity rights or obligations under grants made on or before March 31, 2005 under the Company Stock Plans or Company Plans in accordance with the terms of the applicable Company Stock Plan or Company Plan in effect on the date of this Agreement, (ii) the declaration and payment of regular quarterly dividends on the Company Series C Preferred Stock in accordance with the Series C Certificate of Designation, and (iii) issuances by one of the Company’s wholly-owned Subsidiaries of such Subsidiary’s capital stock to its parent or to another wholly-owned Subsidiary of the Company.

(d) Governing Documents, Etc. The Company shall not amend or propose to amend the Certificate of Incorporation or Bylaws and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents. The Company shall not enter into, and, except as permitted by Section 5.1(e), (f) or (j), shall not permit any of its Subsidiaries to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly-owned Subsidiary of the Company.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets; provided, however, that the foregoing shall not prohibit (i) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business or (ii) acquisitions of financial assets and securitization activities in the ordinary course of business consistent with past practice.

(f) No Dispositions. Other than (i) dispositions referred to in the Company SEC Documents filed prior to the date of this Agreement and (ii) securitization activities and other activities in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, pledge, assign, encumber or otherwise dispose of, or agree to sell, lease, license, pledge, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by the Company and its Subsidiaries) which are material, individually or in the aggregate, to the Company.

(g) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur, create, suffer to exist or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or any warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, other than (i) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company, or (ii) debt securities maturing not more than 90 days after the date of issuance that are sold in the ordinary course of business consistent with past practice.

(h) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals. The Company shall not, and shall not permit any of its Subsidiaries to, (i) other than as permitted pursuant to Section 5.1(a)(vii), pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the ordinary course of business or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party.

(i) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Parent, (i) other than in the ordinary course of business or as otherwise provided in this Agreement, enter into, adopt, amend (except for such amendments as may be required by Law) or terminate any Company Plan or Company Benefit Arrangement, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any Company Plan or Company Benefit Arrangement as in effect as of March 31, 2005, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Plan or Company Benefit Arrangement as in effect as of March 31, 2005, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, and (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

(j) No Liquidation or Reorganization. Other than the execution and delivery of a merger agreement and related documents with respect to the Bank Merger, the Company shall not, and shall not permit any of its Subsidiaries to, enter into an agreement with respect to any merger, consolidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(k) Taxes. Except as consistent with past practices or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably delayed or withheld), the Company shall not, and shall not permit any of its Subsidiaries to, make or rescind any material tax election (except as required by Law), settle or compromise any material tax liability or amend any material tax return.

(l) Other Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.
      Section 5.2     Investigation. During the period from the date of this Agreement and continuing until the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (a) obtain notice from the Staff of the SEC that it will not recommend that charges be brought against the Company and its Subsidiaries with respect to the allegations against the Company set forth in the “Wells Notices” dated as of July 12, 2005 with respect to the Company and one or more of its Subsidiaries (the “SEC Investigation”) and (b) in the event the notice referred to in clause (a) is not obtained by September 30, 2005 and is not reasonably likely to be obtained in the Company’s good faith determination after consultation with its outside legal counsel, obtain a final court or administrative order as to the Company and its Subsidiaries with respect to the SEC Investigation. The Company shall use commercially reasonable efforts to confer and consult on a regular basis with Parent with respect to the SEC Investigation, to keep the Parent apprised of the status of the SEC Investigation and to promptly advise Parent of any material event, change, circumstance or development relating to or arising from the SEC Investigation.
ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.1     Preparation of Proxy Statement; Stockholders Meeting.
      (a) In accordance with the Company’s Certificate of Incorporation and Bylaws, the Company shall promptly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement (the “Company Stockholders Meeting”).
      (b) The Company will promptly prepare and file all materials required to be filed under the Exchange Act as well as all other applicable state or foreign securities Laws and the rules and regulations thereunder, and Parent and Merger Sub will cooperate with the Company in the preparation of such materials. Such materials shall include a proxy statement in the form mailed by the Company to its stockholders, together with any and all amendments or supplements thereto, which materials are herein referred to as the “Proxy Statement.” The Company will use reasonable best efforts to file the initial Proxy Statement with the SEC within twenty-one (21) days of the date hereof and to respond promptly to any comments of the SEC with respect to the Proxy Statement, and will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable following completion of any SEC review of the Proxy Statement. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which causes the Company to determine to prepare a supplement to the Proxy Statement should be discovered by the Company or should to the Knowledge of the Company occur, the Company shall promptly inform Parent of such fact or event.
      (c) Parent and Merger Sub will furnish the Company with such information concerning Parent and its Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its Subsidiaries, to comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent and Merger Sub agree to promptly advise the Company if, at any time prior to the Company Stockholders Meeting, any information provided by them or the Company in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent and Merger Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and Merger Sub, to comply with the Exchange Act and the rules and regulations thereunder after the mailing thereof to the stockholders of the Company.
      (d) The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby;

provided, however, that the Company’s Board of Directors may withdraw, modify, condition or refuse to make such recommendation if it determines in good faith after consultation with its outside legal counsel that its fiduciary obligations require it to do so. Notwithstanding anything to the contrary contained herein, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of voting on the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligations.
      Section 6.2     Advice of Changes; Government Filings. Each party shall confer on a regular basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event which has or would reasonably be expected to have, a Material Adverse Effect on such party, would materially impair or delay completion of the transactions contemplated herein or would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby.
      Section 6.3     Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
      Section 6.4     Access to Information.
      (a) Upon reasonable notice, the Company shall afford to the representatives of Parent reasonable access at reasonable times, during normal business hours during the period prior to the Effective Time, to the Company Employees and the Company’s properties, books, contracts and records and, during such period, the Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement to which the Company is subject. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including, to the extent possible, entering into appropriate agreements for the disclosure of non-public information of any Governmental Entity, including OCC examination reports of the Bank, as may be required by such Governmental Entity.
      (b) Parent will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated January 25, 2005, between Company and HSBC North America Holdings Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.
      Section 6.5     Reasonable Best Efforts.
      (a) Each of the Company and Parent shall, and shall cause its respective Subsidiaries to, use reasonable best efforts as promptly as practicable (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement (including the Bank Merger), (ii) to obtain (and to cooperate with each other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement (including the Bank Merger), provided, that this clause (ii) shall not apply to the SEC Investigation, which is covered by Section 5.2, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the Bank Merger required (A) under the Exchange Act and any other applicable federal and state securities Laws, (B) under the HSR Act and any related governmental request thereunder, if applicable, (C) with the Secretary of State of the State of Delaware, SEC, OCC, FDIC, Board of Governors of the Federal Reserve, Superintendent, Minnesota DOC, Florida DFS and Bermuda Monetary Authority and (D) under any other applicable Law, and (iv) to execute or deliver any additional instruments that the other parties, or any of them, may reasonably request that are necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including the Merger and the Bank Merger). Each of the Company and Parent will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing. In furtherance of the foregoing, each of the Company and Parent shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cause to be made all filings under the HSR Act, if applicable, no later than ten (10) business days after the date hereof and all other filings contemplated by clause (iii) no later than thirty (30) days after the date hereof.
      (b) Parent agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, those supplemental indentures and other instruments listed in Section 6.5(b) of the Company Disclosure Schedule, which supplemental indentures and other instruments are required for the due assumption of the Company’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto.
      (c) Each of the Company and Parent and their respective Boards of Directors shall, if any state takeover statute, similar statute or similar provision in the Certificate of Incorporation becomes applicable to this Agreement, the Stockholder Agreement, the Merger, the Bank Merger or any other transactions contemplated hereby and thereby, use reasonable best efforts to ensure that the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or provision on this Agreement, the Stockholder Agreement, the Merger, the Bank Merger and any other transactions contemplated hereby and thereby.
      (d) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take all actions necessary and appropriate to cause the Metris Companies Foundation and the Metris Companies Inc. Political Action Committee to be fully liquidated and dissolved in accordance with applicable Laws. The Company shall, and shall cause its Subsidiaries to, continue using commercially reasonable efforts to work toward the liquidation and dissolution of MWSI and MWSF in accordance with applicable Laws.
      Section 6.6     Acquisition Proposals.
      (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries (other than any such transaction permitted by Section 5.1 (e), (f) or (j)) or any purchase or sale of 10% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders or equity holders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.
      (b) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the Company Stockholders Meeting to be held pursuant to Section 6.1, and subject to compliance with the other terms of this Section 6.6 and to first entering into a customary confidentiality agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made after the date of this Agreement which the Board of Directors of the Company concludes in good faith, after consultation with a nationally recognized financial advisor and legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (as defined in Section 6.6(e)), if and only to the extent that the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that its fiduciary obligations require it to do so.

(i) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers. The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.6(b).

(ii) Nothing contained in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(f).
      (c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Required Company Vote, the Board of Directors of the Company may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(g) and concurrently or promptly thereafter enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(g) until the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal specifying the terms and conditions of the Superior Proposal, identifying the Person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(g).
      (d) The Company agrees that it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
      (e) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of the Company, concludes in good faith (after consultation with its legal advisors and a nationally recognized financial advisor) (i) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Agreement) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.6(a), except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority.”
      Section 6.7     Employees; Employee Benefit Plans.
      (a) Through the six month anniversary of the Effective Time (except as applicable Law or third party providers require otherwise), Parent and the Surviving Corporation will provide persons employed by the Related Employers at the Effective Time (“Company Employees”) annual base compensation, incentive compensation (other than equity based compensation), and Benefit Plans and Benefit Arrangements (other than equity based compensation) that are, in the aggregate, at least as favorable as those in effect immediately before the Effective Time. For purposes of comparability, the parties agree that the determination shall not take into account any equity, equity-based, or equity measured compensation nor the level of employee contributions in effect before the Effective Time, provided any contributions required after the Effective Time and during 2005 shall not be in excess of prevailing market levels. For purposes of any seniority or length of service requirements, waiting periods, vesting periods, or differential benefits based on length of service in any such plan or policy of Parent as of the Effective Time for which a Company Employee may be eligible after the Effective Time, Parent and the Surviving Corporation shall treat service by such employee with the Company as though it had been service with Parent for all purposes under any such plan or policy to the extent the Company credited such service under its similar plans, excluding vesting, benefit accruals, or accrual or account formulas under any Pension Plan maintained by Parent, so long as this crediting of service does not violate applicable Laws and is consistent with the rules governing Benefit Plans qualified under Section 401(a) of the Code and permitted by third-party administrators and insurers. Notwithstanding any other provision herein, no provision of this Agreement shall obligate any of Parent, the Surviving Corporation or any of its Affiliates to continue the employment of any Company Employee for any period following the Effective Time or to refrain from revising the terms of any such Company Employee’s employment or transferring any such Company Employees, nor shall it prevent those entities from amending or terminating any Benefit Plan or Benefit Arrangement.
      (b) In addition:

(i) Any Company Employee covered by the Management Incentive Plan (“MIP”) or the Annual Incentive Plan (“AIP”) for Designated Corporate Officers (“Covered Employees”) (each of the MIP and the AIP, as provided to Parent on May 11, 2005) shall receive a 2005 bonus payable as follows. As of the Effective Time, all Covered Employees shall be credited with a bonus based on Payout Achievement Level as set forth on Section 6.7(b) of the Company Disclosure Schedule based on the Company’s Net Income, as set forth in the MIP and the AIP, with payment of such bonuses to be made on or before March 15, 2006 (or such earlier date as may be required by applicable state Law), which payment shall be made whether or not a particular Covered Employee who is entitled to such bonus payment is employed at the time of payment, provided that such Covered Employee has not been terminated for Cause (as defined in Section 6.7(b)(vi)) before the time of payment. In addition, all Covered Employees shall receive a prorated bonus on or before March 15, 2006 (or such earlier date as may be required by applicable state Law), to reflect the achievement of Individual Management Bonus Objectives (“MBOs”) through the Effective Time, which shall be determined at the Effective Time by the Company in a manner consistent with the Company’s past practice and agreed to by Parent (which agreement shall not be unreasonably withheld). By March 15, 2006 (or such earlier date as may be required by applicable state Law), all Covered Employees who are employed by Parent or its Affiliates with operations in the United States (the “U.S. Affiliates”) as of

December 31, 2005 shall receive a prorated bonus to cover the period from the Effective Time through December 31, 2005 (“Stub Period”) and persons whose employment was terminated without cause will receive a prorated bonus for the shorter period during which the persons were employed during the Stub Period. Such prorated bonus will reflect the achievement of MBOs achieved by the Covered Employee during the Stub Period as determined by the Surviving Corporation in a manner consistent with the Company’s past practice and agreed to by Parent (which agreement shall not be unreasonably withheld).

(ii) For a period of 12 months following the Effective Time, any Company Employees who are offered employment with Parent or its U.S. Affiliates that would require them to relocate to a different work location that is more than 40 miles from their current work location will be allowed to choose one of the following two options: (i) accept the position, in which case each such relocated Company Employee will be entitled to receive relocation benefits under the Company’s relocation policy as in effect March 31, 2005, or (ii) decline the position and receive the severance benefit under the Company’s Severance Plan as in effect on March 31, 2005, or, if applicable, as outlined in such employee’s Change of Control Severance Agreement or Key Employee Severance Protection Agreement.

(iii) Any Company Employee terminated without Cause within 12 months following the Effective Time who is not otherwise covered by an individual agreement with respect to severance shall be eligible to receive severance under the Company’s Severance Pay Plan (including, but not limited to, outplacement benefits) as in effect on March 31, 2005. For those Company Employees who receive severance benefits under this clause (iii) and who are then eligible for COBRA coverage, Parent, the Surviving Corporation, or their Affiliates will, during the months in which each such severed Company Employee receives severance payments, pay that portion of the severed Company Employee’s monthly COBRA insurance coverage costs equal to the amount of the monthly difference between (1) the severed employee’s monthly COBRA cost and (2) the monthly amount that the severed employee would have paid to obtain medical and dental coverage under the applicable plans if the severed employee were an active employee.

(iv) Following the Effective Time, all Company Employees shall be credited with the amount of their accrued but unused paid time off (“PTO”) under the paid time off program (or equivalent) of Parent in effect at the Effective Time; provided that any Company Employee who has accrued but unused PTO in excess of the amount that may be credited under Parent’s paid time off program (or equivalent) shall receive a payment, as soon as reasonably practical after the Effective Time, equal to the value of such excess accrued but unused PTO.

(v) Participants in the Company’s Supplemental Executive Retirement Plans (“SERP”) who are age 55 or older will receive a pro-rata payment to their SERP account at the Effective Time based on the expected Company annual contribution for 2005.

(vi) For purposes of this Section 6.7(b), “Cause” shall mean a Company Employee’s (A) failure to perform his/her material duties, which failure continues for ten (10) days after the Parent or Surviving Corporation has given written notice to the employee specifying in reasonable detail the manner in which the employee has failed to perform such duties; (B) commission of an act or omission constituting (x) a felony, (y) embezzlement, theft or material dishonesty with respect to the Surviving Corporation, Parent, or their Affiliates, or (z) fraud; (C) commission of an act or omission that (x) could adversely and materially affect the Surviving Corporation’s, Parent’s, or their Affiliates’ business or reputation, or (y) involves moral turpitude; or (D) breach, non-performance or non-observance of any restrictive covenant or any other written agreement with the Surviving Corporation, Parent, or their Affiliates prohibiting any or all of (x) the disclosure of confidential trade secrets and other information, (y) competitive activities or the solicitation of customers, or (z) the solicitation of employees or former employees.

      (c) Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under each employee medical plan of

Parent (“Parent Benefit Plan”) in which Company Employees participate after the Effective Time to be waived with respect to such Company Employees and their eligible dependents who were covered under comparable Company Plans and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Parent’s Benefit Plans in which they are eligible to participate during the plan year including the Effective Time. Parent or the Surviving Corporation shall continue the life insurance and disability coverage for at least six months following the Effective Time for Company Employees who are covered by Company Plans providing such coverage immediately prior to the Effective Time.
      (d) Any communications proposed to be delivered by the Company or Parent to the Company Employees before the Effective Time regarding the matters contained in or the transactions contemplated by this Agreement or otherwise respecting any changes or potential changes in employee benefit plans, practices, or procedures that may or will occur in connection with the transactions contemplated by this Agreement, shall be subject to the prior approval of Parent and the Company, respectively, which approval shall not be unreasonably withheld. Each of Parent and the Company shall be deemed to have approved a proposed communication absent objection provided within 72 hours of receipt of that proposed communication.
      (e) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any compensatory payments otherwise payable to any Company Employee pursuant to this Section 6.7 such amounts as they are required to deduct and withhold under any applicable tax Laws.
      Section 6.8     Fees and Expenses. In the event the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company, and all filing and other fees paid to the SEC in connection with the Proxy Statement or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Parent and the Company. In the event the Merger is consummated, the Surviving Corporation shall pay all then unpaid costs and expenses incurred by the Company in connection with the Agreement. Nothing contained in this Section 6.8 shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s breach of any provision of this Agreement.
      Section 6.9     Indemnification; Directors’ and Officers’ Insurance.
      (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer employee or agent of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an Indemnified Party, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Certificate of Incorporation, Bylaws and those indemnification agreements with directors, officers and employees of the Company and its Subsidiaries that are listed on Section 6.9(a) of the Company Disclosure Schedule. To the extent permitted by applicable Law, Parent’s and Surviving Corporation’s obligations under this Section 6.9(a) shall be limited to a period of six years from and after the Effective Time.

      (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (the “Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Company’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company’s Current Premium.
      (c) Until six years from the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of Indemnified Parties (including as to advancement of expenses) than those set forth in Article X of the Certificate of Incorporation and Article V of the Bylaws, as in effect on the date hereof.
      (d) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in the successful enforcement of the indemnity and other obligations provided for in this Section 6.9.
      (e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.
      (f) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
      Section 6.10     Public Announcements. At all times at or before the Closing, neither party shall, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, issue or make, directly or indirectly, any reports, statements or releases to the public with respect to (a) this Agreement or the transactions contemplated hereby or (b) (except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or as otherwise permitted under Section 6.2) the other party or the other party’s business, financial condition or results of operations; provided, however, that either party and its Affiliates may, without the prior written consent of the other, issue or make, directly or indirectly, any report, statement or release required by Law (including any periodic reports required to be filed under the Exchange Act or the rules and regulations thereunder with the SEC) or any listing agreement or arrangement with a national securities exchange or national market system (including the NYSE, the London Stock Exchange, the Hong Kong Stock Exchange, the Bermuda Stock Exchange, and Euronext Paris) to which such party or any of its Affiliates is subject, provided, however, that, to the extent practicable, the other parties to this Agreement are so notified as soon as possible in advance of such report, statement or release and, to the extent practicable, given a reasonable opportunity to review and comment on the report, statement or release. The parties will agree to the text of the press releases announcing the signing of this Agreement.
      Section 6.11     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the

Company and its Subsidiaries, the proper officers and directors of each party to this Agreement shall take all such necessary action.
      Section 6.12     Other Actions by Parent. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals.
ARTICLE VII
CONDITIONS PRECEDENT
      Section 7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of the Merger Agreement.

(b) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or the Surviving Bank, shall have been filed, have occurred or been obtained (all such authorizations, consents, orders, approvals, declarations and filings and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect. The parties specifically agree that the Requisite Regulatory Approvals include the filing of all appropriate applications and notices with the OCC and the approval thereof with respect to the Merger and the Bank Merger.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or the Bank Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger or the Bank Merger illegal.
      Section 7.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date; provided, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect and, instead, for purposes of this condition (i) such representations and warranties (other than the representations and warranties in Section 3.2 (Capital Structure), the last three sentences of Section 3.5(a) (Compliance with Applicable Laws) solely with respect to the business or operations of the Bank or MRI, Section 3.8 (Certain Agreements) solely with respect to Regulatory Agreements, and Section 3.11 (Agreements with Regulators), which are addressed in clause (ii)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and (ii) the representations and warranties in Section 3.2 must be true and correct in all but de minimis respects, and the representations and warranties in the last three sentences of Section 3.5(a) solely with respect to banking or consumer lending Laws, the Securities Act or Exchange Act as applicable to the business or operations of the Bank or MRI, the representations and warranties in Section 3.8 solely with respect to Regulatory Agreements and the representations and warranties in Section 3.11 must be true and correct in all material respects. Each of Parent and Merger Sub shall have received from the Company a certificate signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties listed in Section 7.2(c) of the Company Disclosure Schedule.

(d) Resignations. Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

(e) Stockholders Agreement. The Stockholders Agreement shall not have been terminated without the consent of Parent and shall be in full force and effect.

(f) Senior Notes. The Company shall have repurchased, redeemed or otherwise paid in full all of the outstanding 10 1/8% Senior Notes due 2006, and have paid any prepayment penalties associated therewith.

(g) SEC Investigation. The Company shall have either (i) received notice from the Staff of the SEC that it will not recommend that charges be brought against the Company and its Subsidiaries with respect to the SEC Investigation or (ii) in the event the notice referred to in clause (i) is not obtained by September 30, 2005 and is not reasonably likely to be obtained in the Company’s good faith determination after consultation with its outside legal counsel, obtained a final court or administrative order as to the Company and its Subsidiaries with respect to the SEC Investigation, which order may include fines, penalties or settlement; provided, however that the aggregate of any such fines, penalties or settlement is not substantial in relation to the Company’s consolidated financial condition, assets or stockholders’ equity and shall not include provisions that impose adverse restrictions or limitations on the business or operations of the Company or any of its Subsidiaries (it being understood that (i) nothing herein shall require that any order shall have been entered with respect to any investigation, action, claim or proceeding against any director, officer or employee of the Company in his or her individual capacity as such in order for this condition to be satisfied and (ii) administrative or supervisory obligations or restrictions imposed upon the Company and its Subsidiaries shall not constitute adverse restrictions or limitations on the business or operations of the Company or any of its Subsidiaries).

(h) Liquidation and Dissolution of Certain Entities. Metris Companies Foundation and the Metris Companies Inc. Political Action Committee shall have been fully liquidated and dissolved.

      Section 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent such representations and warranties are specifically made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date; provided, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect and, instead, for purposes of this condition such representations and warranties (other than the representations and warranties in Section 4.9 (Ownership of Company Capital Stock), which must be true and correct in all respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. The Company shall have received a certificate from each of Parent and Merger Sub signed on behalf of each of Parent and Merger Sub by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by their respective Chief Executive Officers and Chief Financial Officers to such effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
      Section 8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) by mutual consent of Parent and Merger Sub and the Company in a written instrument;

(b) by either Parent or the Company, upon written notice to the other party, if (i) a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or (ii) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or has resulted in, the denial described in clause (i) above or the issuance described in clause (ii) above;

(c) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either Parent or the Company, if the Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting;

(e) by either Parent and Merger Sub on the one hand or the Company on the other hand, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

(f) by Parent upon written notice to the Company, if (x) the Company shall have (i) failed to recommend adoption of this Agreement at the Company Stockholders Meeting, or withdrawn, modified or qualified in any manner adverse to Parent such recommendation, whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 6.1(a) or (y) the Stockholder Agreement has been breached in any material manner by any stockholder that is a party thereto; or

(g) by the Company, upon written notice to the Parent, in accordance with the terms of Section 6.6.

      Section 8.2     Effect of Termination.
      (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors, except with respect to Section 6.4(b), Section 6.8, this Section 8.2 and Article IX, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.
      (b) The Company shall pay Parent, by wire transfer of immediately available funds, the sum of $57.4 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 8.1(f)(x), and within 12 months after the date of such termination, the Company or any of its Subsidiaries consummates an Acquisition Transaction (as defined in Section 8.2(c)), then the Company shall pay Parent the Termination Fee on the date of such consummation; and

(ii) if the Company shall terminate this Agreement pursuant to Section 8.1(g) and within 12 months after the date of such termination, the Company or any of its Subsidiaries consummates an Acquisition Transaction, then the Company shall pay Parent the Termination Fee on the date of such consummation.
      (c) For purposes of this Agreement, the term “Acquisition Transaction” shall mean (i) the direct or indirect acquisition, purchase or assumption of all or substantially all of the assets of the Company or its Subsidiaries, (ii) the acquisition by any Person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of voting stock representing 50% or more of the voting power of the outstanding shares of voting stock of the Company, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving the Company, other than a merger, business combination or similar transaction if the stockholders of the Company immediately before such transaction own at least 60% of the voting stock of the entity surviving such transaction (or the parent thereof) immediately following such transaction.
      (d) The Company acknowledges that the agreements contained in Section 8.1 and this Section 8.2 are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.2, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorney’s fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Bank of New York as in effect from time to time during such period.
      Section 8.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 8.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.1     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
      Section 9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
      (a) if to Parent, to

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070
Attention: General Counsel
Telecopy No.: (847) 564-6366
      with a copy to

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, NW
Washington, DC 20037
Attention: Russell J. Bruemmer, Esq.
Telecopy No.: (202) 663-6363

      (b) if to Merger Sub, to

HSBC Corporation I
2700 Sanders Road
Prospect Heights, Illinois 60070
Attention: General Counsel
Telecopy No.: (847) 564-6366
      with a copy to

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, NW
Washington, DC 20037
Attention: Russell J. Bruemmer, Esq.
Telecopy No.: (202) 663-6363
      and
      (c) if to Company, to

Metris Companies Inc.
10900 Wayzata Boulevard
Minnetonka, Minnesota 55305
Attention: General Counsel
Telecopy No.: (952) 593-4884
      with copies to

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402
Attention: Matthew J. Knopf, Esq.
Telecopy No.: (612) 340-7800

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Fred B. White, III, Esq.
Telecopy No.: (212) 735-2000
      Section 9.3     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.
      Section 9.4     Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.
      Section 9.5     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 6.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
      Section 9.6     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).
      Section 9.7     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
      Section 9.8     Assignment. This Agreement shall not be assignable by operation of Law or otherwise without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub may designate, by written notice to the Company, another wholly-owned subsidiary of Parent to effect the Merger in lieu of Merger Sub, in which event all reference herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided further, however, that Parent and Merger Sub shall not have the benefit of designation set forth in the foregoing proviso unless such designation will not affect the consideration to be received by the stockholders of the Company in the Merger or the treatment of the Merger for federal income tax purposes and will not delay the completion of the Merger or the satisfaction of the conditions set forth in Article VII. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
      Section 9.9     Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Delaware Court of Chancery, the Delaware Superior Court or any federal court sitting in the City of Wilmington, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the Delaware Court of Chancery, the Delaware Superior Court or, to the extent permitted by Law, by removal or otherwise, in such federal court. The Parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
      Section 9.10     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 9.11     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

HSBC FINANCE CORPORATION

By:	/s/ Siddharth N. Mehta

Name: Siddharth N. Mehta
Title: Chairman and Chief Executive Officer

HSBC CORPORATION I

By:	/s/ Loren C. Klug

Name: Loren C. Klug
Title: Vice President

METRIS COMPANIES INC.

By:	/s/ David D. Wesselink

Name: David D. Wesselink
Title: Chairman and CEO

Exhibit I
Stockholder Agreement
[omitted]

Exhibit 1.4
Bylaws of Merger Sub
[omitted]

Annex 2.1

		To Common
		Stockholders,
	Per Common	Restricted Stock Units	To Series C	Merger
Date	Share Price	and Stock Options	Preferred Stock	Consideration

8/4-12/9	$15.000000	$911,106,237	$682,561,140	$1,593,667,377
12/10	$14.998413	$911,007,820	$682,659,557	$1,593,667,377
12/11	$14.996826	$910,909,430	$682,757,947	$1,593,667,377
12/12	$14.995240	$910,811,061	$682,856,316	$1,593,667,377
12/13	$14.993654	$910,712,713	$682,954,664	$1,593,667,377
12/14	$14.992069	$910,614,386	$683,052,991	$1,593,667,377
12/15	$14.990483	$910,516,079	$683,151,298	$1,593,667,377
12/16	$14.988899	$910,417,793	$683,249,583	$1,593,667,377
12/17	$14.987314	$910,319,528	$683,347,849	$1,593,667,377
12/18	$14.985730	$910,221,284	$683,446,093	$1,593,667,377
12/19	$14.984146	$910,123,060	$683,544,316	$1,593,667,377
12/20	$14.982562	$910,024,858	$683,642,519	$1,593,667,377
12/21	$14.980979	$909,926,676	$683,740,701	$1,593,667,377
12/22	$14.979396	$909,828,515	$683,838,862	$1,593,667,377
12/23	$14.977814	$909,730,374	$683,937,003	$1,593,667,377
12/24	$14.976231	$909,632,254	$684,035,122	$1,593,667,377
12/25	$14.974649	$909,534,155	$684,133,221	$1,593,667,377
12/26	$14.973068	$909,436,077	$684,231,300	$1,593,667,377
12/27	$14.971487	$909,338,020	$684,329,357	$1,593,667,377
12/28	$14.969906	$909,239,983	$684,427,394	$1,593,667,377
12/29	$14.968325	$909,141,967	$684,525,410	$1,593,667,377
12/30	$14.966745	$909,043,971	$684,623,406	$1,593,667,377
12/31	$14.965165	$908,945,996	$684,721,380	$1,593,667,377
1/1	$14.963585	$908,848,042	$684,819,334	$1,593,667,377
1/2	$14.962006	$908,750,109	$684,917,268	$1,593,667,377
1/3	$14.960427	$908,652,196	$685,015,181	$1,593,667,377
1/4	$14.958849	$908,554,304	$685,113,073	$1,593,667,377
1/5	$14.957271	$908,456,433	$685,210,944	$1,593,667,377
1/6	$14.955693	$908,358,582	$685,308,795	$1,593,667,377
1/7	$14.954115	$908,260,752	$685,406,625	$1,593,667,377
1/8	$14.952538	$908,162,942	$685,504,435	$1,593,667,377
1/9	$14.950961	$908,065,153	$685,602,223	$1,593,667,377
1/10	$14.949384	$907,967,385	$685,699,992	$1,593,667,377
1/11	$14.947808	$907,869,637	$685,797,739	$1,593,667,377
1/12	$14.946232	$907,771,910	$685,895,466	$1,593,667,377
1/13	$14.944657	$907,674,204	$685,993,173	$1,593,667,377
1/14	$14.943081	$907,576,518	$686,090,859	$1,593,667,377
1/15	$14.941507	$907,478,853	$686,188,524	$1,593,667,377
1/16	$14.939932	$907,381,208	$686,286,168	$1,593,667,377
1/17	$14.938358	$907,283,584	$686,383,792	$1,593,667,377
1/18	$14.936784	$907,185,981	$686,481,396	$1,593,667,377
1/19	$14.935210	$907,088,398	$686,578,979	$1,593,667,377
1/20	$14.933637	$906,990,835	$686,676,541	$1,593,667,377

		To Common
		Stockholders,
	Per Common	Restricted Stock Units	To Series C	Merger
Date	Share Price	and Stock Options	Preferred Stock	Consideration

1/21	$14.932064	$906,893,294	$686,774,083	$1,593,667,377
1/22	$14.930491	$906,795,772	$686,871,604	$1,593,667,377
1/23	$14.928919	$906,698,272	$686,969,105	$1,593,667,377
1/24	$14.927347	$906,600,791	$687,066,585	$1,593,667,377
1/25	$14.925776	$906,503,332	$687,164,045	$1,593,667,377
1/26	$14.924204	$906,405,893	$687,261,484	$1,593,667,377
1/27	$14.922633	$906,308,474	$687,358,903	$1,593,667,377
1/28	$14.921063	$906,211,076	$687,456,301	$1,593,667,377
1/29	$14.919493	$906,113,698	$687,553,678	$1,593,667,377
1/30	$14.917923	$906,016,341	$687,651,036	$1,593,667,377
1/31	$14.916353	$905,919,004	$687,748,372	$1,593,667,377
2/1	$14.914784	$905,821,688	$687,845,688	$1,593,667,377
2/2	$14.913215	$905,724,393	$687,942,984	$1,593,667,377
2/3	$14.911646	$905,627,117	$688,040,259	$1,593,667,377
2/4	$14.910078	$905,529,863	$688,137,514	$1,593,667,377
2/5	$14.908510	$905,432,628	$688,234,748	$1,593,667,377
2/6	$14.906942	$905,335,414	$688,331,962	$1,593,667,377
2/7	$14.905375	$905,238,221	$688,429,156	$1,593,667,377
2/8	$14.903808	$905,141,048	$688,526,329	$1,593,667,377
2/9	$14.902241	$905,043,895	$688,623,481	$1,593,667,377
2/10	$14.900675	$904,946,763	$688,720,613	$1,593,667,377
2/11	$14.899109	$904,849,652	$688,817,725	$1,593,667,377
2/12	$14.897544	$904,752,560	$688,914,816	$1,593,667,377
2/13	$14.895978	$904,655,489	$689,011,887	$1,593,667,377
2/14	$14.894413	$904,558,439	$689,108,938	$1,593,667,377
2/15	$14.892849	$904,461,409	$689,205,968	$1,593,667,377
2/16	$14.891284	$904,364,399	$689,302,978	$1,593,667,377
2/17	$14.889720	$904,267,410	$689,399,967	$1,593,667,377
2/18	$14.888157	$904,170,441	$689,496,936	$1,593,667,377
2/19	$14.886593	$904,073,492	$689,593,885	$1,593,667,377
2/20	$14.885030	$903,976,564	$689,690,813	$1,593,667,377
2/21	$14.883467	$903,879,656	$689,787,721	$1,593,667,377
2/22	$14.881905	$903,782,768	$689,884,608	$1,593,667,377
2/23	$14.880343	$903,685,901	$689,981,476	$1,593,667,377
2/24	$14.878781	$903,589,054	$690,078,323	$1,593,667,377
2/25	$14.877220	$903,492,228	$690,175,149	$1,593,667,377
2/26	$14.875659	$903,395,421	$690,271,955	$1,593,667,377
2/27	$14.874098	$903,298,635	$690,368,741	$1,593,667,377
2/28	$14.872538	$903,201,870	$690,465,507	$1,593,667,377
3/1	$14.870978	$903,105,124	$690,562,252	$1,593,667,377
3/2	$14.869418	$903,008,399	$690,658,977	$1,593,667,377
3/3	$14.867859	$902,911,695	$690,755,682	$1,593,667,377
3/4	$14.866299	$902,815,010	$690,852,367	$1,593,667,377
3/5	$14.864741	$902,718,346	$690,949,031	$1,593,667,377

		To Common
		Stockholders,
	Per Common	Restricted Stock Units	To Series C		Merger
Date	Share Price	and Stock Options	Preferred Stock		Consideration

3/6	$14.863182	$902,621,702	$691,045,675		$1,593,667,377
3/7	$14.861624	$902,525,078	$691,142,298		$1,593,667,377
3/8	$14.860066	$902,428,475	$691,238,902		$1,593,667,377
3/9	$14.858509	$902,331,892	$691,335,485		$1,593,667,377
3/10	$14.856951	$902,235,303	$691,432,074		$1,593,667,377
3/11	$14.855394	$902,138,734	$691,528,643		$1,593,667,377
3/12	$14.853837	$902,042,185	$691,625,192		$1,593,667,377
3/13	$14.852281	$901,945,657	$691,721,720		$1,593,667,377
3/14	$14.850724	$901,849,149	$691,818,228		$1,593,667,377
3/15	$14.849168	$901,752,661	$691,914,716		$1,593,667,377
3/16	$14.847613	$901,656,193	$692,011,184		$1,593,667,377
3/17	$14.846058	$901,559,745	$692,107,631		$1,593,667,377
3/18	$14.844503	$901,463,318	$692,204,059		$1,593,667,377
3/19	$14.842948	$901,366,911	$692,300,466		$1,593,667,377
3/20	$14.841394	$901,270,524	$692,396,853		$1,593,667,377
3/21	$14.839840	$901,174,157	$692,493,220		$1,593,667,377
3/22	$14.838286	$901,077,810	$692,589,566		$1,593,667,377
3/23	$14.836733	$900,981,484	$692,685,893		$1,593,667,377
3/24	$14.835180	$900,885,178	$692,782,199		$1,593,667,377
3/25	$14.833627	$900,788,892	$692,878,485		$1,593,667,377
3/26	$14.832075	$900,692,626	$692,974,751		$1,593,667,377
3/27	$14.830523	$900,596,380	$693,070,997		$1,593,667,377
3/28	$14.828971	$900,500,154	$693,167,222		$1,593,667,377
3/29	$14.827420	$900,403,949	$693,263,428		$1,593,667,377
3/30	$14.825869	$900,307,763	$693,359,613		$1,593,667,377
3/31	$14.824318*	$900,211,598	$693,455,779	**	$1,593,667,377

*	In the event the Effective Time occurs after March 31, 2006, appropriate adjustment will be made to the Per Common Share Price, determined in a manner consistent with the foregoing.

**	In the event the Effective Time occurs after March 31, 2006, appropriate adjustment will be made to the amount payable to the holders of Company Series C Preferred, determined in a manner consistent with the foregoing.

ANNEX B
STOCKHOLDER AGREEMENT
      STOCKHOLDER AGREEMENT, dated as of August 4, 2005 (this “Agreement”), among the holders of Series C Perpetual Convertible Preferred Stock, par value $.01 per share (the “Company Series C Preferred Stock”) listed on the signature page(s) hereto (collectively, the “Stockholders” and, individually, the “Stockholder”) and HSBC Finance Corporation, a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.
      WHEREAS, as of the date hereof, the Stockholders collectively own of record, own beneficially, and/or otherwise have voting control over shares of capital stock of Metris Companies Inc., a Delaware corporation (the “Company”), as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);
      WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, and HSBC Corporation I, a Delaware corporation and directly wholly owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and
      WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
      Section 1. Voting of Shares.
      (a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and (ii) against any Acquisition Proposal.
      (b) Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this

Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
      Section 2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares; provided, however, that any Stockholder shall be entitled to transfer Shares by way of gift or donation so long as the transferee agrees in writing to be bound by the terms and conditions of this Agreement as a Stockholder.
      Section 3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Parent with respect to itself and its, his or her ownership of the Shares as follows:

(a) Ownership of Shares. The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares of Company Common Stock or Company Series C Preferred Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has the power to authorize the voting of the Shares as contemplated hereby, without restrictions, with respect to all of the Shares.

(b) Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder’s properties or assets. Except as expressly contemplated hereby, and other than requirements that the Stockholders dispose of their Shares in a pro rata manner, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(d) Brokers or Finders. Except as contemplated by Section 3.22 of the Merger Agreement, no agent, broker, investment banker, financial advisor or other firm or Person retained by the Stockholder or the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

      Section 4. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that it will not, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal.; provided that nothing herein shall prohibit any Stockholder from engaging in any of such activities with any person with whom the Company is entitled to engage in discussions and negotiations pursuant to Section 6.6(b) of the Merger Agreement.
      Section 5. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination, and any such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.
      Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
      Section 7. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.
      Section 8. Waiver of Appraisal Rights. Each Stockholder, severally and not jointly, hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that such Stockholder may directly or indirectly have by virtue of the ownership of any Shares.
      Section 9. Miscellaneous.
      (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
      (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
      (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.
      (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
      (i) if to a Stockholder:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street
35th Floor
Boston, MA 02110
      with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street
34th Floor
Boston, MA 02110
Attn: James Westra, Esq.
Telecopy: (617) 772-8333
      and
      (ii) if to Parent to:

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070
Attention: General Counsel
Telecopy No.: (847) 564-6366
      with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, NW
Washington, D.C.
Attn: Russell Bruemmer, Esq.
Telecopy: (202) 663-6363
      (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
      (g) Further Assurances: The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
      (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Stockholder, provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      (i) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
      (j) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
      (k) WAIVER OF JURY TRIAL. EACH OF PARENT AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[Signature Page to follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

HSBC FINANCE CORPORATION

By:	/s/ Siddharth N. Mehta

Name: Siddharth N. Mehta

Title:	Chairman and Chief Executive Officer

STOCKHOLDER AGREEMENT
Counterpart Signature Page
[Signed in counterpart by all stockholders reflected on Schedule I.]

Schedule I1

	Number of Shares of	Number of Shares of
	Company	Company Series C
Stockholder	Common Stock	Preferred Stock

Thomas H. Lee Equity Fund IV, LP		1,169,420.22
Thomas H. Lee Foreign Fund IV, LP		40,441.18
Thomas H. Lee Foreign Fund IV-B, LP		113,836.58
Thomas H. Lee Investors Limited Partnership		340.61
Thomas H. Lee Charitable Investment L.P.		7,608.69
1997 Thomas H. Lee Nominee Trust		17,887.67
David V. Harkins		4,114.69
The 1995 Harkins Gift Trust		458.98
Scott A. Schoen		3,429.91
C. Hunter Boll		3,429.91
Scott M. Sperling		3,429.91
Anthony J. DiNovi		3,429.91
Thomas M. Hagerty		3,429.91
Warren C. Smith, Jr.		3,429.91
Seth W. Lawry		1,432.51
Kent R. Weldon		954.00
Terence M. Mullen		760.89
Todd M. Abbrecht		760.89
Charles A. Brizius		569.51
Scott Jaeckel		217.71
Soren Oberg		217.71
Thomas R. Shepherd		401.12
Wendy L. Masler		87.66
Andrew D. Flaster		87.66
Kristina A. Watts		57.86
Robert Schiff Lee 1998 Irrevocable Trust		344.99
Stephen Zachary Lee		344.99
Charles W. Robins as Trustee for Jesse Albert Lee		226.37
Charles W. Robins		87.66
James Westra		87.66

1 Shareholdings as of December 31, 2004. Shares owned by the Stockholders include all shares of Company Series C Preferred paid as dividends thereon after such date.

S-1

ANNEX C
OPINION OF GOLDMAN, SACHS & CO.
PERSONAL AND CONFIDENTIAL
August 4, 2005
Board of Directors
Metris Companies Inc.
10900 Wayzata Boulevard
Minnetonka, MN 55305
Gentlemen:
      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share (the “Shares”), of Metris Companies Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 4, 2005 (the “Agreement”), among HSBC Finance Corporation (“Buyer”), a wholly owned subsidiary of HSBC Holdings plc (“HSBC”), HSBC Corporation I, a wholly owned subsidiary of Buyer, and the Company. Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), each outstanding Share will be converted into the right to receive (i) if the Effective Time occurs on or prior to December 9, 2005, an amount in cash, without interest, equal to $15.00 or (ii) if the Effective Time occurs after December 9, 2005, an amount in cash, without interest, equal to the amount set forth on Annex 2.1 to the Agreement (the cash amount paid as described in clause (i) or (ii), as applicable, the “Consideration”).
      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as the Company’s financial advisor in connection with a placement of a Term Loan due June 2004 (aggregate principal amount $125,000,000) in June 2003, the sale of a $494,270,439 gross balance of receivables portfolio in September 2003, and the sale of a $590,972,733 gross balance of receivables portfolio in November 2003, having acted as lead manager with respect to a placement of Senior Secured Term Loan due 2006 (aggregate principal amount $300,000,000) in May 2004, and having acted as co-manager on three of the Company’s Asset-Backed Securitization transactions: 2004-1 (due April 2007) in April 2004, 2004-2 (due November 2006) in November 2004, and 2005-1 (due March 2007) in April 2005, with $200,000,000, $652,800,000 and $544,350,000 of principal balances, respectively. We have provided certain investment banking services to HSBC and its affiliates from time to time, including having acted as co-manager in the placement of GBP 350,000,000 of 5% Medium Term Notes (due March 2023) in March 2003, co-manager in the placement of $1,250,000,000 of Perpetual Preferred Stock in June 2003, co-manager in the placement of GBP 500,000,000 of 5.375% Notes (due August 2033) in August 2003, co-manager in the placement of GBP 300,000,000 of 5.862% Perpetual Callable Securities in March 2004, and co-manager in the placement of EUR 1,500,000,00 Floating Rate Notes (due November 2006) in November 2004. We also may provide investment banking services to the Company, HSBC and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

C-1

Board of Directors
Metris Companies Inc.
August 4, 2005
Page Two
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, purchasing and selling loans, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, HSBC and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and HSBC for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      In connection with this opinion, we have reviewed, among other things, the Agreement; the Stockholder Agreement, dated as of August 4, 2005, among the holders of Series C Perpetual Convertible Preferred Stock of the Company listed on the signature page(s) thereto and Buyer; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer finance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.
      Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

C-2

ANNEX D
OPINION OF UBS SECURITIES LLC
[LETTERHEAD OF UBS SECURITIES LLC]
August 4, 2005
The Board of Directors
Metris Companies Inc.
10900 Wayzata Boulevard
Minnetonka, Minnesota 55305-1534
Dear Members of the Board:
      We understand that Metris Companies Inc. (“Metris”) proposes to enter into an Agreement and Plan of Merger, dated as of August 4, 2005 (the “Agreement”), among HSBC Finance Corporation (“HSBC”), HSBC Corporation I, a wholly owned subsidiary of HSBC (“Merger Sub”), and Metris pursuant to which, among other things, (i) Merger Sub will be merged with and into Metris (the “Merger”) and (ii) each outstanding share of the common stock, par value of $0.01 per share, of Metris (“Metris Common Stock”) will be converted into the right to receive $15.00 in cash (the “Consideration”), subject to incremental downward adjustment as specified in the Agreement if the effective time of the Merger occurs after December 9, 2005 (which would result in the reduction of the Consideration to $14.824318 if the effective time of the Merger were to occur on March 31, 2006, the date after which either Metris or HSBC may terminate the Agreement if the Merger has not then been consummated). The terms and conditions of the Merger are more fully set forth in the Agreement.
      You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of Metris Common Stock pursuant to the Merger.
      UBS Securities LLC (“UBS”) has been retained by Metris solely for purposes of rendering this opinion and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. UBS and its affiliates in the past have provided, and currently are providing, services to HSBC and certain of its affiliates unrelated to the proposed Merger, for which services UBS and its affiliates have received and expect to receive customary compensation. In addition, an affiliate of UBS currently is a lender under an existing credit facility of HSBC, for which services such affiliate has received and will receive customary compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of HSBC and Metris and certain affiliates of HSBC and, accordingly, may at any time hold a long or short position in such securities.
      Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Metris or the underlying business decision of Metris to effect the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement, the form of the Merger or the fairness, from a financial point of view, to the holders of Series C Perpetual Convertible Preferred Stock of Metris of the consideration to be received by such holders in connection with the Merger. We have been advised by representatives of Metris that the Merger is expected to be consummated during the fourth quarter of 2005 and have assumed, with your consent, that in any event the Merger will be consummated on or prior to March 31, 2006. We also have assumed, with your consent, that each of Metris, HSBC and Merger Sub will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We further have assumed, with

D-1

The Board of Directors
Metris Companies Inc.
August 4, 2005

your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Metris or the Merger. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger, and we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Metris.
      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Metris; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Metris that were provided to us by the management of Metris and not publicly available, including financial forecasts and estimates prepared by the management of Metris; (iii) conducted discussions with members of the senior management of Metris concerning the business and financial prospects of Metris; (iv) reviewed current and historical market prices of Metris Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies we believe to be generally relevant; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) conducted discussions with Metris and its advisors regarding their efforts on behalf of Metris to solicit indications of interest in a possible acquisition of all or a part of Metris; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.
      In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Metris, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Metris as to the future financial performance of Metris. With your consent, we have relied, without independent verification or investigation, upon the assessments of the management of Metris and its legal counsel as to matters relating to the “Wells Notice” recommending civil injunctive action against Metris and certain of its officers by the Securities and Exchange Commission and have assumed that such action and the matters related thereto will not have a material adverse effect on Metris or the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Metris Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ UBS Securities LLC
UBS SECURITIES LLC

D-2

ANNEX E
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262	APPRAISAL RIGHTS.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b)Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers. Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY FOR SHARES OF COMMON STOCK
METRIS COMPANIES INC.
10900 Wayzata Boulevard
Minnetonka, Minnesota 55305
SPECIAL MEETING OF STOCKHOLDERS — [              ], 2005
This proxy is solicited on behalf of the Board of Directors for use at the Special Meeting on [              ], 2005,
and at any postponement or adjournment thereof.
The undersigned, revoking all prior proxies, hereby appoints DAVID D. WESSELINK and RICHARD G. EVANS as proxies, each with the power to act alone and with the power of substitution and revocation, and hereby authorizes them to cast all the votes that the undersigned is entitled to vote at the Special Meeting of Stockholders of Metris Companies Inc. to be held on _______, 2005 or any postponement or adjournment thereof, as specified on the reverse side. Receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement dated [              ], 2005 is hereby acknowledged.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
IN THEIR DISCRETION, THE PROXIES AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE.

METRIS COMPANIES INC.
10900 WAYZATA BOULEVARD
MINNETONKA, MINNESOTA 55305
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Metris Companies Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Metris Companies Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK	MTRMCK	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METRIS COMPANIES INC.
The Board of Directors recommends a vote FOR Proposal 1.

Vote On Proposal		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of August 4, 2005, by and among HSBC Finance Corporation, HSBC Corporation I and Metris Companies Inc. pursuant to which HSBC Corporation I will merge with and into Metris Companies Inc.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon any other matter that is properly presented at the Special Meeting or any postponements or adjournments thereof. As of the date of the Notice of Special Meeting of stockholders and Proxy Statement the Board of Directors did not know of any such matter.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

For address changes, please check this box and write them on the front where indicated	☐

(If there are co-owners, both must sign.) Please sign exactly as your name(s) appear on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy.

Signature [PLEASE SIGN WITHIN BLOCK]	Date	Signature (Joint Owners)	Date

PROXY FOR SHARES OF SERIES C PREFERRED
METRIS COMPANIES INC.
10900 Wayzata Boulevard
Minnetonka, Minnesota 55305
SPECIAL MEETING OF STOCKHOLDERS — [              ], 2005
This proxy is solicited on behalf of the Board of Directors for use at the Special Meeting on [              ], 2005,
and at any postponement or adjournment thereof.
The undersigned, revoking all prior proxies, hereby appoints DAVID D. WESSELINK and RICHARD G. EVANS as proxies, each with the power to act alone and with the power of substitution and revocation, and hereby authorizes them to cast all the votes that the undersigned is entitled to vote at the Special Meeting of Stockholders of Metris Companies Inc. to be held on _______, 2005 or any postponement or adjournment thereof, as specified on the reverse side. Receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement dated [              ], 2005 is hereby acknowledged.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE.

METRIS COMPANIES INC.
10900 WAYZATA BOULEVARD
MINNETONKA, MINNESOTA 55305
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Metris Companies Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Metris Companies Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK	MTRMC3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METRIS COMPANIES INC.
The Board of Directors recommends a vote FOR Proposal 1.

Vote On Proposal		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of August 4, 2005, by and among HSBC Finance Corporation, HSBC Corporation I and Metris Companies Inc. pursuant to which HSBC Corporation I will merge with and into Metris Companies Inc.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon any other matter that is properly presented at the Special Meeting or any postponements or adjournments thereof. As of the date of the Notice of Special Meeting of Stockholders and Proxy Statement the Board of Directors did not know of any such matter.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

For address changes, please check this box and write them on the front where indicated	☐

(If there are co-owners, both must sign.) Please sign exactly as your name(s) appear on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy.

Signature [PLEASE SIGN WITHIN BLOCK]	Date	Signature (Joint Owners)	Date